SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SEMINIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS OF SEMINIS, INC.
To Be Held September 26, 2002

       The Annual Meeting of Stockholders of Seminis, Inc. (“Seminis”) will be held at Los Angeles Marriott Downtown at 333 S. Figueroa Street, Los Angeles, CA 90071 on September 26, 2002 at 11:00 a.m., Pacific Standard Time, for the following purposes:

1. to elect a class of five (5) directors to the Board of Directors of Seminis with terms expiring at the annual meeting in 2005;

2. to approve the issuance of 37,669,480 shares of Class A common stock to Savia, S.A. de C.V. in exchange for the cancellation of the shares of Class C preferred stock and Additional Paid-In Capital and $10 million of accrued and unpaid dividends thereon (the “Exchange”);

3. to approve the First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated (the “Amendment”);

4. to approve the Seminis, Inc. Restricted Stock Plan of 2001 (the “Restricted Stock Plan”);

5. to approve the appointment of independent accountants for fiscal year 2002; and

6. to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Seminis has fixed the close of business on August 30, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination by stockholders at Seminis, Inc., 2700 Camino del Sol, Oxnard, California, 93030 during ordinary business hours from September 16, 2002 to the date of the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting in person, please vote your Proxy as soon as possible in order that you may be represented at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, your Proxy will not be used.

      Seminis has approximately 4,000 holders of common stock. To ensure proper representation at the meeting, it is important, however small your holdings, that you vote. You can vote by mailing back the proxy card which will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding this option.

By order of the Board of Directors

JORGE F. BARRERA GUTIERREZ
Secretary

TABLE OF CONTENTS

		Page

Voting Rights and Solicitation		1

I.	Proposals	2
	Proposal No. 1 Election of Directors	2
	Proposal No. 2 Exchange of Class C Preferred Stock, Additional Paid-In Capital and Dividends for Class A Common Stock	6
	Proposal No. 3 Proposed Adoption of the First Amendment To The Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated	30
	Proposal No. 4 Proposed Adoption of the Seminis, Inc. Restricted Stock Plan of 2001	36
	Proposal No. 5 Ratification of Independent Accountants	41

II.	Security Ownership of Seminis, Inc.	42

III.	Executive Summary Compensation Table and Related Information	44

IV.	Stock Performance Graph	51

V.	Stockholder Proposals for Fiscal Year 2002 Proxy Statement	52

VI.	Other Information	52
Appendix A UBS Warburg Opinion		A
Appendix B Exchange Agreement		B
Appendix C Seminis, Inc. Amended and Restated Certificate of Incorporation		C
Appendix D Seminis, Inc. Consolidated Financial Statements		D
Appendix E Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated		E
Appendix F Seminis, Inc. Restricted Stock Plan of 2001		F

SEMINIS, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Seminis, Inc. (the “Company”) of Proxies to be voted at the Annual Meeting of Stockholders to be held on September 26, 2002, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The mailing of this Proxy Statement and accompanying form of Proxy to stockholders will commence on or about September 16, 2002.

VOTING RIGHTS AND SOLICITATION

      Shares represented by properly executed Proxies received on behalf of Seminis will be voted at the meeting in the manner specified therein. If no instructions are specified in a Proxy returned to Seminis, the shares represented thereby will be voted in favor of: (i) the election of the directors listed in the enclosed Proxy, (ii) the Exchange, (iii) the Amendment, (iv) the Restricted Stock Plan and (v) the ratification of the Independent Accountants. Any Proxy may be revoked by the person giving it at any time prior to being voted.

      The Board of Directors does not know of any business to be presented at the meeting other than the matters referred to above and in the accompanying Notice of Meeting. If any other matters are presented at the meeting, the persons named in the enclosed Proxy have discretionary authority to vote and will vote all Proxies with respect to such matters in accordance with their judgment.

      Only holders of record of Seminis’ Class A common stock and Class B common stock at the close of business on August 30, 2002 are entitled to vote at the meeting. At the close of business on that day, 19,407,534 shares of Class A common stock and 45,142,508 shares of Class B common stock were issued and outstanding. Of the 19,407,534 shares of Class A common stock, 4,723,769 shares are restricted share awards of which 3,610,790 shares have vested under the Restricted Stock Plan. However, pursuant to the share awards, these shares are not entitled to vote until after stockholder approval of the Restricted Stock Plan. As provided in our amended and restated certificate of incorporation, each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to three (3) votes. Holders of Class A common stock and Class B common stock will vote together as one class on all the matters presented at the meeting. Savia, S.A. de C.V. (“Savia”) owns approximately 68% of Seminis’ outstanding common stock and controls 81% of the vote of the Company’s common stock. Savia has informed the Company that it intends to vote in favor of each of the proposals.

      The presence, in person or by proxy, of a majority of the total outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect the nominees as Seminis’ Directors. The affirmative vote of a majority of the votes cast is necessary to approve the Exchange, the Restricted Stock Plan, the Amendment, the ratification of the independent accountants and all other actions. For each matter, we will include only those votes cast for or withheld from a nominee for director or those cast for or against the matter to be voted on. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present.

I.     PROPOSALS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Bylaws of Seminis provide that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding annual meeting after such election. The Bylaws provide that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits.

      Pursuant to the provisions of the Bylaws, there are five Directors of Seminis whose terms expire at the annual meeting in 2002. The five Directors whose terms are expiring in 2002 are described in the section immediately below. It is the Board’s intention that each of these persons will be nominated for new terms extending to the annual meeting in 2005 and until their successors are duly elected.

      On September 7, 2001, George C. Ball resigned as a Director of Seminis and the Board of Directors nominated Mateo Mazal Beja to fill the vacancy created by the resignation. Pursuant to the terms of the Bylaws, the new Director’s term will expire at the annual meeting in 2004.

      On May 8, 2002, the Board of Directors increased the number of directors to thirteen. The Board of Directors designated Eugenio Garza Herrera and William F. Kirk to fill the newly created directorships. Both Mr. Garza and Mr. Kirk were designated as members of the class with terms expiring in 2002, and therefore Mr. Garza and Mr. Kirk are included as nominees for election as directors in this Proxy Statement.

      Proxies received in response to this solicitation will be voted, unless such authority is withheld, in favor of the election of these five nominees. In the election of members of the Board of Directors, the five candidates receiving a plurality of the votes will be elected. While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the Proxy to vote for such other person or persons as the Directors may recommend.

      Directors whose terms expire at the annual meetings in 2003 and 2004 are described in separate sections below.

Nominees for Election as Directors with Terms Expiring in 2002

      Alfonso Romo Garza, age 51, has been the Chairman of the Board of Seminis since October 1995 and Chief Executive Officer of Seminis since January 1, 2000. Mr. Romo has been Chairman of the Board of Pulsar Internacional, S.A. de C.V., a private holding company and an affiliate of Seminis, since 1984. Mr. Romo has also been the Chairman of the Board and Chief Executive Officer of Savia, a holding company and our majority stockholder, since 1988, and the Chairman of the Board of Seguros Comercial America, S.A. de C.V., since 1989. Mr. Romo is also a director of Cementos Mexicanos, S.A. de C.V. and Gruma S.A. de C.V.

      Jose Manuel Garcia Garcia, age 50, has been a director of Seminis since January 2001. He is also a Director of Savia and was Chief Operating Officer of Savia’s Packaging Division from 1989 to 2001. Mr. Garcia has been the Director of Special Development at Savia since 2001.

      Eugenio Najera Solorzano, age 54, has been a Director of Seminis since May 1998. Mr. Najera has been President and Chief Operating Officer of Seminis since August 2000. Mr. Najera was in charge of new business development at Savia from August 1997 to July 2000. From November 1992 to September 1997, Mr. Najera was Chief Operating Officer of Cigarrera La Moderna, S.A. de C.V., a manufacturer and distributor of cigarettes. Mr. Najera is a director of Savia.

      Eugenio Garza Herrera, age 45, is the Chairman of the Board and Chief Executive Officer of Xignux, a private group of companies specializing in manufacturing and distribution of electrical, automotive, metal works, chemical and food products. Mr. Garza is also Chairman of the Board of Xignux Yazaki, Grupo Primex, Qualtia Alimentos (a joint venture with Sara Lee Corporation), Prolec-GE (a joint venture with General Electric Company) and Tisamatic Internacional (a joint venture with Auburn Foundry, Inc.).

Mr. Garza also serves on the Boards of Directors of ING Mexico, Grupo Lamosa, Grupo IMSA, the regional board of directors of Banco Nacional de Mexico (BANAMEX), the Instituto Tecnologico y de Estudios Superiores de Monterrey and the Universidad de Monterrey. He is also a member of Consejo Mexicano de Hombros de Negocios (Mexican Businessmen Council).

      William F. Kirk, age 59, is a former Group Vice President, member of the CEO’s Strategy/ Operating Committee and President of the Agricultural Enterprise of Dupont Co. Mr. Kirk is currently a Director of Advanced Bionutrition Corporation, Doanes Agricultural Services and Longwood Gardens.

Directors with Terms Expiring in 2003

      Bernardo Jimenez Barrera, age 48, has been a Director of Seminis since October 1995. He has also been a Director of Savia and Chief Financial Officer of Savia since April 2000 and Chairman of the Board and Chief Executive Officer of Bionova since October 1996.

      Dr. Peter Davis, age 58, is President of the Family Business Group Inc., a consulting firm specializing in strategy for closely-held corporations. He is also a member of the Board of Directors of Seminis, Inc., Mendel Biotechnology Inc., Kosan Biosciences Inc., Lutron Electronics Inc., C.H. Werfen (Switzerland) and CELSA S.A.(Spain). From 1994 to 2000, Dr. Davis served as an independent consultant on mergers, acquisitions and start-ups of biotech companies involved in human health and agriculture. From 1975 to 1993, Dr. Davis was a member of the faculty and staff of the Wharton School of the University of Pennsylvania. From 1980 to 1985, Dr. Davis was Director of Wharton’s Applied Research Center, and from 1985 to 1988, he served as Director of Executive Education. Dr. Davis has a Ph.D. in Operations Research from the Wharton School, a M.Sc. in Operations Research from the London School of Economics and a M.A. in Physics from Cambridge University.

      Dr. Roger Beachy, age 57, has been a Director of Seminis since May 2000. He has been the President and Director of Donald Danforth Plant Science Center since January 1999; has been an Adjunct Professor of the Department of Biology of the Peking University, Beijing, China since 1994; and was Professor and Scripps Family Chair Head, Division of Plant Biology and Co-Director, International Laboratory for Tropical Agricultural Biotechnology, The Scripps Research Institute, La Jolla, California, from June 1991 to January 1999. Dr. Beachy is also a director of Midwest Bank Centre.

      Dr. Eli Shlifer, age 71, has been a Director of Seminis since January 1997. He is self employed and has been a consultant for Pulsar for more than five years. Dr. Shlifer is a Director of Bionova.

Directors with Terms Expiring in 2004

      Frank J. Pipp, age 76, has been a Director of Seminis since December 1995. Former consultant and Group Vice President of Xerox Corporation; is currently a Director of Advanced Hi-Tech, Inc., Optical Dynamics, Corp. and Nypro, Inc.

      Christopher J. Steffen, age 59, has been a Director of Seminis since January 1997. He has been a business consultant since December 1996 and he was the Vice Chairman and a director of Citicorp, N.A., predecessor to CitiGroup, N.A. and its principal subsidiary, Citibank, N.A., from May 1993 to December 1996.

      Adrian Rodriguez Macedo, age 52, has been a Director of Seminis since January 2001. He has been the Managing Director of Monterrey Capital Partners, an investment fund, since September 2000 and the Chairman of Vectodivisas, a money exchange office, since 1994.

      Mateo Mazal Beja, age 51, has been a Director of Seminis since January 2002. He has also been a Director of Savia since 1985; was the Corporate Director of Marketing of Savia from 1995 to 2001, and has been the Corporate Director of Marketing and Human Resources of Savia since 2001.

      Seminis has an Audit Committee and a Compensation Committee of the Board of Directors and the members of these committees are independent directors of the Company.

Committees of the Board

      The members of the Audit Committee during fiscal year 2001 were Mr. Christopher J. Steffen (Chairman), Mr. Frank J. Pipp and Dr. Roger Beachy. The Audit Committee, which met three times during fiscal year 2001, recommends to the Board of Directors an accounting firm to serve as Seminis’ independent certified public accountants, reviews the results of Seminis’ annual audit report, reviews with Seminis’ independent certified public accountants the internal controls and financial management policies of Seminis, reviews audit and any non-audit fees paid to Seminis’ independent certified public accountants, and reports its findings to the Board of Directors on such policies.

      The members of the Compensation Committee during fiscal year 2001 were Mr. Frank J. Pipp (Chairman), Dr. Roger Beachy and Mr. Christopher J. Steffen. The Compensation Committee, which met three times during fiscal year 2001, monitors Seminis’ compensation policies and employee incentive plans, reviews officers’ salaries and bonuses, approves significant changes in salaried employee benefits and recommends to the Board of Directors such other forms of remuneration as it deems appropriate.

      The Board of Directors met five times during fiscal year 2001. Each Director of Seminis attended at least 75% of the total meetings of the Board of Directors and the Committees of the Board on which the individual served during fiscal year 2001.

Report of the Audit Committee

      The Audit Committee oversees the financial reporting process of Seminis on behalf of the Board of Directors. The Audit Committee is composed of three independent directors, which met three times in fiscal year 2001, and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls at Seminis. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the financial reporting and controls of Seminis.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of Seminis’ financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from and discussed with the independent auditors the written disclosure and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Seminis. The Audit Committee also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Audit Committee also discussed with Seminis’ independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Seminis’ internal controls, and the overall quality of Seminis’ financial reporting. In addition, the Audit Committee has considered whether the independent auditors’ provision of other non-audit services rendered to the Company is compatible with the auditors’ independence.

      In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the Securities and Exchange Commission.

Christopher J. Steffen, Chairman
Frank J. Pipp
Dr. Roger Beachy

Fees Billed to Seminis by PricewaterhouseCoopers LLP During Fiscal Year Ended September 30, 2001

Audit Fees

      The aggregate fees billed to Seminis by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2001 and the reviews of the Company’s quarterly financial statements for fiscal year 2001 totaled $615,826.

Financial Information Systems Design and Implementation Fees

      There were no fees billed to Seminis by PricewaterhouseCoopers LLP with respect to financial information systems design and implementation during fiscal year 2001.

All Other Fees

      The aggregate of all fees billed to Seminis by PricewaterhouseCoopers LLP that are not described above totaled $1,324,752.

Directors’ Compensation

      Seminis’ outside Directors receive an annual board membership fee of $25,000, a fee of $2,500 for each meeting of the Board of Directors attended and a fee of $1,000 for each committee meeting attended. Committee chairmen receive an additional annual fee of $2,000 and an additional fee of $250 for each committee meeting attended. Directors are eligible to receive options under the Seminis stock option plan.

Recommendation of the Board of Directors

      The Board of Directors recommends a vote FOR the nominees listed herein.

Relationship with Independent Public Accountants

      The Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit Seminis’ financial statements for the fiscal year beginning October 1, 2001.

      Representatives of PricewaterhouseCoopers LLP will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

PROPOSAL NO. 2

EXCHANGE OF CLASS C PREFERRED STOCK,

ADDITIONAL PAID-IN CAPITAL AND
DIVIDENDS FOR CLASS A COMMON STOCK

      On July 16, 2002, the Board approved an agreement with Savia under which the Company agreed to exchange: (i) all of the issued and outstanding shares of Class C Redeemable PIK Preferred Stock (the “Class C preferred stock”), including all accrued PIK dividends thereon; (ii) the Additional Paid-In Capital (the “APIC”), including all accrued PIK dividends thereon; and (iii) $10.0 million of accrued and unpaid cash dividends on the Class C preferred stock and the APIC for an aggregate of 37,669,480 shares of Class A common stock (the “Exchange”). In addition, the remaining $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock will be paid in cash by the Company in accordance with the Exchange Agreement.

      The affirmative vote of a majority of the votes cast by the holders of the outstanding common stock entitled to vote at the Annual Meeting is necessary to approve the Exchange.

      The Board recommends that the Company’s stockholders vote FOR the approval of the Exchange.

* * * *

BACKGROUND OF THE TRANSACTION

      During 1998 and following our initial public offering in 1999, we experienced rapid growth through acquisitions which created a highly complex operation that impacted our results. As a result of this growth, we experienced an increasing level of inventory and accounts receivable as well as production and quality assurance problems that resulted in severe financial difficulties.

Issuance of the Class C preferred stock, the APIC and PIK Dividends

      As a result of these financial difficulties, during the period from December 1998 through November 2000, Savia, S.A. de C.V., our majority stockholder (“Savia”), invested $154.2 million to provide working capital to the Company. From December 1998 to September 2000, the Company issued to Savia shares of Class C preferred stock for $108.3 million. Under the terms of the Class C preferred stock, each share accrues dividends at the rate of 10% per annum of the stated value from December 1, 1998 until the date of redemption. Dividends are payable on a quarterly basis on the first day of January, April, July and October of each year, provided that for each quarterly payment prior to and including the payment due on January 1, 2001, the dividends are payable by issuing a number of shares of Class C preferred stock determined by dividing the amount of the dividend by the stated value (the “PIK Dividends”). The stated value of each share of Class C preferred stock is $10,000. As of January 1, 2001, Savia had been issued 12,018 shares of Class C preferred stock which included $11.9 million of PIK Dividends. Savia owns all of the issued and outstanding shares of Class C preferred stock.

      In October and November 2000, Savia invested $45.9 million that was recorded on the Company’s balance sheet as the APIC. The rights and terms of the APIC are equivalent in all respects to those of the shares of Class C preferred stock. As of January 1, 2001, the principal amount of the APIC was $46.7 million which included $0.8 million of PIK Dividends. The face value of the Class C preferred stock and the APIC, including PIK Dividends, is $166.9 million.

Cash Dividends on the Class C Preferred Stock and the APIC

      After January 1, 2001, the dividends on the Class C preferred stock and the APIC are payable in cash. In March 2000, the Company was in default under its bank credit agreement for failure to meet its maximum debt ratio covenant. As a result, the Company entered into an amendment and waiver to its credit agreement. In December 2000, the Company was again in default under its bank credit agreement and entered into a modification and waiver agreement that provided, among other things, that the Company could not pay any cash dividends on its Class C preferred stock. As a result, from January 1, 2001 through July 1, 2002, the Class C preferred stock and the APIC accrued cash dividends of $25.0 million that were not paid.

Initiation of Discussions with Savia

      In February 2000, the Company adopted a cost-saving initiative designed to streamline the Company’s operations and improve efficiencies. The Company also took steps to improve the financial position of the Company. An integral part of improving the Company’s financial position was to recapitalize the capital stock of the Company, specifically, the Class C preferred stock and the APIC held by Savia.

      In June 2001, the Board retained UBS Warburg LLC (“UBS Warburg”) to act as the Company’s financial advisor in connection with the proposed recapitalization and related restructuring transactions.

      From June to December 2001, Savia, the Company and UBS Warburg had discussions with respect to the proposed recapitalization. In December 2001, Savia proposed that the Company exchange the Class C preferred stock, the APIC and the accrued and unpaid dividends thereon for Class A common stock. As proposed, the entire $166.9 million face amount of the Class C preferred stock and the APIC (including accrued PIK Dividends), as well as all accrued and unpaid cash dividends thereon (approximately $20.7 million as of December 20, 2001), would have been exchanged for shares of Class A common stock based on an exchange price calculated at a 15% premium to the 30-day trailing average closing price of the Class A common stock. As of December 20, 2001, the 30-day trailing average closing price for the Class A common stock was $1.20. Based on this average closing price, the exchange price would have been $1.38 per share, and Savia would have received approximately 135.6 million shares of Class A common stock in the exchange.

      Over the next several months, Savia, the Company and UBS Warburg had numerous discussions with respect to Savia’s proposal and the proposed recapitalization. During this time, the closing price of the Class A common stock increased substantially, from $1.08 on January 2, 2002 to $2.75 on May 1, 2002.

Special Committee; Negotiation of Exchange

      In May 2002, the Board formed a special committee comprised of Mr. Christopher Steffen, Mr. Frank Pipp and Dr. Roger Beachy (the “Special Committee”) to review, evaluate, negotiate and take whatever actions it deemed to be in the best interests of the Company’s stockholders in connection with the proposed exchange of the Class C preferred stock, the APIC and all accrued and unpaid dividends thereon for Class A common stock.

      On June 18, 2002, the Special Committee held its first meeting at the offices of UBS Warburg in New York City. At the meeting, Mr. Steffen was appointed chairman. UBS Warburg, as financial advisor to the Company, was present to make a presentation with respect to the proposed exchange. At the meeting, a representative of Savia made a presentation outlining Savia’s intentions. Savia expressed its willingness to exchange its shares of Class C preferred stock, the APIC and the accrued and unpaid dividends thereon for Class A common stock and a cash payment. Following the Savia presentation, the Savia representative left the meeting. UBS Warburg then made a presentation to the Special Committee summarizing the background of the proposed transaction and the Company’s desire to simplify and strengthen its capital structure; describing the terms of the exchange proposed by Savia; reviewing methodologies for valuing the Class C preferred stock and the APIC; and addressing the potential impact of the proposed exchange on the earnings per share of the Company’s common stock, based on the Company’s financial statements prepared by Company management and on the ownership and voting interests of the Company’s stockholders.

      During the remainder of the month of June 2002, the Special Committee held several meetings through conference calls and negotiated the terms of the exchange with representatives of Savia. Among other things, the Special Committee proposed that the Class C preferred stock and the APIC be exchanged based on a theoretical market valuation of these securities and not at the full face amount. In addition, the closing price of the Class A common stock had continued to increase, from $2.75 on May 1, 2002 to $3.90 on July 1, 2002. The Special Committee therefore proposed that the exchange price be calculated based on a five day trailing average closing price, instead of a 30-day trailing average closing price. Savia agreed to these proposed changes.

      On July 1, 2002, the Special Committee and Savia reached agreement on the terms of the exchange. The Special Committee and Savia agreed on (i) an exchange price (the “Exchange Price”), calculated based on a five day trailing average closing price including July 1, 2002, of one share of Class A common stock for each $3.43 in theoretical value of Class C preferred stock, APIC and accrued and unpaid dividends thereon (excluding the $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock that the Company agreed to pay to Savia in cash), (ii) a discounted value of the Class C preferred stock, the APIC and accrued PIK Dividends thereon of $119.2 million, (iii) the exchange of $10.0 million of accrued and unpaid cash dividends on the Class C preferred stock and the APIC and (iv) the payment by the Company in cash to Savia of the remaining $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock, plus interest thereon of 10% per year compounded quarterly from July 1, 2002 until the date of payment. Based on the exchange of $129.2 million discounted value of Class C preferred stock, APIC and accrued and unpaid cash dividends thereon at an Exchange Price of $3.43 per share, Savia would receive 37,669,480 shares of Class A common stock in the Exchange. The basis of the Exchange is described in more detail under “Basis of the Exchange” below.

      On July 2, 2002, UBS Warburg delivered a presentation to the Board and the Special Committee with respect to the terms of the Exchange as set forth in the Exchange Agreement. The presentation described the history of the transaction and Savia’s investments in the Company; reviewed the methodologies for valuing the Class C preferred stock and the APIC; analyzed the value of the Class C preferred stock and the APIC using the discussed methodologies; and addressed the potential impact of the transaction, at the Exchange Price agreed to between the Special Committee and Savia, on the earnings per share of the Company’s common stock, based on the Company’s financial statements prepared by Company management and on the ownership and voting interests of the Company’s stockholders.

      On the evening of July 2, 2002, the Company and Savia executed an exchange agreement (the “Exchange Agreement”), subject to Board approval, setting forth the terms of the exchange negotiated between the Special Committee and Savia. The Exchange Agreement is described in more detail under “Exchange Agreement” below.

      On July 3, 2002, UBS Warburg delivered to the Board the opinion of UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the Exchange was fair from a financial point of view to the Public Stockholders. The “Public Stockholders” are the holders of the Company’s Class A common stock and Class B common stock, in each case other than Savia and its affiliates and other than holders of the Company’s Class B common stock that also hold shares of the Company’s Class B Redeemable preferred stock. The opinion delivered to the Board by UBS Warburg is described in more detail below under “Opinion of the Company’s Financial Advisor.”

      After a review of all of the factors it deemed relevant, including those described below under “Reasons for the Exchange,” and based, in part, on the opinion delivered to the Board by UBS Warburg, the Special Committee unanimously recommended that the Board approve and ratify the Exchange and the Exchange Agreement.

      On July 16, 2002 following the receipt of the recommendation of the Special Committee, and after a review of all of the factors it deemed relevant, and based, in part, on the opinion delivered to the Board by UBS Warburg, the Board unanimously approved and ratified the Exchange and the Exchange Agreement and determined to recommend to the Company’s stockholders that they approve the Exchange.

REASONS FOR THE EXCHANGE

      The Special Committee believes that the Exchange and the $15.0 million cash dividend payment, taken as a whole, are fair to, and in the best interest of, the Company and its common stockholders. In arriving at its decision, the Special Committee considered among other things, the following factors:

1. The Special Committee reviewed information concerning the Company’s business and operations, prospects, financial condition and value and evaluated the impact of the Exchange, on a pro forma basis, on the Company’s consolidated financial statements. The Exchange will improve the Company’s balance sheet, and may improve the Company’s ability to obtain credit.

2. The Company has failed to make quarterly dividend payments on the Class C preferred stock and the APIC since January 2001. Under the Company’s bank credit agreement, it is restricted from paying any cash dividends on the Class C preferred stock and the APIC. In addition, even if the bank credit agreement is amended, the annual dividends on the Class C preferred stock and the APIC are approximately $16.7 million, which place a significant burden on the Company’s cash position.

3. The fact that the Company is in arrears in respect of its dividend obligations on the Class C preferred stock and the APIC has a negative impact on the financial position of the Company and may be adversely impacting the market price of the Company’s publicly traded securities.

4. The opinion of UBS Warburg that, as of the date of such opinion, the number of shares of Class A common stock to be received by Savia in the Exchange was fair from a financial point of view to the Public Stockholders.

5. The terms and conditions of the proposed Exchange and the $15.0 million cash dividend payment, taken as a whole, and the agreements contemplated thereby, represent the most acceptable and beneficial alternative for the Company.

OPINION OF THE COMPANY’S FINANCIAL ADVISOR

      On July 3, 2002, UBS Warburg delivered to the Board a written opinion dated the same date to the effect that, as of that date and based on and subject to various assumptions made, matters considered and qualifications and limitations described in the opinion, the number of shares of Class A common stock to be received by Savia in the Exchange was fair from a financial point of view to the Public Stockholders.

      The full text of the opinion of UBS Warburg describes, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by UBS Warburg. This opinion is reproduced in full as Appendix A to this Proxy Statement and is incorporated herein by reference. UBS Warburg provided its opinion for the information and assistance of the Board in connection with the Board’s consideration of the Exchange.

      UBS Warburg’s opinion is directed only to the fairness, from a financial point of view, to the Public Stockholders of the number of shares of Class A common stock to be received by Savia in the Exchange and does not address the $15.0 million cash dividend payment or any other aspect of the transaction. The opinion does not address the Company’s underlying business decision to effect the Exchange. At the Company’s direction, UBS Warburg has not been asked to, and does not, offer any opinion as to the structure or form of the Exchange. The opinion also does not address the timing or initiation of the Exchange or the process or procedures followed by the Board or the Special Committee. At the Company’s direction, UBS Warburg has not been asked to, and does not, express any opinion to Savia and its affiliates or to the holders of the Company’s Class B Redeemable preferred stock or any opinion with respect to the fairness from a financial point of view to Savia and its affiliates or to the holders of the Company’s Class B Redeemable preferred stock of the consideration to be received by Savia in the Exchange. UBS Warburg also express no opinion as to the prices at which the Company’s common stock may trade in the future.

      The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matters relating to the Exchange. Holders of the Company’s common stock are encouraged to read the opinion carefully and in its entirety. The summary of UBS Warburg’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

      In arriving at its opinion, UBS Warburg, among other things:

•	reviewed certain publicly available business and historical financial information relating to the Company,

•	reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial projections prepared by management of the Company,

•	held discussions with members of senior management concerning the business and financial prospects of the Company,

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business that are generally comparable to the Company,

•	compared financial terms of the Class C preferred stock with the publicly available financial terms of certain other securities,

•	considered pro forma effects of the Exchange on the Company’s financial statements prepared by Company management,

•	reviewed a draft of the Exchange Agreement, and

•	conducted such other financial studies, analyses, and investigations, and considered such other information as UBS Warburg deemed necessary or appropriate.

      In connection with its review, at the Company’s direction, UBS Warburg did not assume any responsibility for independent verification for any of the information reviewed by UBS Warburg for the purpose of the opinion and has, with the Company’s consent, relied on such information being complete and accurate in all material respects. In addition, at the Company’s direction, UBS Warburg has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor has UBS Warburg been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and other calculations, financial information and data prepared by the Company, UBS Warburg has assumed, at the Company’s direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. The opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg as of, the date of the opinion. In this regard UBS Warburg noted that market conditions on the date of the opinion were unusually volatile and UBS Warburg has, with the Company’s approval, assumed that these conditions were temporary. Although subsequent developments may affect its opinion, UBS Warburg does not have any obligation to update, revise or reaffirm its opinion.

Financial Analysis

      In connection with rendering its opinion to the Board, UBS Warburg performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

      UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS Warburg’s analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by UBS Warburg in connection with its opinion operated collectively to support UBS Warburg’s determination as to the fairness from a financial point of view to the Public Stockholders of the number of shares of Class A common stock to be received by Savia in the Exchange. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

      The estimates of the Company’s future performance provided by the management of the Company relied upon in UBS Warburg’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies or securities do not necessarily purport to be appraisals or reflect the prices at which such companies or securities actually may be sold.

      The Exchange Price was determined through negotiation between Savia and the Special Committee and the decision to enter into the transaction was solely that of the Board. UBS Warburg’s opinion and financial analyses were only one of many factors considered by the Board and the Special Committee in their respective evaluations of the transaction and should not be viewed as determinative of the views of the Board, the Special Committee or the Company’s management with respect to the transaction or the Exchange Price.

      UBS Warburg assumed for purposes of the opinion that the APIC has legal and economic rights and terms equivalent in all respects to those of shares of Class C preferred stock (including accrued PIK Dividends thereon), which rights include the right to receive or accrue dividends thereon in the same manner and form as the Class C preferred stock and at a rate equivalent to the dividend rate for the Class C preferred stock. UBS Warburg further assumed for purposes of the opinion that the Board will have adopted, prior to the consummation of the Exchange, a resolution ratifying the legal and economic rights and terms of the APIC as equivalent in all respects to those of shares of Class C preferred stock, as described in the immediately preceding sentence.

      Selected Securities Analysis. UBS Warburg compared financial terms of the Class C preferred stock with the publicly available financial terms of thirteen selected securities generally comparable to the Class C preferred stock. The source for these publicly available terms was Securities Data Corporation. Such selected securities had market yields to maturity at issuance ranging from 11.625% to 14.646%, compared to the 10% yield on the Class C preferred stock and the APIC. UBS Warburg also identified three companies with both preferred and high yield securities outstanding and reviewed the differences in yields between such securities for each issuer and considered the Company’s Standard & Poor’s credit rating and the anticipated pricing range for a planned high yield offering by the Company. The sources for the yields of the preferred and high yield securities for the three companies identified by UBS Warburg were publicly available Wall Street research and certain trading information. Based on the foregoing analyses, UBS Warburg derived a range of market yields for the Class C preferred stock and the APIC of 12.5% to 15.0%. These analyses, as well as the other analyses performed by UBS Warburg, were necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg as of, the date of the opinion. In this regard UBS Warburg noted that market conditions on the date of the opinion were unusually volatile and UBS Warburg, with the Company’s approval, assumed in its opinion and analyses that these conditions were temporary. Although selected securities and companies were used for comparison purposes, no such security is either identical or directly comparable to the Class C Preferred Stock or the APIC, and no such company is either identical or directly comparable to the Company. UBS Warburg noted that there were no publicly traded companies in the seed industry that are in a financial condition comparable to the Company. Accordingly, UBS Warburg’s comparison of the selected companies to the Company and comparison of the selected securities to the Class C preferred stock and the APIC, and analysis of the results of such comparisons, was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in the securities, financial and operating characteristics of the companies and other factors that could affect the relative values of the selected securities, the selected companies, the Class C preferred stock, the APIC and the Company.

      For purposes of its opinion, UBS Warburg assumed that Savia owned as of the date of the opinion, and would own as of the date of the Exchange, 12,018 shares of Class C preferred stock (stated value $10,000 per share), with an aggregate liquidation preference of $120,181,364 (the “Class C Liquidation Preference”), which number of shares and liquidation preference includes accrued and unpaid PIK Dividends on the Class C preferred stock. UBS Warburg further assumed for purposes of its opinion that the APIC totaled as of the date of the opinion, and would total as of the date of the Exchange, $46,695,372 (the “APIC Liquidation Preference”), which amount includes accrued and unpaid PIK Dividends on the APIC. UBS Warburg also assumed for purposes of its opinion that the accrued and unpaid cash dividends on the Class C preferred stock held by Savia as of the date of the Exchange (less the $15,000,000 of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash pursuant to the Exchange Agreement) equal $3,010,738 (the “Remaining Class C Cash Dividends”) and the accrued and unpaid cash dividends on the APIC as of the date of the Exchange equal $6,997,911 (the “Accrued APIC Cash Dividends”). Applying the range of market yields of 12.5% to 15.5%, derived as described above, to the Class C preferred stock and the APIC, the sum of the discounted value of the Class C Liquidation Preference and the APIC Liquidation Preference plus the Remaining Class C Cash Dividends and the accrued APIC Cash Dividends would equal approximately $143.5 million to $121.3 million.

      Discounted Cash Flow Analysis. UBS Warburg performed a discounted cash flow analysis using Company management’s projections for 2002 through 2011 with an exit multiple in 2011. UBS Warburg used a range of discount rates from 12.0% to 14.0% based on the average WACC of six generally comparable companies and an exit multiple range of 7.5x to 9.0x based on the and enterprise value to EBITDA ratios of six generally comparable companies to perform the analysis. UBS Warburg also assumed net debt of $316.8 million, preferred stock of $201.9 million and $1.5 million of minority interest and 67.0 million shares outstanding to estimate a range of $2.04 to $4.29 of equity value per share of the common stock of the Company. The source of the data for the six generally comparable companies was publicly available Wall Street research. Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the Company. UBS Warburg noted that there were no publicly traded companies in the seed industry that are in a financial condition comparable to the Company. Accordingly, UBS Warburg’s comparison of the selected companies to the Company and analysis of the results of such comparison was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

      The Special Committee and Savia agreed to an Exchange Price of one share of Class A common stock for each $3.43 of theoretical market value of Class C preferred stock, APIC and accrued and unpaid dividends thereon (excluding the $15,000,000 of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash pursuant to the Exchange Agreement). The Exchange Price was based on the average closing price of the Company’s Class A common stock for the five consecutive trading days immediately preceding and including July 1, 2002. The Exchange Price was within the range of estimated equity values per share for the Company resulting from the discounted cash flow analyses and comparable company analyses described above.

      Pro Forma Equity Impact Analysis. UBS Warburg also evaluated the potential pro forma effect of the Exchange on the earnings per share of the Company’s common stock, based on the Company’s financial statements prepared by Company management. This analysis indicated that the Exchange would be accretive to the earnings per share of the Company’s common stock as a result of the elimination of the cash dividends on the Class C preferred stock and the APIC. This analysis was based on the Company’s financial statements prepared by Company management and actual results achieved by the Company post-transaction may vary from projected results and the variations may be material. UBS Warburg also analyzed the potential pro forma effect of the Exchange on the percentage voting interest in the Company of the holders of the Company’s common stock other than Savia relative to the percentage voting interest in the Company of Savia, based on data provided by Company management. This analysis indicated that the Exchange would increase Savia’s voting interest in the Company from 78.7% to 82.4% and would decrease the aggregate voting interest of the Public Stockholders from 12.1% to 9.7%.

Miscellaneous

      The Company paid UBS Warburg an aggregate fee of approximately $1.5 million in connection with the delivery by UBS Warburg of its opinion. In addition, the Company has agreed to reimburse UBS Warburg for its out-of-pocket expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

      The Company selected UBS Warburg as its financial advisor in connection with the Exchange and other restructuring transactions because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with recapitalizations and other restructurings, mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

      UBS Warburg has acted, and continues to act, as restructuring and strategic advisor to the Board in connection with certain other refinancing and recapitalization transactions and certain other proposed transactions and has received or will receive fees for its services in such capacities. Such capacities include, among others, UBS Warburg acting as book manager for the proposed debt offering by the Company and UBS Warburg participating in the Company’s proposed new credit facility, in each case, for which UBS Warburg will receive a fee for its services. In the past, UBS Warburg and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of the Company and Savia for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTS ON THE COMMON STOCKHOLDERS

      The principal effects of the Exchange on the holders of common stock will be the elimination of (i) the preferred stock dividends and the liquidation preference on the Class C preferred stock and the APIC and (ii) the differences in the voting rights of the Class C preferred stock and the Class A common stock.

      As provided in the certificate of designations of the Class C preferred stock, the Class C preferred stock accrues dividends cumulatively at the rate of 10% per annum based upon the stated value ($10,000 per share). In addition, in the event of a liquidation, dissolution or winding up of the Company, the holders of Class C preferred stock are entitled to be paid, before any distribution to the holders of common stock or any other junior securities, an amount in cash equal to the stated value plus an amount equal to the accrued and unpaid dividends thereon. The APIC, by resolution of the Board, has legal and economic rights and terms that are equivalent in all respects to those of the shares of Class C preferred stock. Following the Exchange, there will be no shares of Class C preferred stock or APIC outstanding.

      As provided in our amended and restated certificate of incorporation, each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to three votes per share. Prior to the Exchange, there were 19,407,534 shares of Class A common stock outstanding (including shares of Class A common stock issued under the Restricted Stock Plan) and 45,142,508 shares of Class B common stock outstanding. Currently, Savia beneficially owns 68.0% of the outstanding common stock and controls 81.0% of the vote of the common stock. After the Exchange, there will be 57,077,014 shares of Class A common stock outstanding (including shares of Class A common stock issued under the Restricted Stock Plan) and 45,142,508 shares of Class B common stock outstanding, and Savia will beneficially own 76.6% of the outstanding common stock and will control 82.9% of the vote of the common stock.

      The Company believes that the benefits to the common stockholders as described in the “Reasons for the Exchange” above should outweigh the impact on the common stock of the increase in equity ownership and voting power of Savia. The Company further believes that the benefit to the Company and the common stockholders of the conservation of cash from the elimination of the future dividends on the Class C preferred stock and the APIC outweigh the impact of the increased equity ownership and voting power of Savia.

SECURITIES TO BE EXCHANGED

      In the Exchange, all of the issued and outstanding shares of Class C preferred stock, all of the APIC and all accrued and unpaid dividends thereon (excluding the $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash pursuant to the Exchange Agreement) will be exchanged for shares of Class A common stock. Currently, there are 12,018 shares of Class C preferred stock, issued and outstanding, with a stated value of $10,000 per share. The APIC has a principal amount of $46.7 million. In the Exchange, the shares of Class C preferred stock, the APIC and all accrued and unpaid dividends thereon (other than $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash pursuant to the Exchange Agreement) will be cancelled and the Company will issue to Savia an aggregate of 37,669,480 shares of Class A common stock.

BASIS OF THE EXCHANGE

      On July 1, 2002, the Class C preferred stock and the APIC had the following values: (i) the Class C preferred stock had an aggregate liquidation value of $120,181,364 (which includes PIK Dividends) with accrued and unpaid cash dividends of $18,010,738, and (ii) the APIC had a principal amount of $46,695,372 (which includes PIK Dividends) with accrued and unpaid cash dividends of $6,997,911. The total value of the Class C preferred stock, the APIC and the accrued and unpaid dividends thereon was $191,885,385.

      Savia and the Company agreed to an aggregate discounted value of $144,206,316 for the Class C preferred stock, the APIC and the accrued PIK Dividends thereon, which value includes the full amount of the $25,008,649 of accrued and unpaid cash dividends thereon. The parties agreed to exchange the aggregate discounted value of $129,206,316 of the Class C preferred stock, the APIC and the accrued PIK Dividends thereon, which value includes $10,008,649 of accrued and unpaid cash dividends thereon, at an Exchange Price of $3.43 per share of Class A common stock, resulting in Savia receiving in the Exchange an aggregate of 37,669,480 shares of Class A common stock. The $15,000,000 of remaining accrued and unpaid cash dividends on the Class C preferred stock will be paid by the Company to Savia in cash.

EXCHANGE AGREEMENT

      Certain aspects of the Exchange Agreement are summarized below. The summary does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement which is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Stockholders are urged to read the Exchange Agreement in its entirety.

      Savia and the Company have entered into the Exchange Agreement, dated as of July 1, 2002, to exchange the Class C preferred stock, the APIC and all accrued and unpaid dividends thereon (other than $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash) for shares of Class A common stock. Pursuant to the Exchange Agreement, in exchange for 12,018 shares of Class C preferred stock (constituting all of the issued and outstanding shares of Class C preferred stock, the APIC and all accrued and unpaid dividends thereon (other than $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock that the Company has agreed to pay to Savia in cash), the Company will issue and deliver to Savia 37,669,480 shares of Class A common stock.

      The Exchange Agreement provides that the remaining $15.0 million of accrued and unpaid cash dividends on the Class C preferred stock will be paid by the Company in cash to Savia simultaneously with the refinancing of the Company’s credit agreement, but in no event later than December 31, 2002. The Exchange Agreement also provides that the Company will pay interest on such amount at a rate of 10% per year compounded quarterly from the date of the Exchange Agreement until the date of payment.

      The Exchange Agreement is subject to customary closing conditions and approvals by creditors of Savia and the Company, and the Company may not complete all of the transactions contemplated under the Exchange Agreement until the conditions and approvals are obtained or waived, including the payment by the Company of the accrued and unpaid dividends on the Class B Preferred Stock and the consent of the lenders under the Company’s Syndicated Credit Facility.

      The issuance of Class A common stock in the Exchange will provide for powers, rights and preferences which differ from the Class C preferred stock and the APIC in a number of important respects, including but not limited to, voting rights, dividends, and redemption. See “Material Differences Between the Class C Preferred Stock, the APIC and the Class A Common Stock” below.

MATERIAL DIFFERENCES BETWEEN THE CLASS C PREFERRED STOCK AND THE APIC AND THE CLASS A COMMON STOCK

      Set forth below is a summary of the material differences between the Class C preferred stock, the Class A common stock and the APIC. The description of the rights, preferences and privileges of the Class C preferred stock and the Class A common stock are qualified in their entirety by reference to the Company’s amended and restated certificate of incorporation and the certificate of designations of the Class C preferred stock, which contain the terms of the Class A common stock and the Class C preferred stock, respectively, and which are attached as Appendix C to this Proxy Statement and are incorporated herein by reference. The APIC, by resolution of the Board, has legal and economic rights and terms that are equivalent in all respects to those of the shares of Class C preferred stock.

Payment of Dividends

      Each share of Class C preferred stock accrues dividends cumulatively at the rate of 10% per annum of the stated value ($10,000 per share), payable quarterly on the first day of January, April, July and October of each year. Such dividends accrue regardless of whether or not there are profits, surplus or other funds of the Company legally available to pay dividends. The holders of shares of Class A common stock shall be entitled to dividends when and if declared by the Board, out of the assets of the Company which are available for distribution in accordance with the Delaware General Corporation Law (the “DGCL”).

Liquidation Preference

      Upon any liquidation, dissolution or winding up of the Company, holders of Class C preferred stock is entitled to be paid, before any distribution or payment is made to any junior security, an amount in cash equal to the aggregate liquidation preference of the Class C preferred stock. Holders of Class A common stock, together with holders of other classes of common stock of the Company, are entitled to receive any assets of the Company remaining after all claims and obligations, including claims of and obligations with respect to holders of preferred stock of the Company, are satisfied in accordance with the DGCL.

Redemption

      The Company has the option to redeem, at any time, any or all of the shares of Class C preferred stock at a price per share equal to the liquidation value. The certificate of incorporation does not provide for redemption of the Class A common stock.

Voting

      The Class C preferred stock has no voting rights. Consent of the holders of a majority of the outstanding Class C preferred stock is required in order to effect any change in rights of the Class C preferred stock or for the Company to merge or consolidate with another entity in a transaction that would result in such a change in rights. Each share of Class A common stock is entitled to one vote per share and votes as a single class with the shares of Class B common stock (which are entitled to three votes per share) on all matters requiring approval of the Company’s stockholders.

Rank

      The Class C preferred stock ranks junior to the Class A Redeemable Preferred Stock and the Class B Redeemable Preferred Stock with respect to the payment of dividends, redemptions and upon liquidation and senior and prior to any of the Company’s common stock or other junior securities. The Class A common stock ranks junior to the Class A Redeemable preferred stock, the Class B Redeemable preferred stock and the Class C preferred stock.

ARREARS IN DIVIDENDS

      The Class C preferred stock and the APIC accrue dividends cumulatively at the rate of 10% per annum of the stated value ($10,000 per share), payable quarterly. After January 1, 2001, the dividends on the Class C preferred stock and the APIC were payable in cash. Due to the Company’s financial difficulties, in December 2000, the Company’s bank credit agreement was amended and as a result, the Company was prohibited from paying any cash dividends on the Class C preferred stock and the APIC. As of July 1, 2002, cash dividends on the Class C preferred stock and the APIC were in arrears with an outstanding balance of $25,008,649.

RECOMMENDATION

      The Board of Directors recommends that the stockholders vote FOR the approval of the Exchange.

CAPITALIZATION TABLE

      This table sets forth our consolidated capitalization at June 28, 2002 on an actual basis and on an as adjusted basis to reflect the Exchange.

	June 28, 2002

		As Adjusted
		for the
	Actual	Exchange

	(In thousands)
Cash and cash equivalents	$20,825	$20,825

Short-term borrowings	36,891	36,891
Current maturities of long-term debt(1)	243,096	243,096

Total current obligations	279,987	279,987
Long-term debt	17,756	17,756
Total mandatorily redeemable stock(2)	29,000	29,000
Class C preferred stock, $0.01 per share	1	0
Class A common stock, $0.01 per share(3)	183	560
Class B common stock, $0.01 per share	452	452
Additional Paid-In Capital	768,744	776,377
Stockholders’ equity-other	(424,571)	(424,708)

Total stockholders’ equity(4)	344,809	352,681

Total capitalization	$671,552	$679,424

1.	The outstanding principal balance of the Syndicated Credit Facility (“Credit Facility”) is $238.7 million, of which mandatory prepayments of $9.0 million and $5.0 million are due on August 31, 2002 and October 31, 2002, respectively. As all remaining amounts under the Credit Facility are due on December 31, 2002, within one year, the entire outstanding balance under the Credit Facility has been classified as a current liability. The Company is currently pursuing a refinancing plan which may include the negotiation of a new credit facility and/or the placement of new debt securities. However, there can be no assurances that the Company will be able to successfully complete the refinancing plan.

2.	The Class B mandatorily redeemable preferred stock (“Class B preferred stock”) has a principal balance of $25.0 million with accrued and unpaid dividends of $4.0 million as of June 28, 2002. Dividends accrue at the rate of 8% per year and the Class B preferred stock has a redemption date of October 1, 2005.

3.	Reflects 37,669,480 shares of Class A common stock to be issued in the Exchange.

4.	Total stockholders’ equity reflects recapitalization of all of the outstanding Class C preferred stock, the APIC and $10.0 million of accrued and unpaid dividends and a decrease of $2.0 million from recapitalization. Dividends of $15.0 million on the Class C preferred stock remain due and payable.

FINANCIAL STATEMENTS

      The following financial statements, which the Company has previously filed with the Securities and Exchange Commission, are attached as Appendix D:

1. The Company’s Consolidated Balance Sheets for the years ended September 30, 2001 and 2000, Consolidated Statements of Operations for the years ended September 30, 2001, 2000 and 1999, Consolidated Statements of Stockholders’ Equity for the years ended September 30, 2001, 2000 and 1999, Consolidated Statements of Cash Flows for the years ended September 30, 2001, 2000 and 1999, and Notes to Consolidated Financial Statements;

2. The Company’s Unaudited Consolidated Balance Sheets as of June 28, 2002 and September 30, 2001, Consolidated Statements of Operations for the nine months ended June 28, 2002 and June 29, 2001, Consolidated Statements of Stockholders’ Equity for the nine months ended June 28, 2002, Consolidated Statements of Cash Flows for the nine month ended June 28, 2002 and June 29, 2001, and Notes to Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements, related notes and other financial information attached as Appendix D.

OVERVIEW

      Seminis was formed in 1994 to consolidate various industry-leading vegetable and fruit seed brands into one consumer-oriented producer and marketer of vegetable and fruit seeds. Our core business was created through the acquisition of the Asgrow seed business in December 1994 and the subsequent combination of the Asgrow business with the Petoseed and Royal Sluis seed businesses in October 1995. Since our formation, we have been at the forefront of the consolidation of the vegetable and fruit seed industry and have completed ten acquisitions.

      Our rapid growth through acquisitions created a highly complex operation that impacted our results. An increasing level of inventory and accounts receivable as well as production and quality assurance difficulties were the primary operating problems that resulted in us experiencing severe financial difficulties over the last four years.

Global Restructuring and Optimization Plan

      In February 2000, we announced a cost-savings initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000 and focused on North American operations, was completed by the end of fiscal year 2001. In June 2001, we commenced the second phase, which was targeted at our global operations and expanded the phase to cover additional headcount reductions and to consolidate our facilities in Holland. We expect the second phase to be completed by the end of our current fiscal year. The key elements to the global restructuring and optimization plan involve:

•	reorganizing our ten legacy seed companies into four geographical regions;

•	selling or consolidating certain operation and production facilities;

•	reducing headcount that results from the reorganization and from facility consolidation;

•	rationalizing our product portfolio;

•	implementing an advanced logistics management information system; and

•	divesting non-strategic assets.

      In connection with phase one of the global restructuring and optimization plan, we recorded nonrecurring pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining our products portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted primarily of severance costs. The total phase one and initial phase two severance charges related to a planned 600-employee reduction worldwide in both operational and administrative groups.

      As part of the implementation of the expanded second phase of our global optimization plan, we recorded a pre-tax charge of $12.0 million in selling, general and administrative expenses in the third quarter of fiscal year 2001. This charge primarily related to severance and related costs resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. Primarily, as a result of the global restructuring and optimization plan, we severed 144 and 758 employees in 2000 and 2001, respectively, and an additional 272 employees in the first nine months of fiscal year 2002. We also recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize our product portfolio from 6,000 to 4,000 varieties. We believe we have established adequate reserves for all of the remaining costs and expenses related to our global restructuring and optimization plan.

      The remaining components of the restructuring accruals are as follows (in millions):

							Additional	Amounts
		Amounts	Balance at	Additional	Amounts	Balance at	Charges	Incurred 9	Balance at
	Charges	Incurred	September 30,	Charges	Incurred	September 30,	9 Months	Months	June 28,
	2000	2000	2000	2001	2001	2001	2002	2002	2002

							(unaudited)	(unaudited)	(unaudited)
Severance and related expenses	$14.0	$(1.8)	$12.2	$12.0	$(12.3)	$11.9	$—	$(7.3)	$4.6
Inventory write-downs	18.4	(18.4)	—	58.2	(58.2)	—	—	—	—
Other	2.0	(2.0)	—	—	—	—	—	—	—

Total	$34.4	$(22.2)	$12.2	$70.2	$(70.5)	$11.9	$0.0	$(7.3)	$4.6

      To date, there have been no material adjustments to amounts accrued under the plan.

Improved Financial Performance

      As a result of the implementation of the global restructuring and optimization plan, we have significantly improved our cash flows and established the basis for future profitable operations through:

•	decreased operating expenses primarily through a reduction in global headcount by approximately 1,100 employees and the consolidation of production and operations facilities;

•	improved collections of accounts receivable;

•	reduced inventory purchases resulting from improved forecasting and inventory controls; and

•	the sale of non-core assets.

      Together with price increases that we implemented in April 2001, over the 12 months ended June 28, 2002, we:

•	reduced our debt by $62.1 million;

•	reduced operating expenses as a percentage of sales by 10.7%; and

•	generated positive cash flows from operations of approximately $18.7 million.

RESULTS OF OPERATIONS

Nine Months Ended June 28, 2002 Compared with Nine Months Ended June 29, 2001

Net Sales

      Net sales decreased 0.1% to $339.0 million for the nine months ended June 28, 2002 from $339.2 million for the same period ended June 29, 2001. The result was primarily due to $3.1 million of negative currency fluctuations relating to weakness in the Euro, South Korean Won, and Brazilian Real versus the United States Dollar during the nine months ended June 28, 2002, compared to the same period in the prior fiscal year. In addition, the nine months ended June 29, 2001 included incremental net sales of $9.2 million from a non-core business divested in January 2002. In constant dollars, stated at monthly average exchange rates for fiscal year 2001, and excluding the sales of the divested non-core business, sales would have increased 3.2%. This increase was primarily attributable to higher sales of onion, cucumber, tomato, white cabbage, peas and bean varieties in the Europe, Middle East, and Africa region. Also, the North and Central America sales region benefited from increased sales of lettuce, spinach and sweet and hot pepper varieties. The sales increases were primarily attributed to price increases implemented in these respective regions. Overall sales increases were partially offset by decreases in Far East region sales due to weak economic and poor weather conditions and in South American sales due to the economic instability in Argentina. Our business is subject to seasonal fluctuations and, therefore, the sales for the first nine months of a fiscal year are not necessarily indicative of those to be expected in any other interim period, or for an entire fiscal year.

     Gross Profit

      Gross profit increased 39.8% to $210.6 million for the nine months ended June 28, 2002 from $150.7 million for the nine months ended June 29, 2001. Gross margin increased to 62.1% for the nine months ended June 28, 2002 from 44.4% for the nine months ended June 29, 2001. The improvement in both gross profit and gross margin included a non-cash inventory write-down of $58.2 million taken during the nine months of fiscal year 2001, related to the global restructuring and optimization plan. Excluding the non-cash inventory write-down, gross margin for the period ended June 29, 2001 would have been 61.6%. The increase was also due to seed price increases within the Europe, Middle East, and Africa and the North and Central America sales regions as well as an improved product mix. Additionally, approximately $2.4 million of freight and handling charge revenue was recognized in net sales during the nine months ended June 28, 2002 in compliance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs,” with the corresponding expense recorded in selling, general and administrative expenses. In the prior year, such freight and handling charge revenue was netted against the corresponding selling, general and administrative expenses.

     Research and Development Expenses

      Research and development expenses decreased 18.6% to $32.5 million for the nine months ended June 28, 2002 from $39.9 million for the nine months ended June 29, 2001. The decrease was primarily due to personnel reductions from the global restructuring and optimization plan and currency fluctuations from research and development operations in Europe, South Korea and Brazil for the first nine months of fiscal year 2002. The decrease was also attributable to an approximate $0.8 million research grant received in Europe which offset research and development expenses during the nine months ended June 28, 2002. In addition, expenses decreased by approximately $0.9 million due to the impact of the divestiture of a non-core business.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased 9.6% to $132.5 million for the nine months ended June 28, 2002 from $146.5 million for the nine months ended June 29, 2001. The decrease was primarily the result of approximately $12.0 million of severance provision, $3.0 million of facility moving costs and $3.8 million of consulting fees due to restructuring initiatives incurred in the first nine months of fiscal year 2001 compared to $0.8 million of consulting fees for restructuring during the same period in fiscal year 2002. Additionally, the decrease was attributable to the elimination of $6.0 million of expenses incurred in the second and third quarters of fiscal year 2001, by a non-core business divested in January 2002, combined with the impact of further headcount reductions following the implementation of the global restructuring and optimization plan. The decrease in expenses was partially offset by a primarily non-cash compensation charge of $5.5 million related to an employee stock award plan recorded during the nine months ended June 28, 2002, with $1.3 million recorded during the same period in the prior fiscal year. Additionally, the decrease in expenses was offset by approximately $2.4 million of freight and handling charge revenue that was recognized in net sales during the nine months ended June 28, 2002. In the prior year, such freight and handling charge revenue was netted against the corresponding selling, general and administrative expenses.

     Amortization of Intangible Assets

      Amortization of intangible assets decreased 40.6% to $12.5 million for the nine months ended June 28, 2002 from $21.1 million for the nine months ended June 29, 2001. The decrease was primarily due to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” The pronouncement requires that periodic amortization of goodwill be ceased, and that annual reviews of the net realizable value of the goodwill need to be performed to determine if an impairment of the goodwill asset value exists. We expect no impairment in goodwill and other intangible assets. Therefore, we recorded no goodwill amortization in accordance with SFAS No. 142 in the first nine months of fiscal year 2002, whereas approximately $6.8 million of goodwill amortization was recorded during the same period of fiscal year 2001. The balance of the decrease was also due to the currency impact from the fluctuation of the South Korean Won on South Korean based intangible assets in the first part of the current fiscal year.

     Interest Expense, Net

      Interest expense, net, decreased 30.8% to $21.2 million for the nine months ended June 28, 2002 from $30.6 million for the nine months ended June 29, 2001. The decrease was primarily due to lower average debt balances and interest rates during the first nine months of fiscal year 2002 compared to the same period of the prior fiscal year. During the 12 months ended June 28, 2002, our bank debt balance decreased by approximately $62.1 million.

     Other Non-Operating Income (Expense), Net

      We had other non-operating income, including foreign currency gain (loss), net, of $4.6 million for the nine months ended June 28, 2002 as compared to other non-operating expense, net, of $2.4 million for the nine months ended June 29, 2001. Other non-operating income, net, for the nine months ended June 28, 2002 primarily consists of an approximate $4.0 million gain from the sale of a non-core business in January 2002, offset by foreign currency losses of $1.5 million resulting from currency fluctuations in South America and a United States Dollar denominated loan in The Netherlands. Other income, net, also includes gains from non-strategic asset sales in South Korea. Other non-operating expense, net, for the nine months ended June 29, 2001, included a foreign currency loss of $2.1 million and other expense of $0.3 million primarily resulting from the loss on sale of fixed assets.

     Income Tax Benefit (Expense)

      Income tax expense was $5.9 million and $29.2 million for the nine months ended June 28, 2002 and June 29, 2001, respectively. The decrease in income tax expense was the result of utilization of net operating loss carryback provisions, the mix of worldwide income tax rates and the establishment of valuation allowances for certain deferred tax assets in fiscal year 2001.

Year ended September 30, 2001 compared with year ended September 30, 2000

Net sales

      Total net sales decreased 5.2% to $449.9 million for the year ended September 30, 2001, from $474.4 million for the year ended September 30, 2000. The decrease was primarily due to currency fluctuations and divestiture of certain businesses. The weakness of the Euro, the South Korean Won and Brazilian Real accounted for the majority of the $20.9 million decrease in sales from currency fluctuations in comparison to fiscal year 2000. The divestiture of the garden and soybean businesses impacted sales with a further decrease of $17.3 million. In constant dollars stated at monthly average exchange rates for fiscal year 2000, net seed sales increased 2.4% to $439.5 million for the year ended September 30, 2001, from $429.2 million for the year ended September 30, 2000. North America had the largest increase of $8.4 million, with significant improvements in Mexico. In constant dollars stated at monthly average exchange rates for fiscal year 2000, South America had a sales increase of $2.8 million, despite unfavorable economic conditions in Argentina and Colombia; the Far East also recorded an increase in net seed sales of $0.6 million, even though Korea was negatively impacted by heavy snowfall and an economic downturn; Europe, the Middle East and Africa sales decreased by $1.5 million, mainly due to weather conditions in Southern Europe. Non-core business also increased sales by $3.4 million, in constant dollars stated at monthly average exchange rates for fiscal year 2000, primarily related to a non-core business that was sold during the first quarter of fiscal year 2002.

Gross Profit

      Gross profit decreased 8.2% to $217.8 million for the year ended September 30, 2001, from $237.3 million for the year ended September 30, 2000. Gross margin decreased to 48.4% for the year ended September 30, 2001, from 50.0% for the year ended September 30, 2000. Both gross profit and gross margin reflected total non-cash inventory write-downs of $73.9 and $58.9 million taken during fiscal years 2001 and 2000, respectively. The write downs in fiscal year 2001 included approximately $58.2 million of charges taken in conjunction with the global restructuring and optimization plan whereby we rationalized our product line from 6,000 to 4,000 varieties as well as imposed more stringent quality standards. Gross margins in fiscal year 2001 also decreased, but the decrease was offset by price increases.

Research and Development Expenses

      Research and development expenses decreased 10.1% to $52.4 million for the year ended September 30, 2001, from $58.4 million for the year ended September 30, 2000. The decrease was due to an approximate $2.1 million charge related to Seminis’ research incentive program recorded in the first half of fiscal year 2000, with no corresponding charges in fiscal year 2001. The decrease in expenses was also a result of headcount reduction from the global restructuring and optimization plan and currency fluctuations from research and development operations in Europe during fiscal year 2001.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased 14.2% to $191.1 million for the year ended September 30, 2001 from $222.6 million for the year ended September 30, 2000. The decrease was primarily the result of headcount reductions following the implementation of the global restructuring and optimization plan and, in part, the impact of currency fluctuations. Furthermore, the decrease was the result of the divestiture of certain non-core businesses totaling $6.9 million, the absence of a $6.4 impairment charge recorded in fiscal year 2000 associated with our investment in LSL Plant Science, and a restructuring charge primarily for severance of $12.0 million in fiscal year 2001 compared to $14.0 million in fiscal year 2000. The decrease was partially offset by facility moving costs of $3.3 million compared to $3.1 million, and consulting fees of $4.3 million compared to $2.0 million in fiscal years 2001 and 2000, respectively. Additionally, a compensation charge of $2.6 million for a newly established employee stock plan was taken in fiscal year 2001.

Amortization of Intangible Assets

      Amortization of intangible assets decreased 7.9% to $28.0 million for the year ended September 30, 2001 from $30.5 million for the year ended September 30, 2000. The decrease was primarily due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. Furthermore, the decrease was attributable to the currency impact from the devaluation of the South Korean Won on Korean based intangible assets. The decrease was partially offset by an increase in intangible asset amortization in a United States subsidiary.

Interest Expense, Net

      Interest expense, net, increased 17.1% to $39.1 million for the year ended September 30, 2001 from $33.4 million, for the year ended September 30, 2000. The increase was primarily due to higher effective interest rates in fiscal year 2001 compared to fiscal year 2000. Furthermore, the increase was due to the acceleration of deferred financing cost amortization related to our existing credit facility. The acceleration was a result of the advancement of the maturity date of the term loan.

Other Non-operating Income, Net

      We had other non-operating expense, net, of $1.6 million for the year ended September 30, 2001, as compared to other non-operating income, net, of $2.2 million for the year ended September 30, 2000. Other non-operating expense, net, for the year ended September 30, 2001 included other expense, net, of $1.9 million, primarily from the loss on the sale of fixed assets, offset by a foreign currency gain of $1.7 million and a minority interest provision of $1.4 million. Other income in fiscal year 2000 included a $10.0 million gain on the asset sales of MBS, a soybean subsidiary, a currency loss of $5.4 million, primarily associated with SVS Holland, B.V. on its United States Dollar denominated loan, and a minority interest provision of $1.2 million.

Income Tax Expense

      We had an income tax expense of $40.0 million for the year ended September 30, 2001, as compared to an income tax benefit of $24.6 million for the year ended September 30, 2000. The increase in income tax expense during fiscal year 2001 primarily related to a provision of a valuation allowance against the deferred tax assets arising from net operating loss carry forwards. As of September 30, 2001, our tax assets for net operating loss carry forwards primarily consisted of a Netherlands carry forward of $45,655 that has an indefinite life, and a United States carry forward of $94,456 which will begin to expire in 2020. Although a valuation allowance has been established on these tax assets, we have commenced certain initiatives in order to utilize these loss carry forwards before they expire.

Year Ended September 30, 2000 Compared with Year Ended September 30, 1999

Net Sales

      Net sales decreased 10.6% to $474.4 million for the year ended September 30, 2000, from $530.6 million for the year ended September 30, 1999. The decrease was due to weakness in the North American and European vegetable seed markets, currency fluctuations, and the divestiture of non-core assets in fiscal year 2000. The North American and European markets experienced inventory adjustments as dealers and distributors lowered their overall carrying levels of inventory. Additionally, sales decreased in North America due to acreage reductions stemming from depressed produce prices for fresh market tomatoes, cucumbers, and melons. European sales were also negatively impacted by approximately $18.9 million due to the effect of the devaluation of the Euro. The sales decreases in North America and Europe were partially offset by vegetable seed volume and price increases in the Far East. Sales of watermelon seeds were particularly strong due to superior product offerings by us. Furthermore, the sales decrease was due to the June 2000 divestiture of non-core assets related to MBS, a soybean subsidiary.

Gross Profit

      Gross profit decreased 27.7% to $237.3 million for the year ended September 30, 2000, from $328.3 million for the year ended September 30, 1999. Gross margin decreased to 50.0% for the year ended September 30, 2000 from 61.9% for the year ended September 30, 1999. The gross margin was negatively impacted during fiscal year 2000 due to approximately $58.9 million of non-cash charges for inventory write-downs. Of the charges, $33.9 million related to excess seed calculated based on projected sales and shelf life of the seeds, and the remaining $25.0 million was primarily due to write-offs of low and bad quality seeds.

Research and Development Expenses

      Research and development expenses decreased 6.5% to $58.4 million for the year ended September 30, 2000, from $62.4 million for the year ended September 30, 1999. During fiscal year 2000, we took an approximately $2.0 million charge related to our research incentive program compared to a $4.0 million charge for the program in fiscal year 1999. The decrease in expenses was also due to the impact of the weaker Euro during fiscal year 2000 compared to fiscal year 1999, as we have significant research and development activities in France, Spain, Italy, and the Netherlands.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased 15.4% to $222.6 million for the year ended September 30, 2000, from $193.0 million for the year ended September 30, 1999. General and administrative expenses increased due to a $14.0 million severance charge associated with our global restructuring and optimization plan, $3.1 million of expenses from the relocation and consolidation of our Saticoy, California and Gonzales, California production and processing facilities to the new Oxnard, California facility, and $2.0 million of expenses related to programs designed to maximize the efficiency of our product pipeline. Additionally, general and administrative expenses increased due to a $6.4 million impairment write-down associated with our investment in LSL Plant Science.

Amortization of Intangible Assets

      Amortization of intangible assets increased 9.2% to $30.5 million for the year ended September 30, 2000, from $27.9 million for the year ended September 30, 1999. The increase was primarily due to amortization of goodwill relating to the acquisition of an additional 25% of Hungnong, a South Korean subsidiary, in August 1999. Furthermore, the increase was related to the strengthening of the South Korean Won during fiscal year 2000 compared to fiscal year 1999, as we have a significant amount of goodwill and intangible assets, denominated in South Korean Won, resulting in additional amortization when translated into United States Dollars.

Interest Expense, Net

      Interest expense, net, decreased 20.3% to $33.4 million for the year ended September 30, 2000 from $41.9 million for the year ended September 30, 1999. The decrease in expense was primarily due to the repayment of debt, using the proceeds from our initial public offering in July 1999, resulting in a lower average debt balance during fiscal year 2000 compared to fiscal year 1999.

Other Non-operating Income, Net

      We had other non-operating income, net, of $2.2 million for the year ended September 30, 2000, as compared to other non-operating income, net, of $1.8 million for the year ended September 30, 1999. Other non-operating income, net, for the year ended September 30, 2000 includes other income, net, of $8.7 million offset by a foreign currency loss of $5.4 million and minority interest provision of $1.1 million. Other income primarily includes a $10.0 million gain on the asset sale of MBS and the foreign currency loss is principally associated with expense recorded by SVS Holland, B.V. on its United States Dollar denominated loan due to the devaluation of the Euro.

Income Tax Expense

      We had an income tax benefit of $24.6 million for the year ended September 30, 2000, as compared to an income tax expense of $2.5 million for the year ended September 30, 1999. We had a significant income tax benefit during fiscal year 2000 due to the charges associated with the aforementioned inventory write-downs and severance accrual associated with our global restructuring and optimization plan.

LIQUIDITY AND CAPITAL RESOURCES

      As of September 30, 2000, we were not in compliance with certain covenants of our syndicated credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants as of September 30, 2000, December 29, 2000, and March 31, 2001 that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000.

      In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the syndicated credit facility or recapitalization of the Company.

      In April 2001, we submitted a financial plan to our lenders, detailing operating initiatives that reduced existing infrastructure and working capital requirements. Additionally, the plan identified alternative sources of capital to repay the bank debt within newly defined terms, which may include the sale of non-strategic assets, debt refinancing and additional equity infusions.

      On May 31, 2001, our lenders agreed with the financial plan and the terms to restructure our $310.0 million credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings, and revised covenant obligations. Additionally, the amendment requires us to submit monthly reports comparing actual cash flows to projections as well as describing the progress and status of any asset sales.

      Interim principal obligations under the amendment included $19.0 million, $4.0 million, $31.0 million, and $9.0 million due in the first, second, third, and fourth quarters of fiscal year 2002, respectively. As all remaining amounts under the credit facility are due within one year, the $238.7 million of outstanding borrowings under the credit facility have been classified as a current liability as of June 28, 2002.

      We met all required principal and interest payments during fiscal year 2001 and for the nine months ended June 28, 2002, and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2001, December 28, 2001, March 29, 2002 and June 28, 2002. In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to pay the scheduled $19.0 million of our syndicated debt in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our syndicated debt in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002. A total of $20.0 million of principal payment was made to the syndicated credit facility in the current quarter. When combined with cash flows expected to be generated from on-going operations and additional proceeds from the sale of non-core assets, we will be able to meet all obligations and covenants under the credit facility through September 30, 2002. We believe we can continue to improve our operating cash flows through aggressive cash collection efforts, disciplined inventory purchases, and lower operating expenses following the global restructuring and optimization plan.

      Whereas we expect to meet our obligations as well as covenant requirements under the amended credit facility through September 30, 2002, we must successfully execute a refinancing or recapitalization plan prior to December 31, 2002 in order to meet the final maturity of the facility. Based on current projections, we will be obligated to pay $229.7 million during the first quarter of fiscal year 2003. We are currently pursuing a refinancing and recapitalization plan which may include negotiation of a new credit facility, placement of new debt securities, and restructuring of our Class C Preferred Stock and additional capital contributions. The Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, Additional Paid-In Capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company’s Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company’s Class B common stock that also hold shares of the Company’s Class B Redeemable preferred stock). The exchange agreement was approved by the Company’s Board of Directors on July 3, 2002; but remains subject to stockholder and other approvals. However, there can be no assurances that we will be able to successfully complete the refinancing and recapitalization plan. Failure to comply with existing covenants which would make the syndicated debt callable, or our inability to obtain adequate financing with reasonable terms prior to December 31, 2002 could have a material adverse impact on our business, results of operations, or financial condition.

      As a result of the global restructuring and optimization plan we have made significant strides in the enhancement of our cash flow. During the nine months ended June 28, 2002, we generated $2.4 million of positive operating cash flow, which was an increase of $32.2 million compared to the same period in fiscal year 2001. This improvement in cash flow was primarily due to positive impacts of a decrease in operating expenses through a reduction in global headcount and an overall reduction in working capital arising from improved production planning over our inventory levels.

      Capital expenditures increased to $8.8 million for the nine months ended June 28, 2002, from $7.6 million for the same period in the prior fiscal year. The increase was partly due to $4.5 million investment that primarily related to a production facility, which is being utilized to consolidate our South Korean operations and to enhance our growth strategy in the Far East market. Additionally, $1.2 million of capital expenditure was attributable to the expansion of our Hungarian facility in order to consolidate large seed operations in Europe. Other investing activities for the nine months ended June 28, 2002 included approximately $25.8 million in proceeds from the sale of assets, primarily relating to the sale of an office building in Seoul, South Korea, and $17.6 million from the sale of a non-core business.

      We had $4.0 million of accrued dividends relating to Class B Mandatorily Redeemable Preferred Stock at June 28, 2002. These accrued dividends are classified within mandatorily redeemable stock.

      Our total indebtedness as of June 28, 2002 was $297.7 million, of which $238.7 million were borrowings under our syndicated credit facility and we had $15.4 million, $3.7 million, $8.9 million, $7.0 million, and $19.5 million of borrowings by our United States, Chilean, Italian, Spanish, and South Korean subsidiaries, respectively, and $4.5 million of borrowings primarily by other foreign subsidiaries.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, restructuring costs, and contingencies and litigation, on an on-going basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe that the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our consolidated financial statements.

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Many of our customers are located in foreign jurisdictions where payment terms and the timing of collections can differ from domestic transactions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

      Our inventory is recorded at the lower of cost or market. The value of each seed variety in inventory is dependent upon various quality characteristics which deteriorate over time. Write-downs of inventory to market value is based upon assumptions about future demand and market conditions, the success of our sales programs and the shelf-life of the seeds. If actual market conditions and sales results are less favorable than those projected by management, additional inventory write-downs may be required.

      We are subject to proceedings, lawsuits, and other claims related to seedmen’s errors and omissions, environmental, labor, and other matters. We assess the likelihood of adverse judgments or outcomes to these matters as well as the range of potential losses. A determination of the reserves required, if any, is made after careful analysis. The required reserves may change in the future due to new developments.

      We have recorded reserves in connection with restructuring our business. These reserves principally include estimates related to employee separation costs, the consolidation or closing of facilities, and the valuation of certain assets, including inventory. Actual costs could be different from those estimated.

      In assessing the recoverability of our goodwill and long-lived assets, significant assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets must be made as well as the related estimated useful lives. If these estimates or their related assumptions change in the future as a result of changes in strategy and/or market conditions, we may be required to record impairment charges for these assets not previously recorded. On October 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which required us to analyze our goodwill for impairment issues during the first six months of fiscal year 2002, and then on a periodic basis thereafter.

      The carrying value of our deferred tax assets is dependent upon our ability to generate sufficient future taxable income in certain tax jurisdictions. We established a valuation allowance against certain of our deferred tax assets due to uncertainties related to the ability to utilize these assets, primarily consisting of net operating losses carried forward and foreign tax credits, before they expire. The valuation allowance is based on our estimates of taxable income by each jurisdiction in which we operate and the period over which the assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, the valuation allowance would change and could materially impact our financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We do not have any financial instruments held for trading purposes and do not hedge any of our market risks with derivative instruments.

      Our primary market risk exposure relates to foreign currency fluctuations in connection with foreign currency gains or losses that occur from intercompany loans between us and our foreign subsidiaries and from the United States Dollar denominated loan under our existing credit facility, originated by SVS Holland, B.V., one of our foreign subsidiaries.

RECENT ACCOUNTING PRONOUNCEMENTS

      SFAS No. 142, “Goodwill and Other Intangible Assets” was adopted by the Company as of the beginning of fiscal 2002. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets”. It addresses how intangible assets that are acquired individually or with a group of other assets, (but not those acquired in a business combination), should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company expects no impairment in its goodwill and other intangible assets, and ceased the amortization of goodwill that approximated $9.0 million per year.

      In August 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We will adopt SFAS No. 144 as of October 1, 2002; SFAS No. 144 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

      In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions” are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company believes this new standard will not have an impact on its business, consolidated financial position, results of operations or cash flow.

      In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee

Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring.)”

      SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan.

      The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

INDEPENDENT PUBLIC ACCOUNTANTS

      The consolidated financial statements of Seminis, Inc. for the year ended September 30, 2001 were audited by PriceWaterhouseCoopers LLP. Representatives of PriceWaterhouseCoopers LLP are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

PROPOSAL NO. 3

PROPOSED ADOPTION OF THE FIRST AMENDMENT TO THE

SEMINIS, INC. 1998 STOCK OPTION PLAN,
AS AMENDED AND RESTATED

      In early 1998, Seminis, Inc. adopted the Seminis, Inc. 1998 Stock Option Plan. The Seminis, Inc. 1998 Stock Option Plan was subsequently amended and restated effective June 29, 1999 (as amended and restated, the “Plan”). On April 8, 2002, the Board adopted the First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated Effective April 8, 2002 (the “Amendment”) to increase the number of shares that may be granted under the Plan from 3,677,150 shares to 4,677,150 shares, subject to approval by the Company’s stockholders. Due to the increase in the number of shares of outstanding common stock of the Company (the “common stock”), which will result from the proposed recapitalization of the Company as described in Proposal No. 2, the Company granted these options, in part, as an equitable adjustment to the options outstanding prior to the Exchange. As of March 31, 2002, the number of options outstanding were 1,896,884 and on April 8, 2002, the Board granted options to purchase 2,562,000 shares of common stock. Assuming stockholder approval of the Amendment, there will be 218,266 options available under the Plan for new grants. The Company’s stockholders are now requested to approve the Amendment.

      The Amendment and the grants of options under the Amendment will not be effective unless and until it is approved by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal by the holders of the shares of common stock entitled to vote thereat.

      A general description of the basic features of the Plan is set forth below. Such description is qualified in its entirety by reference to the full text of the Plan, as amended, a copy of which, along with the Amendment, is set forth as Appendix E hereto.

      The Board recommends that the Company’s stockholders vote FOR adoption of the First Amendment to the Seminis, Inc. 1998 Stock Option Plan.

* * * *

Purpose

      The purpose of the Plan is to further and promote the interests of the Company, its subsidiaries and its stockholders by enabling the Company and its subsidiaries to attract, retain and motivate key employees, consultants, advisors and members of the Board, or those who will become key employees, consultants, advisors and members of the Board of the Company or its subsidiaries, and to align the interests of those individuals and the Company’s stockholders. To do this, the Plan offers stock options (the “Stock Options”) providing key employees, consultants, advisors and members of the Board, or those who will become key employees, consultants, advisors and members of the Board of the Company with an interest in maximizing the growth, profitability and overall success of the Company and/or its subsidiaries.

Number of Shares

      The maximum number of shares of Company common stock, par value $.01 per share, as to which awards may be granted under the Plan may not exceed 4,677,150 shares of common stock. In the case of any individual Participant (as defined below), the maximum number of shares with respect to which options may be granted in any calendar year under the Plan may not exceed 1,800,000 shares of common stock. The limits on the number of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by the Compensation Committee of the Board (the “Committee”), to reflect certain stock changes, such as stock dividends and stock splits (see “Changes in Capitalization” below).

      If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall again be available for award under the Plan.

Administration

      The administration, interpretation and implementation of the Plan will be vested in the Committee. Members of the Committee will be eligible to receive awards under the Plan. The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of the Plan.

Eligibility

      Individuals eligible to participate in the Plan will be determined by the Committee in its sole discretion and will be limited to key employees, consultants, advisors and members of the Board, or those or those who will become key employees, consultants, advisors and members of the Board of the Company and/or its subsidiaries. Any individual who is selected by the Committee to receive an award under the Plan is a participant (“Participant”) in the Plan

Awards Under the Plan

      Introduction. Awards under the Plan may consist of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”), as described below. All awards will be evidenced by an award agreement (“Award Agreement”) between the Company and the individual Participant and approved by the Committee. In the discretion of the Committee, more than one award may be granted to an eligible employee.

      A Stock Option is an award that entitles a Participant to purchase shares of common stock at a price fixed at the time the option is granted. Stock Options granted under the Plan may be in the form of ISOs (which qualify for special tax treatment) or NQSOs.

      The exercise price and other terms and conditions of Stock Options will be determined by the Committee at the time of grant, but may not be less than 100 percent (110 percent for 10% stockholders of the Company) of the fair market value of a share of common stock on the date of the grant. In addition, the term of any Stock Option granted under the Plan may not exceed ten years (five years for 10% stockholders of the Company). An option grant under the Plan does not provide a Participant any rights as a stockholder, and such rights will accrue only as to shares actually purchased through the exercise of an option.

      Exercise. Stock Options granted under the Plan will become exercisable at such time as designated by the Committee at the time of grant. Unless otherwise determined by the Committee or provided under an Award Agreement, Stock Options under the Plan will become exercisable as to the aggregate number of shares of common stock underlying such Stock Option in four equal annual installments, commencing on the first anniversary of the date of grant.

      In the case of a Change of Control (as defined below) of the Company, any such Stock Option will become 100% exercisable as to the aggregate number of shares of common stock underlying such Stock Option. A “Change of Control” means, and is deemed to have occurred on the date that Savia, S.A. de C.V. and or it affiliates own less than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors.

      Except as otherwise determined by the Committee or provided in a Participant’s Award Agreement or employment agreement with the Company or subsidiary thereof, the termination of a Participant’s employment with the Company or subsidiary thereof will affect the exercise of Stock Options as follows: (i) if the Participant’s employment with the Company or any subsidiary thereof is terminated for Cause (as defined in the Plan), any then unexercised Stock Options will be forfeited and cancelled by the Company, (ii) if the Participant’s employment with the Company or any subsidiary thereof is voluntarily terminated by the Participant or terminated without Cause by the Company, such Participant’s rights, if any, to exercise any then exercisable Stock Options will terminate thirty days or ninety days, respectively, after the date of such termination, but not beyond the stated term of any such Stock Option, and (iii) if the Participant’s employment with the Company or any subsidiary thereof is terminated by due to death or Disability (as defined in the Plan), such Participant will have the right to exercise any then exercisable Stock Options at any time within six months of such termination. The Committee has the discretion to lengthen these post-

termination exercise periods. All unexercisable Stock Options are forfeited upon termination of employment for any reason.

      Payment. Payment for shares issuable pursuant to the exercise of a Stock Option may be made either in cash, by certified check, bank draft, or money order. The Committee may also permit Participants (either on a selective or group basis) to simultaneously exercise Stock Options and sell the Shares of common stock thereby acquired, pursuant to a brokerage “cashless exercise” arrangement” selected and approved in advance by the Committee.

      Changes in Capitalization. In the event of any change in capitalization affecting the common stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the common stock, the Committee shall authorize and make such proportionate adjustments, if any, as the Committee deems appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of the common stock for which rewards in respect thereof may be granted under the Plan, the number of shares of the common stock covered by each outstanding award, the maximum number of shares of common stock which may be granted or awarded to any Participant, and the exercise price per share of common stock in respect of outstanding awards.

      Mergers. Notwithstanding the above, in the event that the Company enters into or is involved in any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination to be referred to herein as a “Merger Event”), a Participant, if so determined by the Board or the Committee, shall be entitled, with respect to both exercisable and unexercisable Stock Options (but only to the extent not previously exercised), to receive substitute stock options in respect of the shares of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in the Plan, if any Merger Event or Change in Control occurs, the Company shall have the right, but not the obligation, to pay to each affected Participant an amount in cash or certified check equal to the excess of the Fair Market Value of the common stock as of the date of the Merger Event underlying any unexercised Stock Options (whether then exercisable or not) over the aggregate exercise price of such unexercised Stock Options.

      If, in the case of a Merger Event in which the Company will not be, or is not, the surviving corporation, and the Company determines not to make the cash or certified check payment described above, the Company shall compel and obligate, as a condition of the consummation of the Merger Event, the surviving or resulting corporation and/or the other party to the Merger Event, as necessary, or any parent, subsidiary or acquiring corporation thereof, to grant, with respect to both exercisable and unexercisable Stock Options (but only to the extent not previously exercised), substitute stock options or stock appreciation rights in respect of the shares of common or other capital stock of such surviving or resulting corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options previously granted hereunder as of the date of the consummation of the Merger Event.

      Upon receipt by any affected Participant of any such substitute stock options as a result of any such Merger Event, such Participant’s affected Stock Options for which such substitute options were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

      Non-Transferability. Unless otherwise provided in the Participant’s Award Agreement, no award under the Plan or any Award Agreement, and no rights or interests therein, may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by the Participant or pursuant to the laws of intestate succession.

Options Granted April 8, 2002

      The following table provides a summary of the number of shares underlying the new options granted to the Chief Executive Officer, the four other highest-paid executives and other persons by group.

Number of Shares
Underlying
Name and Position	Options Granted

Alfonso Romo Garza	460,715
Chairman and Chief Executive Officer
Eugenio Najera Solorzano	316,730
President and Chief Operating Officer
Oscar Velasco Martinez	190,045
Senior Vice President, Asia
Gaspar Alvarez Martinez	140,070
Vice President and Worldwide Corporate Comptroller
Henk Van Wielink	117,960
Senior Vice President, Operations
Executive Officers (as a group)	2,000,000
Directors, Non-Executive Officers	150,000
Employees, Non-Executive Officers	412,000

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

      Unless earlier terminated by the Board, the Plan shall terminate on April 15, 2008. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that no such amendment may (i) materially adversely affect the rights of any Participant under any outstanding Stock Options, without the consent of such Participant, or (ii) make any change that would disqualify the Plan, or any other plan of the Company or any subsidiary thereof intended to be qualified under Section 422 of the Code, or any successor provisions thereto. The Committee may, in its sole discretion, amend or modify at any time and from time to time the restrictions, terms and conditions of any outstanding Stock Option in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially established the restrictions, terms and conditions of such Stock Option. No such amendment or modification shall, however, materially and adversely affect the rights of any Participant under any such Stock Option without the consent of such Participant.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

      The following is a brief and general summary of some United States federal income tax consequences applicable to the Plan. The summary does not reflect any provisions of the income tax laws of any state, local or foreign taxing jurisdiction. Because the tax consequences of events and transactions under the Plan depend upon various factors, including an individual’s own tax status, each Participant who receives an award under the Plan should consult a tax advisor.

      Incentive Stock Options. Stock Options granted under the Plan may be incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Upon the grant of an incentive stock option, the Participant will not recognize any income. Generally, no income is recognized by the Participant upon the exercise of an incentive stock option. The Participant must increase his or her alternative minimum taxable income for the taxable year in which he or she exercised the incentive stock option by the amount that would have been ordinary income had the option not been an incentive stock option.

      Upon the subsequent disposition of shares acquired upon the exercise of an incentive stock option, the federal income tax consequences will depend upon when the disposition occurs and the type of disposition. If the shares are disposed of by the Participant after the later to occur of (i) the end of the two-year period beginning the day after the day the incentive stock option is awarded to the Participant, or (ii) the end of the one-year period beginning on the day after the day the shares are issued to the Participant (the later of (i) or (ii) being the “ISO Holding Period”), any gain or loss realized upon such disposition will be long-term capital gain or loss, and the Company (or a subsidiary) will not be entitled to any income tax deduction in respect of the option or its exercise. For purposes of determining the amount of such gain or loss, the Participant’s tax basis in the shares will be the option price.

      Generally, if the shares are disposed of by the Participant in a taxable disposition within the ISO Holding Period, the excess, if any, of the amount realized (up to the fair market value of the shares on the exercise date) over the option price will be compensation taxable to the Participant as ordinary income, and the Company generally will be entitled to a deduction (see “Limits on Deductions” below) equal to the amount of ordinary income realized by the Participant. Any amount realized upon such a disposition by the Participant in excess of the fair market value of the shares on the exercise date will be capital gain.

      If a Participant has not remained an employee of the Company during the period beginning with the grant of an incentive stock option and ending on the day three months (one year if the Participant becomes disabled) before the date the option is exercised (other than in the case of the Participant’s death), the exercise of such option will be treated as the exercise of a non-qualified stock option with the tax consequences described below.

      Non-Qualified Stock Options. In general, upon the grant of a non-qualified stock option, a Participant will not recognize any income. At the time a nonqualified option is exercised, the Participant will recognize compensation taxable as ordinary income, and the Company generally will be entitled to a deduction (see “Limits on Deductions” below), in an amount equal to the difference between the fair market value on the exercise date of the shares acquired pursuant to such exercise and the option price. Upon a subsequent disposition of the shares, the Participant will recognize long-term or short-term capital gain or loss, depending upon the holding period of the shares. For purposes of determining the amount of such gain or loss, the Participant’s tax basis in the shares will be the fair market value of such shares on the exercise date.

      Limits on Deductions. Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1,000,000 per person in any year, except that qualified performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

      The Company has structured the Plan so that the Company may claim a deduction in connection with (i) the exercise of non-qualified stock options and (ii) the disposition during the ISO Holding Period by a Participant of shares acquired upon the exercise of incentive stock options, provided that, in each case, the requirements imposed on qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder are satisfied with respect to such awards

      Additional Information. The recognition by an employee of compensation income with respect to a grant or an award under the Plan will be subject to withholding for income and employment tax purposes. If an employee, to the extent permitted by the terms of a grant or award under the Plan, uses shares of common stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of common stock.

      If the provisions of the Plan relating to a Change in Control become applicable, certain compensation payments or other benefits received by “disqualified individuals” (as defined in Section 280G(c) of the Code) under the Plan or otherwise may cause or result in “excess parachute payments” (as defined in Section 280G(b)(I) of the Code). Pursuant to Section 280G of the Code, any amount that constitutes an excess parachute payment is not deductible by the Company. In addition, Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such excess parachute payment received by such a disqualified individual, and any such excess parachute payments will not be deductible by the Company (or a subsidiary).

PROPOSAL NO. 4

PROPOSED ADOPTION OF

THE SEMINIS, INC.
RESTRICTED STOCK PLAN OF 2001

      In May 2001, the Compensation Committee of the Board of Directors (the “Board”) of Seminis, Inc. (the “Company”) recommended to the Board the adoption of the Seminis, Inc. Restricted Stock Plan of 2001 (the “Restricted Stock Plan”), subject to approval by the Company’s stockholders. The Board subsequently ratified the Compensation Committee’s recommendation and determined to submit the Restricted Stock Plan to the Company’s stockholders. The Company’s stockholders are now requested to approve the adoption of the Restricted Stock Plan. On January 14, 2002, the Compensation Committee delivered award agreements totaling 4,723,769 shares of restricted stock, which shall vest based on the achievement of Earnings Before Interest, Taxes, Depreciation (“EBITDA”) and inventory targets in respect of the calendar quarter ending on June 30, 2001, and continuing over the subsequent five calendar quarters.

      During the 2000 and 2001 fiscal years, the Company was experiencing severe financial difficulties. Seminis adopted the Global Restructuring and Optimization Plan to address these difficulties and the Restricted Stock Plan was devised to provide levels of compensation based upon the Company’s achieving EBITDA and inventory targets consistent with the Company’s business plan. The vesting of restricted shares under the Restricted Stock Plan reflects the Company’s achievement of these targets and the overall improvement in the Company’s financial condition.

      A general description of the basic features of the Restricted Stock Plan is set forth below. Such description is qualified in its entirety by reference to the full text of the Restricted Stock Plan, which is set forth as Appendix F to this Proxy Statement.

      The Board recommends that the Company’s stockholders vote FOR adoption of the Seminis, Inc. Restricted Stock Plan of 2001.

* * * *

Purpose

      The purpose of the Restricted Stock Plan is to further and promote the interests of the Company, its subsidiaries and its stockholders by enabling the Company and its subsidiaries to attract, retain and motivate employees of the Company and/or its subsidiaries, and to align the interests of those individuals and the Company’s stockholders.

Number of Shares

      The maximum number of shares of Company common stock, par value $0.01 per share (“common stock”), as to which awards may be granted under the Restricted Stock Plan may not exceed 5,200,000 shares. No participant may receive more than 2.5 million Restricted Shares during any calendar year. The limit on the number of shares described in this paragraph and the number of shares subject to any award under the Restricted Stock Plan are subject to proportional adjustment as determined by the Board, to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

Administration

      The administration, interpretation and operation of the Restricted Stock Plan will be vested in the Committee, which shall consist of two or more non-employee directors (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended). Members of the Committee shall serve at the pleasure of the Board and the Board may at any time and from time to time remove members from, or add members to, the Committee. The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of the Restricted Stock Plan.

Eligibility

      Individuals eligible for awards under the Restricted Stock Plan shall be determined by the Committee in its sole discretion and shall be limited to the employees of the Company and its Subsidiaries. Awards under the Restricted Stock Plan shall be made by the Committee.

Awards Under the Plan

      Introduction. Awards under the Restricted Stock Plan consist of restricted shares, which are described below. All awards will be evidenced by an award agreement between the Company and the individual participant and approved by the Committee. In the discretion of the Committee, more than one award may be granted to an eligible employee.

      Restricted Share Awards. Restricted share awards are grants of common stock made to a participant subject to conditions established by the Committee in the relevant award agreement on the date of grant. The restricted shares only become unrestricted in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. Those conditions may include performance targets paid upon satisfaction of EBITDA and inventory targets. A participant may not sell or otherwise dispose of restricted shares until the conditions imposed by the Committee with respect to such shares have been satisfied. Restricted shares which vest will be reissued as unrestricted shares of common stock.

      Each participant who receives a grant of restricted shares will have the right to receive all dividends. Any stock dividends granted with respect to such restricted shares will be treated as additional restricted shares. In addition, share awards under the Restricted Stock Plan may not be voted until the Restricted Stock Plan has been approved by the Company’s stockholders.

      Recapitalization Adjustments. Awards granted under the Restricted Stock Plan and any agreements evidencing such awards and the maximum number of shares of common stock subject to all awards shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number or kind of a share of stock or other consideration subject to such awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Restricted Stock Plan. The Company shall give each participant notice of an adjustment and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Restricted Share Awards

      The following table provides a summary of restricted share awards of the Chief Executive Officer, the four highest-paid executives and other persons by group.

Seminis, Inc. Restricted Stock Plan of 2001

			Total Number of
	Total Number of	Total Number of	Restricted Shares
	Restricted Shares	Shares Fully-	Which May Yet
Name and Position	Granted(1)	Vested(2)	Vest(3)

Alfonso Romo Garza	2,392,153	1,830,694	561,459
Chairman and Chief Executive Officer
Eugenio Najera Solorzano	1,537,813	1,176,875	360,938
President and Chief Operating Officer
Oscar Velasco Martinez	253,861	194,278	59,583
Senior Vice President, Asia
Gaspar Alvarez Martinez	40,032	30,636	9,396
Vice President and Worldwide Corporate Comptroller
Henk van Wielink	34,174	26,153	8,021
Senior Vice President, Operations
Executive Officers (as a group)	4,679,831	3,581,435	1,098,396
Directors, Non-Executive Officers	—	—	—
Employees, Non-Executive Officers	43,938	29,355	6,875

(1)	These restricted shares vest upon attaining EBITDA and/or inventory thresholds for each of the 6 calendar quarters ending on June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002, June 30, 2002 and September 30, 2002. In addition, in respect of the calendar quarters occurring during the 2002 fiscal year, the participants can vest in the restricted shares attributable to such quarters by satisfying certain EBITDA and/or inventory thresholds for the 2002 fiscal year.

(2)	This column lists the number of restricted shares which have become vested for each participant as of June 30, 2002 as a result of satisfying certain EBITDA and/or inventory thresholds.

(3)	This column lists the number of restricted shares which may vest for each participant depending upon the Company’s performance during fiscal year 2002.

Amendment, Suspension or Termination of the Plan

      Unless earlier terminated by the Board, the Restricted Stock Plan shall terminate on December 31, 2002, except with respect to awards then outstanding. The Board may amend, suspend or terminate the Restricted Stock Plan (or any portion thereof) at any time. However, no amendment shall (a) materially adversely affect the rights of any participant under any outstanding award, without the consent of such participant, or (b) increase the number of shares available for awards under the Restricted Stock Plan without stockholder approval.

Certain Federal Income Tax Consequences of the Plan

      The following is a brief and general summary of some United States federal income tax consequences applicable to the Restricted Stock Plan. The summary does not reflect any provisions of the income tax laws of any state, local or foreign taxing jurisdiction. Because the tax consequences of events and transactions under the Restricted Stock Plan depend upon various factors, including an individual’s own tax status, each participant who receives an award under the Restricted Stock Plan should consult a tax advisor.

      A participant will not recognize any income upon the award of restricted shares unless the participant makes an election under Section 83(b) of the Code in respect of such grant, as described below. Unless a participant has made an election under Section 83(b) of the Code in respect of any restricted shares, any dividends received by the participant shall be treated as compensation taxable as ordinary income upon satisfaction of the terms and conditions applicable to the restricted shares. If the participant has made an election under Section 83(b) of the Code in respect of the restricted shares, any dividends received by the participant in respect of such award will be treated as a dividend taxable as ordinary income, and the Company will not be entitled to a deduction in respect of any such dividend payment.

      Unless the participant has made an election under Section 83(b) of the Code (as described below), at the time the terms and conditions applicable to the restricted shares are satisfied, a participant will recognize compensation taxable as ordinary income, and the Company generally will be entitled to a deduction, in an amount equal to the then fair market value of the shares of common stock for which the terms and conditions applicable to the restricted share award have been satisfied. The participant’s tax basis for any such shares of common stock would be the fair market value on the date such terms and conditions are satisfied.

      A participant may irrevocably elect under Section 83(b) of the Code to recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value of such restricted shares (determined without regard to any restrictions thereon) on the date of grant. Such an election must be made by the participant not later than 30 days after the date of grant. If such an election is made, no income would be recognized by the participant (and the Company will not be entitled to a corresponding deduction) at the time the applicable terms and conditions are satisfied. In that case, the participant’s tax basis for the restricted shares received and for any shares of common stock subsequently held in respect thereof would be the fair market value of the restricted shares (determined without regard to any restrictions thereon) on the date of grant. If a participant makes such an election and subsequently all or part of the award is forfeited, the participant will not be entitled to a deduction as a result of such forfeiture.

      The holding period for capital gain or loss purposes in respect of the common stock underlying an award of restricted shares shall commence when the terms and conditions applicable to the restricted shares are satisfied, unless the participant makes a timely election under Section 83(b) of the Code. In such case, the holding period will commence immediately after the grant of such restricted shares.

      Limits on Deductions. Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1,000,000 per person in any year, except that qualified performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision. Because certain restricted share awards under the Restricted Stock Plan may not constitute qualified performance-based compensation under Section 162(m) of the Code, amounts for which the Company may claim a deduction upon the lapse of any restrictions on such restricted share awards may be subject to the limitations on deductibility under Section 162(m).

      Additional Information. The recognition by an employee of compensation income with respect to a grant or an award under the Restricted Stock Plan will be subject to withholding for federal income and employment tax purposes. If an employee, to the extent permitted by the terms of a grant or award under the Restricted Stock Plan, uses shares of common stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of common stock.

      The closing price of the common stock on the NASDAQ National Market on May 31, 2001 was $1.51 per share; the closing price on January 14, 2002 was $1.11; and the closing price on June 28, 2002 was $3.64.

Effective Date

      The Restricted Stock Plan is effective on August 9, 2001, the date of its adoption by the Board subject to stockholder approval. The Restricted Stock Plan will terminate on December 31, 2002, except with respect to awards then outstanding. After such date no further awards will be granted under the Restricted Stock Plan unless the Restricted Stock Plan is extended by the Board.

Approval of the Seminis, Inc. Restricted Stock Plan of 2001

      To become effective, the Seminis, Inc. Restricted Stock Plan of 2001 must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal by the holders of the shares of outstanding common stock entitled to vote thereat.

      The Board recommends that the stockholders vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      Seminis is asking the stockholders to ratify the Board of Directors’ appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year beginning October 1, 2001. The affirmative vote of the majority the votes cast at the Annual Meeting by the holders of the outstanding common stock entitled to vote thereat is necessary to approve the ratification of the independent accountants.

      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may appoint a different independent accounting firm if the Board of Directors determines that such a change is in the best interests of the Company and its stockholders.

Recommendation

      The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment for the fiscal year beginning October 1, 2001.

II.     SECURITY OWNERSHIP OF SEMINIS, INC.

      The following table sets forth information regarding the beneficial ownership of common stock, as of June 28, 2002, by each of Seminis’ directors, the Chief Executive Officer, the President and Chief Operating Officer and the other named executive officers, each person known to Seminis to own beneficially more than 5% of the outstanding shares of common stock, and all directors and executive officers of Seminis as a group.

      The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as those beneficially owned by them.

	Class A		Class B			Total
	Common Stock		Common Stock			Common Stock

Name and Address of Beneficial Owners	Number	Percent(1)	Number(2)		Percent(3)	Number	Percent(4)

DIRECTORS
Alfonso Romo Garza(5)	2,434,153	12.5%	42,823,515	(6)	94.9%	44,907,182	69.6%
Eugenio Najera Solorzano(5)	1,568,113	8.1	—		—	1,568,113	2.4
Bernardo Jimenez Barrera(7)	8,000	*	—		—	8,000	*
Mateo Mazal Beja	53,000	*	—		—	53,000	*
Dr. Roger Beachy(7)	75	*	—		—	75	*
Dr. Peter Davis(7)	3,000	*	—		—	3,000	*
Jose Manuel Garcia Garcia(7)	—	—	—		—	—	—
Eugenio Garza Herrera	—	—	—		—	—	—
William F. Kirk	—	—	—		—	—	—
Adrian Rodriguez Macedo(7)	31,875	*	—		—	31,875	*
Frank J. Pipp(7)	8,000	*	—		—	8,000	*
Dr. Eli Shlifer(7)	6,900	*	—		—	6,900	*
Christopher J Steffen(7)	5,000	*	—		—	5,000	*
NAMED EXECUTIVE OFFICERS (Not Directors)
Oscar Velasco Martinez(5)	253,861	1.3	—		—	253,861	*
Gaspar Alvarez Martinez(5)	44,032	*	—		—	44,032	*
Henk van Wielink(5)	34,574	*	—		—	34,574	*
All directors and named executive officers of Seminis as a group (16 persons)	4,450,583	22.9	42,823,515		94.9	47,274,023	73.2
CERTAIN BENEFICIAL OWNERS
Savia, S.A. de C.V	—	—	40,615,619		90.0	40,615,619	62.9%
Rio Sena #500 Pte Col. del Valle San Pedro Garza Garcia, N.L, 66220 Mexico

*	Less than 1%

(1)	Based on 19,395,647 shares of Class A common stock outstanding, which includes 4,723,769 shares awarded under the Seminis, Inc. Restricted Stock Plan of 2002 and assumes achievement of the maximum 110% of performance goals. The number of shares does not include 36,669,480 shares that will be issued upon stockholder approval of the Exchange.

(2)	Class B common stock is convertible into shares of Class A common stock on a one for one basis, and votes together with the Class A common stock and has three votes per share.

(3)	Based on 45,142,508 shares of Class B common stock outstanding.

(4)	The calculation of percentage beneficial ownership of Class A common stock and Class B common stock, together, is based upon an aggregate of 64,538,155 of Class A common stock and Class B common stock.

(5)	Includes 2,392,153 shares, 1,537,813 shares, 253,861 shares, 40,032 shares and 34,174 shares of Class A common stock issued to Messrs. Romo, Najera, Velasco, Alvarez and van Wielink, respectively, under the Seminis, Inc. Restricted Stock Plan of 2002 assuming maximum achievement of performance goals of which 1,830,694 shares, 1,176,875 shares, 194,278 shares, 30,636 shares and 26,153 shares held by Messrs. Romo, Najera, Velasco, Alvarez and van Wielink, respectively, have vested as of June 28, 2002. Under the terms of the Restricted Stock Awards, the maximum number of shares that may be vested is 120% of the award in the event of achievement of 110% of performance goals. The number of shares does not include options for 84,000 shares, 29,000 shares, 10,525 shares, 5,050 shares and 27,540 shares held by Messrs. Romo, Najera, Velasco, Alvarez and van Wielink, respectively, that are exercisable within 60 days of June 28, 2002.

(6)	The number of shares of Class B common stock beneficially owned by Mr. Romo includes shares beneficially owned by Savia and other entities controlled by Mr. Romo as well as shares directly owned by Mr. Romo and shares held in trust for the benefit of Mr. Romo and certain other persons. The number of shares beneficially owned by Savia includes shares beneficially owned by entities controlled by Savia as well as shares directly owned by Savia.

(7)	The number of shares does not include options for 3,750 shares, 2,250 shares, 3,750 shares, 1,500 shares, 1,500 shares, 3,750 shares, 3,750 shares and 3,750 shares held by Directors Jimenez, Beachy, Davis, Garcia, Rodriguez, Pipp, Shlifer and Steffen, respectively, that are exercisable within 60 days of June 28, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended requires Seminis’ officers and directors and persons who own more than ten percent of a registered class of Seminis’ equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Seminis believes that during fiscal year 2001 its officers and directors complied with all applicable Section 16(a) filing requirements.

III.  EXECUTIVE SUMMARY COMPENSATION TABLE

AND RELATED INFORMATION

      The Compensation Committee (the “Committee”) of the Board of Directors sets the compensation of the Chief Executive Officer and Chief Operating Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

Compensation Philosophy and Objectives

      The Company operates in an extremely competitive and rapidly changing business environment. The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, product quality, and customer satisfaction. Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a group of selected companies with which the Company competes for executive talent and insures equitable remuneration.

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives as well as individual contributions.

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

      The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable incentive awards, and (iii) long-term, equity-based incentive awards.

      The Committee determines the compensation levels for the executive officers with the assistance of the Company’s human resources department, which works with independent consulting firms that furnish the Committee with executive compensation data drawn from nationally recognized surveys of similarly sized companies.

      The positions of the Company’s Chief Executive Officer and executive officers were compared with those of their counterparts, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation.

      Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the peer companies. Consideration is also given to compensation of comparable positions in other Pulsar operating companies.

      Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Variable incentive pay awards are the result of the cumulative achievement of company, team, and personal goals. Goals are established at the beginning of each fiscal period. Goals are set from top down within the organization in such a manner that the personal and team goals for subordinate organizational levels support the attainment of goals for the higher level, thereby assuring a commonality of purpose among functional operations. The incentive plans set a threshold level of Company performance that must be attained before any incentive awards are made. Once the fiscal year’s threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. The plan does allow for pro-rata incentive payment based upon Company goal performance over the threshold but less than or greater than 100% of target. A target is set for each executive officer based on targets for comparable positions at comparison companies, as well as related Pulsar organizations, and is stated in terms of a percentage of the officer’s base salary for the year. In 2001, the Committee adopted and the Board ratified the Restricted Stock Plan whereby certain executive officers of the Company would receive restricted stock awards. The restricted stock awards vest over an 18 month period, from April 1, 2001 to September 30, 2002, and are based upon a level of achievement of performance goals related to EBITDA and reduction of inventory. In addition, the Committee adopted and the Board ratified the Senior Executive Incentive Plan for 2001 and such incentive awards are based on a level of achievement of various performance criteria such as worldwide sales, operating income, inventory management, earnings per share, and other financial ratios.

      Long-Term, Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee’s discretion. Equity-based incentive awards are made in conformance with the Seminis Stock Option Plan of 1998.

      CEO Compensation. The annual base salary of Mr. Romo was established by the Compensation Committee and approved by the Board at its December 2001 meeting. The Committee’s recommendation was made based upon Mr. Romo’s duties and the salary levels paid to Chief Executive Officer’s of similarly sized companies doing business on a global scale. Further consideration was taken of Mr. Romo’s involvement in the founding of Seminis and his previous services to the Company.

      Mr. Romo received $948,900 in compensation payment as a result of Seminis’ fiscal year 2001 performance. Mr. Romo received 2,392,153 shares under the Restricted Stock Plan. In addition, Mr. Romo received an option grant of 96,000 shares under the Company’s broad-based stock option program during and subsequent to the Company’s fiscal year 2001. The option grants made to Mr. Romo have the four year vesting schedule applicable to all plan participants.

      Options from the Company’s Stock Option Plan, which depend upon appreciation of the Company’s common stock over the option term, place a significant portion of Mr. Romo’s compensation at risk.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not qualified performance based compensation. The Restricted Stock Plan and the Stock Option Plan have been structured so that certain compensation deemed paid in connection with the awards of restricted stock and the exercise of option grants made under these plans could qualify as performance-based compensation which should not be subject to the $1 million limitation, if the requirements imposed by Section 162(m) of the Code and the regulations thereunder are satisfied with respect to such awards.

COMPENSATION COMMITTEE

Frank J. Pipp, Chairman
Christopher J. Steffen
Dr. Roger Beachy

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee of the Company’s Board of Directors for the 2001 fiscal year are those named above in the Compensation Committee Report. No member of this Committee was at any time during fiscal year 2001 or at any other time an officer or employee of the Company.

Executive Summary Compensation Table

      The following table provides a summary of compensation earned by the Company’s Chief Executive Officer and the four other highest-paid executives, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years:

					Long-Term
					Compensation Awards
		Annual Compensation
						Securities
				Other	Restricted	Underlying
	Fiscal	Salary	Bonus	Compensation(6)	Stock Awards	Options
Name and Principal Position	Year	($)	($)	($)	(#)(7)	(#)(8)

Alfonso Romo Garza(1)	2001	800,233	0	148,667	2,392,153	96,000
Chairman of the Board	2000	690,797	0	0	0	80,000
and Chief Executive Officer	1999	0	0	0	0	80,000
Eugenio Najera Solorzano(2)	2001	309,452	0	466,940	1,537,813	60,000
President and Chief Operating	2000	0	0	0	0	50,000
Officer	1999	—	—	—	—	3,000
Oscar Velasco Martinez(3)	2001	185,419	214,500 (4)	207,261	253,861	25,000
Senior Vice President, Asia	2000	—	—	—	—	17,100
	1999	—	—	—	—	—
Gaspar Alvarez Martinez(5)	2001	228,057	0	180,391	40,032	15,000
Vice President and Worldwide	2000	146,876	0	136,670	0	5,200
Corporate Comptroller	1999	—	—	—	—	—
Henk van Wielink	2001	215,807	0	195,755	34,174	25,000
Senior Vice President,	2000	141,507	0	0	0	40,272
Operations	1999	155,953	46,419	0	0	10,000

(1)	Chief Executive Officer since January 1, 2000.

(2)	President and Chief Operating Officer since August 2000.

(3)	Senior Vice President, Asia since June 2001.

(4)	Bonus paid in December 2001 with respect to services performed in fiscal year 2001.

(5)	Vice President and Worldwide Corporate Comptroller since April 2000.

(6)	Includes housing allowance, other expatriate benefits and cash payments related to the Restricted Stock Awards and, with respect to Mr. Najera, the fair rental value of a home provided to Mr. Najera by the Company.

(7)	Restricted Stock Awards under the Seminis, Inc. Restricted Stock Award Plan of 2001 vest over an 18 month period, from April 1, 2001 to September 30, 2002, and are based upon a level of achievement of performance goals related to EBITDA and reduction of inventory. Amount assumes achievement of 100% of performance goals. Under the terms of the Restricted Stock Awards, the maximum number of shares that may be vested is 120% of the award in the event of achievement of 110% of performance goals. As of September 30, 2001, the value of the vested Restricted Stock Awards of Messrs. Romo, Najera, Velasco, Alvarez and van Wielink were $895,408, $575,619, $95,023, $14,985 and $12,792, respectively.

(8)	The Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated, provides for grants of options at fair market value of the Class A common stock on the date of grant and vest over a 4 year period.

Employment Contracts

      On January 1, 2000, the Company entered into an employment agreement with Alfonso Romo Garza to serve as Chief Executive Officer. Pursuant to the agreement, Mr. Romo receives annual compensation in the amount of $800,000. Mr. Romo’s salary is subject to annual increases as approved by the Compensation Committee.

      On May 9, 2001, the Company entered into an employment agreement with Eugenio Najera Solorzano to serve as President and Chief Operating Officer of the Company. The term of the agreement is for two years beginning August 2000 and is subject to automatic one year extensions unless either party provides notice of termination not less than 90 days prior to the termination date. The seniority rights date of Mr. Najera as set forth in his contract is February 15, 1989. Pursuant to the agreement, Mr. Najera receives annual compensation of $550,000 and an annual performance bonus in an amount equal to at least 75% of Mr. Najera’s annual base salary if he achieves certain performance objectives in each fiscal year. Mr. Najera also receives other compensation including a housing allowance, school tuition for Mr. Najera’s children, two automobiles, a social/sports club membership and other expatriate benefits. Upon termination of the contract, Mr. Najera is entitled to receive at such time an amount equal to two years of base salary, plus the equivalent percentage of bonuses paid to Mr. Najera in the previous two years. In the event of Mr. Najera’s retirement following two years of employment, the Company will also be obligated to pay an amount equal to two years of base salary and bonus.

      On May 9, 2001, the Company entered into an employment agreement with Oscar Velasco Martinez to serve as Senior Vice President for Asia. The term of the agreement is for two years beginning June 2001 and is subject to automatic one year extensions unless either party provides notice of termination not less than 90 days prior to the termination date. The seniority rights date of Mr. Velasco as set forth in his contract is May 1, 1999. Pursuant to the agreement, Mr. Velasco receives annual compensation of $330,000 and an annual performance bonus in an amount equal to at least 65% of Mr. Velasco’s annual base salary if he achieves certain performance objectives in each fiscal year. Mr. Velasco also receives other compensation including a housing allowance, one automobile, a social/sports club membership and other expatriate benefits. Upon termination of the contract, Mr. Velasco is entitled to receive at such time an amount equal to two years of base salary, plus the equivalent percentage of bonuses paid to Mr. Velasco in the previous two years. In the event of Mr. Velasco’s retirement following two years of employment, the Company will also be obligated to pay an amount equal to two years of base salary and bonus.

      On July 1, 2001, the Company entered into an employment agreement with Gaspar Alvarez to serve as Vice President and Worldwide Corporate Comptroller. Pursuant to the agreement, Mr. Alvarez receives annual compensation of $203,750 in the United States and a payment of approximately $39,100 in Mexico. Mr. Alvarez is eligible to receive a target annual incentive bonus under the Seminis Management Incentive Program up to an amount equal to 45% of base annual salary dependent upon the achievement of certain performance objectives in each fiscal year. Mr. Alvarez also receives other compensation including a housing allowance and other expatriate benefits. In the event of involuntary termination (except for gross misconduct) or if employee terminates employment within one year of a change in control of the ownership of Seminis, Mr. Alvarez is entitled to receive an amount equal to three months salary plus 20 days for each year of service (assuming service began in 1977).

Option Grants

      In August 2001, options to purchase Seminis shares were granted to various individuals for services rendered during the 2001 fiscal year pursuant to the terms of the Seminis, Inc. 1998 Stock Option Plan. Awards of options made to the named executive officers are set forth below.

	Individual Grants				Potential Realizable
					Value at Assumed
		Percent of			Annual Rates of
	Number of	Total Options	Exercise		Stock Price for
	Securities	Granted to	or Base		Appreciation for
	Underlying	Employees in	Price Per		Option Term(1)
	Options	August 2001	Share
Name	(#)	Grant	($/Share)	Expiration Date	5%($)	10%($)

Alfonso Romo Garza	96,000	10.1%	1.18	August 9, 2011	71,241	180,539
Eugenio Najera Solorzano	60,000	6.3%	1.18	August 9, 2011	44,526	112,837
Oscar Velasco Martinez	25,000	2.6%	1.18	August 9, 2011	18,552	47,015
Gaspar Alvarez Martinez	15,000	1.6%	1.18	August 9, 2011	11,131	28,209
Henk van Wielink	25,000	2.6%	1.18	August 9, 2011	18,552	47,015

(1)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the ten (10) year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Class A common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

      In addition, as discussed under Proposal 3, the Board granted options to the Chief Executive Officer and to each of the named executive officers in April 2002.

Option Exercises

      No exercises of options to purchase common stock were made during fiscal year 2001 by the Chief Executive Officer or any other named executive officer of Seminis.

Fiscal 2001 Year End Option Values

      The following table sets forth information concerning unexercised options held by the named executive officers as of September 30, 2001. Based on the closing price per share of Class A common stock on the Nasdaq National Market on September 30, 2001, none of the unexercised options are in-the-money.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	Fiscal Year End (#)		Fiscal Year End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfonso Romo Garza	20,000	236,000	—	—
Eugenio Najera Solorzano	750	112,250	—	—
Oscar Velasco Martinez	3,750	38,350	—	—
Gaspar Alvarez Martinez	1,000	19,200	—	—
Henk van Wielink	13,485	68,010	—	—

      In addition, does not include options granted in April 2002 as described in Proposal 3.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table sets forth information concerning equity securities of the Company that are authorized for issuance under all compensation plans.

	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued Upon	Weighted-average	for Future Issuance
	Exercise of	Exercise Price	Under Equity
	Outstanding	of Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(excluding Securities
	and Rights	and Rights	Reflected in Column(a)

Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,111,786	$3.13	1,565,364
Equity compensation plans not approved by security holders	—	—	—

Total	2,111,786	$3.13	1,565,364

1.	The Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated, was adopted by the Company prior to the initial public offering of the common stock of the Company in July 1999.

Transactions with Executive Officers, Directors and Others

      Pursuant to an agreement between our Company and Bionova, a biotechnology and fresh produce company and a majority owned subsidiary of Savia, we paid Bionova $2.26 million in fiscal year 2001 for access to the results of Bionova’s biotechnology research. This agreement was recently terminated.

      In fiscal year 2001, we had sales of $944,000 to Agrobionova, an affiliate of Savia, and a receivable of $617,000 at September 30, 2001. We also had sales of $296,000 to Bionova, and a corresponding receivable of $296,000 at September 30, 2001.

      In June 2000, Seminis sold residential real property, originally acquired on December 12, 1999 for $862,000, to Mr. Bruno Ferrari, our Executive Senior Vice President, Europe, Middle East and Africa, at the appraised value of $875,000. The loan is evidenced by a promissory note signed by Mr. Ferrari and secured by a deed of trust for the purchase price. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, including interest accrued thereon, commencing December 15, 2000, and annually thereafter. Under a separate agreement, the Company pays a bonus to Mr. Ferrari that covers the interest on the loan. Since the beginning of fiscal year 2001, the largest aggregate amount of indebtedness outstanding was $875,000 and the amount outstanding as of January 24, 2002 was $700,000. All installments that are due have been paid in full.

      In April 2000, Seminis loaned $100,000 to Mr. Gaspar Alvarez, our Vice President and Worldwide Corporate Comptroller, to assist in the purchase of a family residence. The loan is evidenced by a promissory note signed by Mr. Alvarez and is secured by a second deed of trust. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, including interest accrued thereon, commencing December 15, 2000, and annually thereafter. Since the beginning of fiscal year 2001, the largest aggregate amount of indebtedness outstanding was $100,000 and the amount outstanding as of January 24, 2002 was $80,000. All installments that are due have been paid in full.

      In November 2000, Seminis loaned $60,630 to Mr. Oscar Velasco, our Senior Vice President, Asia, to assist in the purchase of a family residence. The loan was evidenced by a promissory note signed by Mr. Velasco and secured by a second deed of trust. Since the beginning of fiscal year 2001, the largest aggregate amount of indebtedness outstanding was $60,630 and the amount outstanding as of January 24, 2002 was $0. The loan was paid back to the Company when his residence was sold.

      In October 2001, Seminis loaned $69,734 to Mr. Salvador Alanis, our Vice President, Strategic Support, to assist in the purchase of a family residence. The loan is evidenced by a promissory note signed by

Mr. Alanis and is secured by a second deed of trust. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, plus interest accrued thereon, commencing December 15, 2002, and annually thereafter. Since the beginning of fiscal year 2001, the largest aggregate amount of indebtedness outstanding was $69,734 and the amount outstanding as of January 24, 2002 was $69,734.

      In December 2001, Seminis loaned $135,136 to Mr. Enrique Osorio, our Vice President, Treasury, Investor Relations and Information Technology, to assist in the purchase of a family residence. The loan is evidenced by a promissory note signed by Mr. Osorio and is secured by a second deed of trust. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, plus interest accrued thereon, commencing December 15, 2002, and annually thereafter. Since the beginning of fiscal year 2001, the largest aggregate amount of indebtedness outstanding was $135,136 and the amount outstanding as of January 24, 2002 was $135,136.

IV.     STOCK PERFORMANCE GRAPH

      The graph set forth below compares the monthly percentage change in Seminis’ cumulative total shareholder return on its Class A common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”) and a peer group comprised of Standard & Poor’s Foods Index.

CUMULATIVE TOTAL SHAREHOLDER RETURN

FOR THE PERIOD FROM JUNE 30, 2000 THROUGH SEPTEMBER 30, 2001(1)

Comparison of Cumulative Total Return Among Seminis Inc.

S&P 500 and S&P Foods

	SEMINIS	S&P 500	S&P FOODS

June 30, 1999	100	100	100
September 30, 1999	58	94	94
September 30, 2000	8	106	89
September 30, 2001	9	78	107

(1)	Assumes that the value of the investment in Seminis’ common stock and each index was $100 on June 30, 1999 and that all dividends were reinvested.

V.     STOCKHOLDER PROPOSALS FOR FISCAL YEAR 2002 PROXY STATEMENT

      If a stockholder intends to present a proposal at Seminis’ Fiscal Year 2002 Annual Meeting of Stockholders and seeks to have the proposal included in Seminis’ Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Seminis no later than the close of business on November 1, 2002. If a stockholder wishes to present a matter at the 2002 Annual Meeting of Stockholders that is outside of the processes of Rule 14a-8, Seminis’ Bylaws state that notice must be given to Seminis by November 1, 2002. After that date, the proposal will be considered untimely and Seminis’ proxies will have discretionary voting authority with respect to such matter. Any proposals, as well as any related questions, should be directed to the Secretary of Seminis.

VI.     OTHER INFORMATION

      The cost of the solicitation of Proxies by the Board of Directors will be borne by Seminis. Solicitation of proxies will be made by mail, and, in addition, may be made by officers, and employees of Seminis, personally or by telephone. Forms of Proxies and proxy materials may also be distributed, through brokers, custodians and other like parties to the beneficial owners of Seminis’ common stock.

APPENDIX A

UBS Warburg LLC
555 California Street, Suite 3600
San Francisco, CA 94104
Tel 415 352-5500

July 3, 2002

The Board of Directors

Seminis, Inc.
2700 Camino del Sol
Oxnard, California 93030

Dear Members of the Board of Directors:

      We understand that Seminis, Inc., a Delaware corporation (the “Company”), is considering a transaction (the “Exchange”) whereby the Company would issue to Savia, S.A. de C.V. (“Savia”) shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) in exchange for the cancellation of (i) all of the outstanding shares of Class C Redeemable PIK Preferred Stock, par value $0.01 per share, of the Company (the “Class C Preferred Stock”) held by Savia, together with all accrued and unpaid PIK dividends on such Class C Preferred Stock as of the date of the Exchange (the “Accrued Class C PIK Dividends”) and the Remaining Class C Cash Dividends (as defined below), and (ii) any and all rights associated with the APIC (as defined below), together with all accrued and unpaid PIK dividends on the APIC as of the date of the Exchange (the “Accrued APIC PIK Dividends”) and all accrued and unpaid cash dividends on the APIC as of the date of the Exchange (the “Accrued APIC Cash Dividends”). As used herein, “Remaining Class C Cash Dividends” means (i) the amount of all accrued and unpaid cash dividends on the Class C Preferred Stock held by Savia as of the date of the Exchange less (ii) an amount equal to $15,000,000, representing accrued and unpaid cash dividends on the Class C Preferred Stock held by Savia as of the date of the Exchange that the Company has agreed to pay in cash pursuant to the Exchange Agreement (as defined below). The terms and conditions of the Exchange are more fully set forth in the Exchange Agreement, dated as of July 3, 2002 (the “Exchange Agreement”), by and between Savia and the Company.

      Savia and its affiliates are referred to herein, collectively, as the “Affiliated Stockholders.” The Class A Common Stock and the Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) are referred to herein, together, as the “Common Stock.” The term “Public Stockholders,” as used herein, means holders of Common Stock, in each case other than the Affiliated Stockholders and other than holders of Class B Common Stock that also hold Class B Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Class B Preferred Stock”).

      We understand, and have assumed for purposes of this opinion, that Savia owns as of the date hereof, and will own as of the date of the Exchange, 12,018 shares of Class C Preferred Stock (Stated Value $10,000 per share), with an aggregate liquidation preference of $120,181,364 (the “Class C Liquidation Preference”), which number of shares and liquidation preference includes Accrued Class C PIK Dividends. Such shares represent all of the issued and outstanding shares of Class C Preferred Stock. We further understand, and have assumed for purposes of this opinion, that in October and November 2000 Savia made additional capital contributions to the Company (the “APIC”), which total as of the date hereof, and which will total as of the date of the Exchange, $46,695,372 (the “APIC Liquidation Preference”), which amount includes Accrued APIC PIK Dividends. We also understand, and have assumed for purposes of this opinion, that the Remaining Class C Cash Dividends equal $3,010,738 and the Accrued APIC Cash Dividends equal $6,997,911.

      The Exchange Agreement provides that in the Exchange Savia would receive an aggregate of 37,669,480 shares of Class A Common Stock (the “Consideration”) in exchange for the cancellation of the Class C Liquidation Preference, the APIC Liquidation Preference, the Remaining Class C Cash Dividends and the Accrued APIC Cash Dividends.

      At the direction of the Company, we have assumed for purposes of this opinion that the APIC has legal and economic rights and terms equivalent in all respects to those of shares of Class C Preferred Stock having an aggregate liquidation preference (including accrued and unpaid PIK dividends thereon) equal to $46,695,372, which rights include the right to receive or accrue dividends thereon in the same manner and form as the Class C Preferred Stock and at a rate equivalent to the dividend rate for the Class C Preferred Stock. We further have assumed for purposes of this opinion that the Board of Directors of the Company will have adopted, prior to the consummation of the Exchange, a resolution ratifying the legal and economic rights and terms of the APIC as equivalent in all respects to those of shares of Class C Preferred Stock, as described in the immediately preceding sentence.

      You have requested our opinion as to the fairness from a financial point of view to the Public Stockholders of the Consideration to be received by Savia in the Exchange.

      UBS Warburg LLC (“UBSW”) has acted, and continues to act, as restructuring and strategic advisor to the Board of Directors of the Company in connection with the Exchange, certain other refinancing and recapitalization transactions and certain other proposed transactions and has received or will receive fees for its services in such capacities. Such capacities include, among others, UBSW acting as book manager for the proposed debt offering by the Company and UBSW participating in the Company’s proposed new credit facility, in each case, for which UBSW will receive a fee for its services. UBSW also will receive a fee upon delivery of this opinion. In the past, UBSW and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of the Company and Savia for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the Company’s underlying business decision to effect the Exchange. At your direction, we have not been asked to, nor do we, offer any opinion as to the structure or form of the Exchange. Our opinion also does not address the timing or initiation of the Exchange or the process or procedures followed by the Board of Directors of the Company or the Special Committee of Independent Directors. At your direction, we have not been asked to, nor do we, express any opinion to the Affiliated Stockholders or to the holders of Class B Preferred Stock or any opinion with respect to the fairness from a financial point of view to the Affiliated Stockholders or to the holders of Class B Preferred Stock of the Consideration to be received by Savia in the Exchange. We also express no opinion as to the prices at which the Common Stock may trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Exchange Agreement does not differ in any material respect from the draft that we have examined, and that the parties to the Exchange Agreement will comply with all the material terms of the Exchange Agreement.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and were not publicly available, (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (v) compared the financial terms of the Class C Preferred Stock with the publicly available financial terms of certain other securities which we believe to be generally relevant, (vi) considered certain pro forma effects of the Exchange on the Company’s financial statements prepared by Company management, (vii) reviewed a draft of the Exchange Agreement and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your

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direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and other calculations, financial information and data prepared by the Company, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In this regard we note that market conditions on the date hereof are unusually volatile and we have, with your approval, assumed that these conditions are temporary.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Savia in the Exchange is fair, from a financial point of view, to the Public Stockholders.

Very truly yours,

UBS WARBURG LLC

By: Name: Steven D. Smith Title: Managing Director	By: Name: Jeffrey Raich Title: Managing Director

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APPENDIX B

      This EXCHANGE AGREEMENT dated as of July 1, 2002 (the “Agreement”) is made and entered into by and between Seminis, Inc., a Delaware corporation (“Seminis”), and Savia, S.A. de C.V, a Mexican corporation (“Savia”).

      WHEREAS, Savia owns 12,018 shares of Class C Redeemable PIK Preferred Stock, par value $.01 per share, of Seminis (the “Class C Preferred Stock”) with a liquidation value of $120,181,364, which constitutes all of the issued and outstanding shares of Class C Preferred Stock, and has contributed to Seminis $46,695,372 of additional capital contributions (the “APIC”);

      WHEREAS, Seminis is restructuring its debt under its Credit Agreement, and as part of the restructuring it is necessary for Seminis to recapitalize the issued and outstanding shares of Class C Preferred Stock, the APIC, and the accrued and unpaid dividends on the Class C Preferred Stock and APIC, other than $15,000,000 of such accrued and unpaid dividends to be paid by the Cash Payment (as defined below), through the date of the Exchange (as defined below), (the “Dividends”);

      WHEREAS, Savia has agreed as part of the recapitalization to exchange the shares of Class C Preferred Stock, the APIC and the Dividends for shares of Class A Common Stock, par value $.01 per share, of Seminis (the “Class A Common Stock”) and the payment of $15,000,000 plus Interest from the date hereof until the date of payment, (including such Interest, the “Cash Payment”); and

      WHEREAS, a special committee of independent directors of the Board of Directors of Seminis and representatives of Savia have agreed that Savia will receive in the Exchange (as defined below) an aggregate of 37,669,480 shares of Class A Common Stock in exchange for the Class C Preferred Stock, the APIC and the Dividends.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EXCHANGE AND CLOSING

      1.01     Exchange. Savia and Seminis hereby agree to exchange all of the right, title and interest of Savia in and to the Class C Preferred Stock, the APIC and the Dividends for the Seminis Shares (as defined below) (the “Exchange”), on the terms and subject to the conditions set forth in Section 2.01.

      1.02     Closing. The Closing will take place at the offices of Seminis, Inc., 2700 Camino del Sol, Oxnard, California 93030, or at such other place as Seminis and Savia mutually agree, at 10:00 A.M. local time, on the Closing Date.

ARTICLE II

EXCHANGE OF SHARES AND PAYMENTS

      2.01     Exchange of Shares.

      (a) At the Closing, Seminis will deliver to Savia, a certificate or certificates representing 37,669,480 shares of Class A Common Stock, registered in the name of Savia (the “Seminis Shares”), and

      (b) At the Closing, Savia will assign and transfer to Seminis all of Savia’s right, title and interest in and to the shares of Class C Preferred Stock, the APIC and the Dividends by delivering to Seminis (i) a certificate or certificates representing the shares of Class C Preferred Stock, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached, and (ii) an acknowledgement that the APIC and the Dividends have been fully satisfied as part of the delivery of the Seminis Shares.

      2.02     Payment of Cash Payment. Seminis will pay to Savia the Cash Payment simultaneously with the closing of the refinancing of the Credit Agreement, but in no event later than December 31, 2002.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SAVIA

      Savia hereby represents and warrants to Seminis as follows:

3.01 Organization of Savia. Savia is a corporation duly organized, validly existing and in good standing under the laws of the United Mexican States. Savia has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, exchange and transfer the shares of Class C Preferred Stock, the APIC and the Dividends.

3.02 No Conflicts. The execution and delivery by Savia of this Agreement do not, and the performance by Savia of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Savia;

(b) conflict with or result in a violation or breach of any term or provision of any law or order applicable to Savia; or

(c) except for the consent required under the Pledge Agreement (as defined in Section 3.04), (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Savia to obtain any consent, approval or action of, make any filing with or give any notice to any person under, the terms of any contract or agreement to which Savia is a party.

3.03 Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of Savia, threatened against, relating to or affecting Savia or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

3.04 Title to Class C Preferred Stock. Savia owns the 12,018 shares of Class C Preferred Stock, beneficially and of record, free and clear of all liens, except for the lien under the Pledge and Security Agreement dated as of June 27, 2001 between Savia and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as collateral agent (the “Pledge Agreement”). The delivery of a certificate or certificates at the Closing representing the shares of Class C Preferred Stock in the manner provided in Section 2.01(b) will transfer to Seminis good and valid title to the shares of Class C Preferred Stock, free and clear of all liens.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEMINIS

      Seminis hereby represents and warrants to Savia as follows:

4.01 Organization. Seminis is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seminis has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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4.02 No Conflicts. The execution and delivery by Seminis of this Agreement do not, and the performance by Seminis of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Seminis;

(b) subject to obtaining the approvals set forth in Section 6.01 conflict with or result in a violation or breach of any term or provision of any law or order applicable to Seminis; or

(c) except for the consent of the Required Banks (as defined in the Credit Agreement) under the Credit Agreement set forth in Section 6.01 (c), (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Seminis to obtain any consent, approval or action of, make any filing with or give any notice to any person under, the terms of any contract or agreement to which Seminis is a party.

4.03 Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of Seminis, threatened against, relating to or affecting Seminis or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.04 Class A Common Stock. Upon issuance and delivery of the Seminis Shares in accordance with this Agreement, the Seminis Shares will be duly authorized, validly issued, fully paid and nonassessable.

ARTICLE V

COVENANTS OF SAVIA

      Savia covenants and agrees with Seminis that, at all times from and after the date hereof until the Closing, Savia will comply with all covenants and provisions of this Article V, except to the extent Seminis may otherwise consent in writing.

      5.01     Approvals. Savia will use its best efforts to obtain, as promptly as practicable:

(a) the consent or approval of the required lenders under the Pledge Agreement to the consummation of the transactions contemplated under this Agreement.

      5.02     Restrictions on Other Transfers. Savia will not sell, dispose, or otherwise transfer, or incur any lien or other interest on, the Class C Preferred Stock, the APIC or the Dividends, other than pursuant to the Pledge Agreement.

      5.03     Fulfillment of Conditions. Savia will use its best efforts and proceed diligently and in good faith to satisfy its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, and cooperate with Seminis in connection with the performance by Seminis of the obligations of Seminis under Section 6.01, including voting the shares of Class B Common Stock owned by Savia in favor of the approval of the issuance of the Seminis Shares at the meeting of shareholders of Seminis convened to approve the issuance of the Seminis Shares.

ARTICLE VI

COVENANTS OF SEMINIS

      Seminis covenants and agrees with Savia that, at all times from and after the date hereof until the Closing, Seminis will comply with all covenants and provisions of this Article VI, except to the extent Savia may otherwise consent in writing.

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      6.01     Approvals. Seminis will use its best efforts to obtain, as promptly as practicable:

(a) the approval by the Board of Directors of Seminis of this Agreement and the performance by Seminis of its obligations under this Agreement;

(b) the approval by the shareholders of Seminis of the issuance of the Seminis Shares to Savia under this Agreement; and

(c) the consent of the Required Banks (as defined in the Credit Agreement) under the Credit Agreement to the Cash Payment.

6.02 Fulfillment of Conditions. Seminis will use its best efforts and proceed diligently and in good faith to satisfy its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, and cooperate with Savia in connection with the performance by Savia of the obligations of Savia under Section 5.01.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SEMINIS

      The obligations of Seminis hereunder to deliver the Seminis Shares and the Cash Payment, are subject to the fulfillment, at or before the Closing, of each of the following conditions (except, with respect to the Cash Payment, (i) the references to Closing Date in Sections 7.01 and 7.03 shall refer to the date the Cash Payment is made, and (ii) the condition set forth in Section 7.02, 7.04 and 7.05 shall not be applicable, and with respect to the Exchange, the condition set forth in Section 7.07 shall not be applicable) all or any of which may be waived in whole or in part by Seminis in its sole discretion:

7.01 Representations and Warranties. Each of the representations and warranties made by Savia in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

7.02 Performance. Savia shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Savia at or before the Closing.

7.03 Orders and Laws. There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.04 Fairness Opinion. The Board of Directors of Seminis shall have received an opinion from UBS Warburg that the number of Seminis Shares to be issued to Savia in the Exchange is fair, from a financial point of view, to the holders of Class A Common Stock and Class B Common Stock of Seminis, other than Savia and its affiliates and holders of Class B Common Stock that also hold Class B Preferred Stock of Seminis (the “Fairness Opinion”). The Fairness Opinion shall not have been withdrawn or modified in any manner.

7.05 Seminis Shareholder Approval. All required approvals by the shareholders of Seminis to the issuance of the Seminis Shares pursuant to the Exchange shall have been obtained.

7.06. Seminis Board Approval. The Board of Directors of Seminis shall have approved this Agreement and the transactions contemplated under this Agreement.

7.07. Seminis Required Lender Approval. The consent of the Required Banks (as defined in the Credit Agreement) under the Credit Agreement necessary to permit Seminis to pay the Cash Payment shall have been obtained.

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ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SAVIA

      The obligations of Savia hereunder to exchange the shares of Class C Preferred Stock, the APIC and the Dividends for the Seminis Shares and to accept the Cash Payment are subject to the fulfillment, at or before the Closing, of each of the following conditions (except, with respect to the Cash Payment, (i) the references to Closing Date in Sections 8.01 and 8.03 shall refer to the date the Cash Payment is made, and (ii) the condition under Section 8.02 shall not be applicable), all or any of which may be waived in whole or in part by Savia in its sole discretion:

8.01 Representations and Warranties. Each of the representations and warranties made by Seminis in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

8.02 Performance. Seminis shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seminis at or before the Closing.

8.03 Orders and Laws. There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.04 Savia Required Creditor Approval. All consents under the Pledge Agreement necessary to permit Savia to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained and shall be in full force and effect.

ARTICLE IX

TERMINATION

      9.01     Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

(a) at any time before the Closing, by mutual written agreement of Savia and Seminis;

(b) at any time before the Closing, by Savia or Seminis in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party; or

(c) at any time after January 31, 2003, by either party, if the Closing has not occurred on or prior to such date.

      9.02     Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Savia or Seminis (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 11.03 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.01(b) , Savia will remain liable to Seminis for any willful breach of this Agreement by Savia existing at the time of such termination, and Seminis will remain liable to Savia for any willful breach of this Agreement by Seminis existing at the time of such termination, and Savia or Seminis may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

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ARTICLE X

DEFINITIONS

      10.01     Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Business Day” means a day when banks in the United States are open for business.

“Closing” means the closing of the transactions contemplated by Section 1.02.

“Closing Date” means two Business Days after the date that all of the applicable conditions set forth in Articles VII and VIII have occurred or have been waived by the parties hereto.

“Credit Agreement” means the Credit Agreement, dated as of June 28, 1999, among Seminis, Seminis Vegetable Seeds, Inc. and SVS Holland B.V., as Borrowers, Harris Trust and Savings Bank, as Administrative Agent, Bank of Montreal, Chicago Branch, as Syndication Agent, and the other Lenders from time to time party thereto, as heretofore or hereafter amended.

“Interest” means a rate of interest of 10% per year, compounded quarterly.

ARTICLE XI

MISCELLANEOUS

      11.01     Notices. All notices and other communications in connection with this Agreement must be in writing and given by hand delivery, airmail (postage prepaid) or telex or facsimile transmission, in each case addressed as specified below or in any subsequent notice from the intended recipient to the party sending the notice. Such notices and communications will be effective upon delivery if delivered by hand, upon receipt if sent by mail, upon transmission with answerback confirmed if sent by telex or upon receipt if sent by facsimile transmission.

                If to Seminis, to:

                                        Seminis, Inc.

                                        2700 Camino del Sol
                                        Oxnard, California 93030
                                        Facsimile No.: 805-918-2553
                                        Attn: Enrique Osorio

                If to Savia, to:

                                        Savia, S.A. de C.V.

                                        Rio Sena No. 500 Pte.
                                        Col. Del Valle
                                        Entre Humberto Lobo y Tamesis
                                        San Pedro Garza Garcia, Nuevo Leon 66220
                                        Mexico
                                        Facsimile No.: 011 528181735508
                                        Attn: Francisco Garza

      All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

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      11.02     Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

      11.03     Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 9.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses.

      11.04     Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

      11.05     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      11.06     Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      11.07     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      11.08     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in the State of Delaware, without giving effect to the conflicts of laws principles thereof.

      11.09     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.

SAVIA, S.A. DE C.V.

/s/ BERNARDO JIMENEZ

Name: Bernardo Jimenez
Title: Attorney in Fact

/s/ FRANCISCO J. GARZA

Name: Francisco J. Garza
Title: Attorney in Fact

SEMINIS, INC.

/s/ ENRIQUE OSORIO

Name: Enrique Osorio
Title: Treasury V.P.

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APPENDIX C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEMINIS, INC.

      Seminis, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1.     The name of the corporation is Seminis, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 18, 1999.

      2.     This Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation at a stockholder meeting on March 16, 1999 and duly acknowledged and executed by the officers of the Corporation in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”) and, upon filing with the Secretary of State in accordance with Section 103, shall thenceforth supercede the original Certificate of Incorporation, and shall, as it may thereafter be amended in accordance with its terms and the law, be the Amended and Restated Certificate of Incorporation of the Corporation.

      3.     The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

FIRST: The name of the Corporation is Seminis, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of stock which the Corporation has authority to issue is 168,000,000 shares, consisting of (a) 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”) and (b) 158,000,000 shares of Common Stock, par value $.01 per share (the “Authorized Common Stock”), to be divided into two classes, consisting of (i) 91,000,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) and (ii) 67,000,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”).

(A) Preferred Stock

The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such class or series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

(1) the designation of and the number of shares constituting such class or series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock

Designation) increase or decrease (but not below the number of shares of such class or series then outstanding);

(2) the dividend rate for the payment of dividends on such class or series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

(3) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(5) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

(6) the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(7) the restrictions, if any, on the issue or reissue of shares of the same class or series or of any other class or series;

(8) the amounts payable on and the preferences, if any, of the shares of such class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(9) any other relative rights, preferences and limitations of that class or series.

(B) Common Stock

(1) General. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Except as provided for in paragraph 2 of this Section B of this Article FOURTH holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise; provided, however, that if any dividend is declared payable to the holders of shares of Class A Common Stock, an equal and simultaneous dividend will be paid to the holders of shares of Class B Common Stock, and if any dividend is declared payable to the holders of shares of Class B Common Stock, an equal and simultaneous dividend will be paid to the holders of shares of Class A Common Stock.

(2) Voting Rights. Except as otherwise provided herein or as specifically required under the GCL, the holders of Class A Common Stock shall be entitled to one (1) vote per share and the holders of Class B Common Stock shall be entitled to three (3) votes per share. Class A Common Stock and Class B Common Stock shall vote as a single class on all matters to be voted on by the Corporation’s stockholders, including, without limitation, any consolidation or merger of the Corporation into or with any other corporation or the sale or transfer by the Corporation of all or substantially all of its assets. With the approval of a majority of the shares of the Class A Common Stock and the Class B Common Stock, each voting separately as a class, the Company may change the number of votes per share each share of the Class B Common Stock shall be entitled to vote.

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(3) Conversion.

(a) Mandatory Conversion. Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon the Transfer (as defined below) of such share of Class B Common Stock other than pursuant to an Exempt Transfer (as defined below).

(b) Optional Conversion. Each share of Class B Common Stock shall, at the option of the holder thereof, be convertible into one share of Class A Common Stock at any time.

(c) Surrender of Certificates. With respect to any conversion of shares of Class B Common Stock into shares of Class A Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation during normal business hours together with, in the case of a conversion pursuant to Subpart (b) above, a written notice by such holder stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into shares of Class A Common Stock. The Corporation will, as soon as practicable thereafter issue and deliver to such holder of shares of Class B Common Stock, or to the nominee or nominees of such holder, certificates for the number of shares of Class A Common Stock into which such shares have been converted. If surrendered certificates for shares of Class B Common Stock are converted only in part, the Corporation will issue and deliver to the holder, or to the nominee or nominees of such holder, a new certificate or certificates representing the aggregate of the unconverted shares of Class B Common Stock. Shares of Class B Common Stock shall be deemed to have been converted into shares of Class A Common Stock in the case of a conversion pursuant to Subpart (a) above, as of the date of the Transfer of shares of Class B Common Stock (other than pursuant to an Exempt Transfer) and, in the case of a conversion pursuant to Subpart (b) above, as of the date of the surrender of such shares for conversion and delivery of the accompanying notice as provided above, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date.

(d) Reservation of Shares. The Corporation will reserve and at all times keep available out of its authorized but unissued shares of Class A Common Stock or its shares of treasury stock of such class, a sufficient number of shares of Class A Common Stock to satisfy the conversion requirements of all outstanding shares of Class B Common Stock. The Corporation will take all such action as may be necessary to ensure that all shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock will be duly and validly authorized and issued and fully paid and nonassessable.

(e) Transfer Taxes. The issuance of certificates for shares of Class A Common Stock upon the conversion of shares of Class B Common Stock shall be made without charge to the holders converting such shares of Class B Common Stock for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be direct by, the holders of shares of Class B Common Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of shares of Class B Common Stock converted, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(f) Definitions. For purposes of this Article Fourth, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Business Organization, any natural person or Business Organization that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Organization.

“Business Organization” means a corporation, partnership, association, joint-stock company or trust where the interests of the beneficiaries are evidenced by a security, unincorporated organization, estate, governmental or political subdivision thereof or governmental agency.

“Exempt Transfer” means a Transfer of Class B Common Stock (i) to any other holder of Class B Common Stock or an Affiliate of a holder of Class B Common Stock which holder is a Business Organization, (ii) to a trust for the sole benefit of a holder of Class B Common Stock who is a natural person, (iii) to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock who is a natural person, or (iv) to a trust for the sole benefit of a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock who is a natural person, (v) by will to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock who is a natural person, (vi) pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock who is a natural person, (vii) to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (viii) to the Company.

“Transfer” means a sale, assignment, transfer, gift, encumbrance or other disposition; provided, however, that a bona fide pledge for collateral security purposes shall not be deemed a Transfer.

FIFTH: The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(A) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(B) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

(C) provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

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(D) provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(E) provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself; and

(F) the appointment of a rights agent with respect to such rights.

Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least a majority of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article FIFTH. For the purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

SIXTH: (A) In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i) to adopt, amend or repeal the Bylaws of the Corporation, in each case without the requirement of any vote of stockholders, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

(ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

(B) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

(C) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with (i) this Article SIXTH or (ii), subject to Subclause (A)(i) above, Section 2.2, 2.4, 2.5, 2.7 or 2.10 of Article II, Section 3.2, 3.3 or 3.5 of Article III or Article X of the Bylaws of the Corporation.

SEVENTH: (A) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

(B) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, a special meeting of the holders of stock of the Corporation entitled to vote on any business to be considered at any such meeting may be called only by the Chairman of the Board of the Corporation, and shall be called by the Secretary of the Corporation at the request of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would at the time have if there were no vacancies (the “Whole Board”).

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(C) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article SEVENTH.

EIGHTH: (A) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such a manner as may be prescribed by the Bylaws of the Corporation.

(B) Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(C) The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall be divided into three classes, each consisting of, as near as possible, an equal number of directors, and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the 2000 annual meeting of stockholders, Class II directors shall be initially elected for a term expiring at the 2001 annual meeting of stockholders, and Class III directors shall be initially elected for a term expiring at the 2002 annual meeting of stockholders. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

(D) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

(E) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

(F) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

(G) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article EIGHTH.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article NINTH shall adversely affect any

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right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

TENTH: Except as may be expressly provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law, and all powers, preferences and rights of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH, provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of law.

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CERTIFICATE OF DESIGNATIONS

of

CLASS C REDEEMABLE PIK PREFERRED STOCK

of

Seminis, Inc.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

      Seminis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law (the “GCL”) by unanimous written consent on February 24, 1999:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Articles of Incorporation of the Corporation, as amended, the Board of Directors hereby creates a Class C Redeemable PIK Preferred Stock, par value $.01 per share (the “Class C Preferred Stock”), of the Corporation and hereby states the designation and number of shares of such Class, and fixes the relative rights, preferences, and limitations thereof as follows:

Part 1. Designation and Amount Class C Preferred Stock. The shares of Class C Preferred Stock shall be designated as “Class C Redeemable PIK Preferred Stock” and the number of shares constituting the Class C Preferred Stock shall be two thousand (2,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance of additional shares of Class C Preferred Stock pursuant to the terms hereof and the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class C Preferred Stock.

Part 2. Dividends.

2A. Payment of Dividends. The dividends on each share of the Preferred Stock shall accrue cumulatively at the rate of 10% per annum of the Stated Value thereof from and including December 1, 1998 to and including the date on which the Class C Preferred Stock is redeemed. The dividends on each share of Class C Preferred Stock shall be payable, to the extent permitted under the GCL and not prohibited by the Credit Agreement, to the registered holder thereof quarterly on the first day of January, April, July and October of each year, or if such day is not a Business Day, on the immediately preceding Business Day; provided that for each quarterly payment until and including the quarterly payment due January 2001, dividends shall be payable by issuing a number of additional fully paid and non-assessable shares (including fractional shares, if any) of Class C Preferred Stock determined by dividing the amount of the dividend by the Stated Value (each a “PIK Dividend Payment”). Such dividends shall accrue whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. To the fullest extent permitted under the GCL and not prohibited by the Credit Agreement, the Board of Directors of the Corporation shall declare and the Corporation shall pay all dividends accrued on the Class C Preferred Stock on the dates set forth above. Any dividends which are not declared and paid on the dates set forth above shall be declared and paid as soon as permitted under the GCL. The Corporation shall not, and shall not permit any Subsidiary to, enter into any credit or loan agreement which expressly prohibits (i) the payment by the Corporation of dividends on the Class C Preferred Stock in the amounts and at the times specified herein or (ii) the payment by such Subsidiary of dividends to the Corporation for the purpose of paying dividends on the Class C Preferred Stock; provided, however, that the foregoing shall not be deemed to restrict the ability of the Corporation or any Subsidiary to enter into any credit or loan agreement which prohibits or restricts the payment by the Corporation of dividends on the Class C Preferred Stock or the payment by any Subsidiary of dividends to the Corporation upon (i) the existence of an event of default, or any event which after notice or the passage of time or both, would constitute an event of default, under such credit or loan agreement, which gives rise to a right by the lender to accelerate amounts outstanding under, or terminate, such credit or loan agreement or (ii) the occurrence of certain events or the failure of the Corporation or such Subsidiary to satisfy certain conditions, where such events had not occurred and such conditions were satisfied at the time such credit or loan agreement was entered into.

2B. Distribution of Partial Dividend Payments. If at any time the Corporation distributes less than the total amount of cash dividends then accrued with respect to Class C Preferred Stock, such payment will be distributed among the holders of Class C Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Class C Preferred Stock.

Part 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Class C Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Security, an amount in cash equal to the aggregate of the Liquidation Value multiplied by the number of shares of Class C Preferred Stock then held by such holder and each such holder of Class C Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Class C Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed equally and ratably among such holders based upon the number of shares of the Class C Preferred Stock held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Class C Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Part 3 unless such consolidation, merger, sale or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

Part 4. Redemption.

4A. Optional Redemption. Subject to the terms and conditions provided in Part 5 hereof, the Corporation may, at the option of the Corporation exercised at any time, redeem any or all of the shares of Class C Preferred Stock then outstanding at a price per share equal to the Liquidation Value. If the Corporation shall at any time elect to redeem less than all of the shares of Class C Preferred Stock then outstanding, it shall make such redemption on a pro rata basis among the holders of the Class C Preferred Stock then outstanding.

4B. Dividends After Redemption Date. No share of Class C Preferred Stock shall be entitled to any dividends accruing after the date on which the Class C Preferred Stock is redeemed and an amount equal to the Liquidation Value is paid for each share redeemed. On such date all rights of the holder of such share of Class C Preferred Stock shall cease, and such share of Class C Preferred Stock will not be deemed to be outstanding.

4C. Redeemed or Otherwise Acquired Shares. All shares of Class C Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

Part 5. Redemption Procedures.

5A. Notice of Redemption. In the event that the Corporation elects to redeem shares of Class C Preferred Stock pursuant to Subpart 4A, the Corporation shall deliver to the holders of the shares of Class C Preferred Stock to be redeemed written notice of such redemption (the “Redemption Notice”). The Redemption Notice shall specify the shares of Preferred Stock to be

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redeemed and the redemption date for the shares to be redeemed (the “Redemption Date”), which Redemption Date shall be a date not less than 30 days and not more than 60 days from the date of the Redemption Notice.

5B. Limitation on Redemptions. (i) With respect to any Redemption Date, the Corporation shall be obligated to redeem only that number of shares of Class C Preferred Stock which are legally permitted under the GCL and which will not cause the Corporation to be in violation of any term in the Credit Agreement. Any shares of Class C Preferred Stock not redeemed on any Redemption Date shall be redeemed at such later time as such redemption is legally permitted and will not cause such a violation.

5C. Payment of Redemption Price. On the Redemption Date specified in the Redemption Notice (or such later date provided in paragraph (i) of Part 5B hereof), the holder of Class C Preferred Stock being redeemed shall deliver to the Corporation the certificate or certificates representing such shares of Class C Preferred Stock, as the case may be, duly endorsed or accompanied by a duly executed stock power, against payment therefor by the Corporation, and the Corporation shall redeem, and acquire good and valid title to, such shares, free and clear of any liens, charges, encumbrances or restrictions of any nature whatsoever.

5D. Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered personally, by courier, by registered or certified mail, return receipt requested, postage prepaid or by telecopy with a copy sent by one of the foregoing methods, and shall be deemed to have been given when received (i) by the Corporation, at its principal executive officers, and (ii) by any holder of Class C Preferred Stock, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Part 6. Voting Rights. Except as provided by law or in Part 9 hereof, the Class C Preferred Stock shall have no voting rights.

Part 7. Rank. Shares of Class C Preferred Stock shall rank (i) junior to the Class A Preferred Stock and the Class B Preferred Stock with respect to the payment of dividends, redemptions and upon liquidation and (ii) senior and prior to Junior Securities and, except as approved by a majority of the holders of Class C Preferred Stock, to all other classes or series of the capital stock of the Corporation (now or hereafter authorized or issued), with respect to the payment of dividends, redemptions and upon liquidation.

Part 8. Priority. So long as any Class C Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities, nor shall the Corporation declare or pay any dividend or make any distribution upon Junior Securities, unless the Corporation shall not be in default under Part 2A hereof.

Part 9. Amendment and Waiver; Merger or Consolidation. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designations which would:

(a) increase or decrease the aggregate number of authorized shares of such class;

(b) effect an exchange, reclassification, or cancellation of all or part of the shares of such class;

(c) change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares of such class;

(d) in the case of a preferred or special class of shares, divide the shares of such class into series and fix or authorize the board of directors to fix the variations in the relative rights and preferences between the shares of such series;

(e) change the shares of such class into the same or a different number of shares of the same class or another class or classes;

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(f) create a right of exchange, of all or any part of the shares of another class into the shares of such class;

(g) create a new class of shares having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences subordinate to those of such class if such increase would then make the rights and preferences substantially equal to or superior to those of such class;

(h) limit or deny the existing preemptive rights of the shares of such class;

(i) cancel or otherwise affect dividends on the shares of such class which had accumulated but had not been declared;

(j) limit or deny the voting rights of the shares of such class,

nor shall the Corporation merge or consolidate with any entity in a transaction that would result in any such change, without the prior written consent of the holders of at least a majority of the Class C Preferred Stock outstanding at the time such action is taken.

Part 10. Fractional Shares. Each fractional share of Class C Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends and distributions payable with respect to each outstanding share of Class C Preferred Stock in accordance with the terms hereof, whether as a dividend or upon a liquidation, dissolution or winding-up of the affairs of the Corporation, and all such dividends and distributions shall be payable in the same manner and at the same time as provided herein for each outstanding share of Class C Preferred Stock. Each fractional share of Class C Preferred Stock outstanding shall entitle the holder thereof to a ratably proportionate amount of the votes to which each outstanding share of Class C Preferred Stock is entitled, and shall be voted in the same manner as each outstanding share of Class C Preferred Stock.

Part 11. Definitions. For purposes of this Certificate of Designations, the following capitalized terms shall have the following meanings:

“Business Day” means a day of the year on which commercial banks are not required or authorized to close in New York, New York.

“Class A Preferred Stock” means the Class A Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

“Class B Preferred Stock” means the Class B Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

“Credit Agreement” shall mean any loan agreement or credit agreement by and between the Corporation and any commercial bank as may exist at the time the Class C Preferred Stock is first issued.

“Junior Securities” means any of the Corporation’s equity securities other than the Class A Preferred Stock, Class B Preferred Stock or Class C Preferred Stock.

“Liquidation Value” of any share of Class C Preferred Stock shall be the Stated Value plus an amount equal to the accrued and unpaid dividends and distributions thereon.

“Stated Value” means $10,000.00.

“Subsidiary” means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Corporation.

4

APPENDIX D

SEMINIS, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Seminis, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders equity and of cash flows present fairly, in all material respects, the financial position of Seminis, Inc. and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 2 to the financial statements, all outstanding amounts borrowed under the Company’s syndicated credit facility must be repaid by December 31, 2002. In the event that the lenders of the credit facility do not renew or extend the final maturity date of the facility, the Company will be obligated to secure alternative sources of financing. There can be no assurance that such financing will be available and the inability to find such financing could have a material adverse impact on the future financial position and operating results of the Company.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

January 11, 2002

SEMINIS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	As of September 30,

	2001	2000

Assets:
Current assets
Cash and cash equivalents	$22,323	$22,479
Accounts receivable, less allowance for doubtful accounts of $12,094 and $14,178, respectively	141,691	162,929
Other receivable	20,612	—
Inventories	279,683	333,287
Prepaid expenses and other current assets	3,436	3,105

Total current assets	467,745	521,800
Deferred income taxes	—	5,699
Property, plant and equipment, net	182,261	226,505
Intangible assets, net	169,664	227,839
Other assets	15,687	16,194

	$835,357	$998,037

Liabilities, Mandatory Redeemable Stock and Stockholders’ Equity:
Current liabilities
Short-term borrowings	$19,665	$20,178
Current maturities of long-term debt	67,527	325,658
Accounts payable	45,423	54,455
Accrued liabilities	89,169	96,453

Total current liabilities	221,784	496,744
Long-term debt	248,898	23,468
Deferred income taxes	15,736	—
Minority interest in subsidiaries	1,721	1,445

Total liabilities	488,139	521,657

Commitments and contingencies
Mandatorily Redeemable Stock
Class B Redeemable Preferred Stock, $.01 par value; 25 shares authorized as of September 30, 2001 and 2000; 25 shares issued and outstanding as of September 30, 2001 and 2000	27,500	25,500

Total mandatorily redeemable stock	27,500	25,500

Stockholders’ Equity
Class C Preferred Stock, $.01 par value; 14 and 12 shares authorized as of September 30, 2001 and 2000; 12 shares issued and outstanding as of September 30, 2001 and 2000 (Liquidation Value of $129.2 and $117.2 million at September 30, 2001 and 2000, respectively)	1	1
Class A Common Stock, $.01 par value; 211,000 and 91,000 shares authorized as of September 30, 2001 and 2000, respectively; 14,682 and 13,976 shares issued and outstanding as of September 30, 2001 and 2000, respectively	147	140
Class B Common Stock, $.01 par value; 67,000 and 60,229 shares authorized as of September 30, 2001 and 2000, respectively; 45,142 and 45,848 shares issued and outstanding as of September 30, 2001 and 2000, respectively	452	459
Additional paid-in capital	764,657	712,981
Accumulated deficit	(397,485)	(244,706)
Accumulated other comprehensive loss	(48,054)	(17,995)

Total stockholders’ equity	319,718	450,880

	$835,357	$998,037

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended September 30,

	2001	2000	1999

Net sales	$449,895	$474,445	$530,633
Cost of goods sold	232,067	237,105	202,349

Gross profit	217,828	237,340	328,284

Operating expenses
Research and development expenses	52,441	58,364	62,421
Selling, general and administrative expenses	191,113	222,632	192,978
Amortization of intangible assets	28,034	30,454	27,896

Total operating expenses	271,588	311,450	283,295

Income (loss) from operations	(53,760)	(74,110)	44,989

Other income (expense)
Interest income	1,341	3,872	4,541
Interest expense	(40,425)	(37,256)	(46,444)
Foreign currency gain (loss)	1,709	(5,374)	985
Minority interest	(1,436)	(1,157)	(1,428)
Other, net	(1,909)	8,688	2,240

	(40,720)	(31,227)	(40,106)

Income (loss) before income taxes and extraordinary items	(94,480)	(105,337)	4,883
Income tax benefit (expense)	(39,975)	24,554	(2,496)

Net income (loss) before extraordinary items	(134,455)	(80,783)	2,387
Extraordinary items, net of income tax of $4,145	—	—	(6,763)

Net loss	(134,455)	(80,783)	(4,376)
Preferred stock dividends	(13,986)	(8,624)	(4,261)
Additional capital contribution dividends	(4,338)	—	—
Accretion of Old Class B Redeemable Common Stock	—	—	(2,223)

Net loss available for common stockholders	$(152,779)	$(89,407)	$(10,860)

Net loss available for common stockholders per common share, basic and diluted
Loss before extraordinary items available for common stockholders	$(2.55)	$(1.49)	$(0.10)
Extraordinary items, net of income tax	—	—	(0.15)

Net loss available for common stockholders	$(2.55)	$(1.49)	$(0.25)

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Class C		Class A		Class B				Accumulated
	Preferred Stock		Common Stock		Common Stock		Additional		Other	Total
							Paid-in	Accumulated	Comprehensive	Stockholders’
	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Loss	Equity

BALANCE, SEPTEMBER 30, 1998	—	—	—	—	37,386	$374	$317,826	$(144,439)	$(13,340)	$160,421

Comprehensive loss
Net loss	—	—	—	—	—	—	—	(4,376)	—	(4,376)
Translation adjustment	—	—	—	—	—	—	—	—	(1,603)	(1,603)

										(5,979)
Dividends on Redeemable Preferred Stock	—	—	—	—	—	—	—	(2,000)	—	(2,000)
Accretion of Old Class B Redeemable Common Stock	—	—	—	—	—	—	—	(2,223)	—	(2,423)
Issuance of Class C Preferred Stock	4	1	—	—	—	—	42,299	—	—	42,300
Dividends on Class C Preferred Stock	—	—	—	—	—	—	2,261	(2,261)	—	—
Conversion of subordinated debt due Savia	—	—	—	—	1,916	19	35,838	—	—	35,857
Conversion of Old Class B Redeemable Common Stock	—	—	—	—	6,772	68	50,571	—	—	50,639
Issuance of Class A Common Stock	—	—	13,750	138	—	—	191,562	—	—	191,700

BALANCE, SEPTEMBER 30, 1999	4	1	13,750	138	46,074	461	640,357	(155,299)	(14,943)	470,715
Comprehensive loss
Net Loss	—	—	—	—	—	—	—	(80,783)	—	(80,783)
Translation Adjustment	—	—	—	—	—	—	—	—	(3,052)	(3,052)

										(83,835)
Conversion of shares	—	—	226	2	(226)	(2)	—	—	—	—
Issuance of Class C Preferred Stock	7	—	—	—	—	—	66,000	—	—	66,000
Dividends on Redeemable Preferred Stock	—	—	—	—	—	—	—	(2,000)	—	(2,000)
Dividends on Class C Preferred Stock	1	—	—	—	—	—	6,624	(6,624)	—	—

BALANCE, SEPTEMBER 30, 2000	12	$1	13,976	$140	45,848	$459	$712,981	$(244,706)	$(17,995)	$450,880
Comprehensive loss
Net loss	—	—	—	—	—	—	—	(134,455)	—	(134,455)
Translation adjustment	—	—	—	—	—	—	—	—	(30,059)	(30,059)

										(164,514)
Conversion of shares	—	—	706	7	(706)	(7)	—	—	—	—
Additional capital contribution	—	—	—	—	—	—	45,850	—	—	45,850
Dividends on additional capital contribution	—	—	—	—	—	—	845	(4,330)	—	(3,493)
Dividends on Redeemable Preferred Stock	—	—	—	—	—	—	—	(2,000)	—	(2,000)
Dividends on Class C Preferred Stock	—	—	—	—	—	—	2,997	(11,986)	—	(8,989)
Restricted shares issuance	—	—	—	—	—	—	1,984	—	—	1,984

BALANCE, SEPTEMBER 30, 2001	12	$1	14,682	$147	45,142	$452	$764,657	$(397,485)	$(48,054)	$319,718

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended September 30,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(134,455)	$(80,783)	$(4,376)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	45,054	50,109	46,923
Deferred income tax	33,514	(37,459)	(5,500)
Provision for minority interest in subsidiaries	1,436	1,157	1,428
Loss from extraordinary items, net of income tax	—	—	6,763
Inventory write-down	73,850	58,948	11,496
Other	7,274	786	72
Changes in assets and liabilities
Accounts receivable	15,138	(3,821)	(41,303)
Inventories	(23,209)	(102,484)	(71,591)
Prepaid expenses and other assets	(4,759)	8,663	1,004
Current income taxes	(3,069)	9,385	3,627
Accounts payable	(8,608)	1,999	14,346
Other liabilities	(15,654)	25,045	(10,662)

Net cash used in operating activities	(13,488)	(68,455)	(47,773)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed and intangible assets	(14,280)	(41,487)	(71,125)
Proceeds from disposition of assets	14,096	11,291	4,520
Exercise of Hungnong put option	—	—	(54,772)
Young IL Chemical Company Note	—	—	35,612
Agroceres acquisition, net of cash acquired	—	—	(19,695)
Proceeds from sale of MBS’ assets	—	9,712	—
Other	(448)	(1,751)	(1,779)

Net cash used in investing activities	(632)	(22,235)	(107,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt issuances	1,424	97,184	837,305
Repayments of long-term debt	(33,670)	(81,356)	(923,006)
Net short-term borrowings (repayments)	(856)	15,307	56
Dividends paid	—	(1,500)	(2,000)
Issuance of Class A Common Stock	—	—	191,700
Issuance of Class C Preferred Stock	—	66,000	42,300
Other	—	—	(319)
Savia capital contribution	45,850	—	—

Net cash provided by financing activities	12,748	95,635	146,036

Effect of exchange rate changes on cash and cash equivalents	1,216	(1,534)	(851)

Increase (decrease) in cash and cash equivalents	(156)	3,411	(9,827)
Cash and cash equivalents, beginning of period	22,479	19,068	28,895

Cash and cash equivalents, end of period	$22,323	$22,479	$19,068

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1 — Summary of significant accounting policies

Description of Business

      Seminis, Inc. (the “Company”) is the largest developer, producer and marketer of vegetable and fruit seeds in the world. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. (“Savia”) and effectively began operations when it purchased Asgrow Seed Company (“Asgrow”) in December 1994.

Principles of Consolidation and Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20% and 50%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior years’ financial statements to conform to fiscal year 2001 presentation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year, including estimates and assumptions related to customer discounts and allowances. Actual results could differ from those estimates.

Revenue Recognition

      Product sales are recognized upon shipment of goods and are reduced by provisions for discounts, returns and allowances based on the Company’s historical and anticipated experience.

Cash and Cash Equivalents

      The Company classifies as cash equivalents all highly liquid investments purchased with an original maturity of three months or less. The Company invests its excess cash in deposits with major international banks, in government securities and in money market accounts with financial institutions. Such investments are considered cash equivalents for purposes of reporting cash flows and bear minimal risk.

Accounts Receivable

      Accounts receivable are valued net of reserves for bad debts, discounts and allowances. Calculations of reserves are based on historical experience and anticipated market conditions and are adjusted as management determines necessary. The Company performs ongoing credit evaluations of its customers’ financial condition and generally docs not require collateral. The Company’s diversified customer base limits the amount of credit exposure to any one customer.

      No customer accounts for more than 10% of accounts receivable or sales.

Inventories

      Inventories are stated at the lower of cost or estimated net realizable value. Costs for substantially all inventories are determined using the first-in, first-out (“FIFO”) method and include the cost of materials, direct labor and the applicable share of overhead costs. Unharvested crop-growing costs are included as part of inventory and represent costs incurred to plant and maintain seed crops which will be harvested during the subsequent fiscal year. Inventories are periodically reviewed and reserves established for deteriorated, excess and obsolete items.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Provisions for depreciation have been made using the straight-line and accelerated methods for financial reporting purposes and accelerated methods for tax purposes. Estimated useful lives generally range from 5 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

Intangible Assets

      Intangible assets consist primarily of the excess of purchase price over the fair market value of net assets acquired in purchase acquisitions, and the costs of acquired germplasm patents and trademarks. Goodwill is amortized over 15 years on a straight-line basis. The costs of acquired germplasm, patents and trademarks are being amortized over 10 to 20 years on an accelerated basis. Other intangibles are amortized over 3 to 10 years on a straight-line basis.

Capitalized Software Costs

      Costs of computer software developed and obtained for internal use are capitalized and amortized over respective license periods or expected useful lives, which range from three to five years. Capitalized computer software costs include external direct costs for licenses and services, and payroll and payroll-related costs for employees who are directly associated with developing or installing such software.

Impairment of Long-lived Assets

      The Company continually monitors its long-lived assets to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance of the underlying businesses, products and product lines. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In fiscal year 2000, the Company recognized a $6,400 impairment write-down associated with its investment in LSL Plant Science. No other material impairments have been experienced.

Seedmen’s Errors and Omissions

      The Company maintains third party seedmen’s errors and omissions insurance covering claims by growers for losses incurred as a result of seed quality or errors arising in fulfilling customer orders. Such policies are subject to annual renewal and revision and have coverage limits, deductibles and other terms. Provisions are made for anticipated losses in excess of coverage amounts provided by insurance based on historical experience and expected resolution. The Company performs ongoing evaluations of such claims and adjusts reserves as necessary to reflect expected settlements.

Research and Development Expenses

      Research and development costs are charged to operations as incurred. Costs attributable to in-process research and development activities acquired in a purchase transaction are written-off at the date of acquisition.

Income Taxes

      Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax benefit (expense) is the result of changes in the asset and liability for deferred taxes. A valuation allowance is established against deferred tax assets when all or some portion, of such assets is unlikely to be realized.

Foreign Currency Translation and Transactions

      The financial statements of the Company’s foreign subsidiaries are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are primarily translated at average monthly rates of exchange prevailing during the fiscal year. The resultant translation adjustments are included in accumulated other comprehensive loss as a separate component of stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

      Subsidiaries operating in highly inflationary economies or primarily using the United States dollar as their functional currency include gains and losses from foreign currency transactions and balance sheet translation adjustments in the consolidated statements of operations.

Financial Instruments

      The Company’s financial instruments consist primarily of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities, debt and mandatorily redeemable securities. These balances are stated in the consolidated financial statements at amounts that approximate fair market value unless separately disclosed in the Notes to Consolidated Financial Statements.

Comprehensive Income

      Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income consists of its reported net income or loss and the change in the foreign currency translation adjustment during a period.

Stock-based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair market value of the Company’s stock and the amount an employee must pay to acquire the stock.

Derivative Instruments and Hedging Activities

      The Company accounts for derivative instruments and hedging activities in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137 and No. 138. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company does not currently have any derivative instruments and therefore adoption of SFAS No. 133 did not have a material impact on the Company’s consolidated financial position or results of operations for fiscal year 2001.

Accounting for Shipping and Handling Fees and Costs

      The Company accounted for shipping and handling fees and costs in accordance with the provisions of EITF 00-10, “Accounting for Shipping and Handling Fees and Costs”. EITF 00-10 requires that all amounts billed to a customer in a sales transaction related to shipping and handling, if any, represent revenues earned for the goods provided and should be classified as revenue. It also states that a company may record shipping and handling costs in cost of sales. lf such costs are significant and are not included in cost of sales (that is, if those costs are accounted for together or separately on other income statement line items), a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them.

Freight and handling charges of $1.4 million related to customer shipping were stated on a gross basis in selling expense with a corresponding $1.3 million of revenue stated in net sales in the fourth quarter of fiscal year 2001. In the prior reporting periods, these freight and handling charges were netted with the associated billing of these costs to the Company’s customers. Restatements of the prior periods to conform to EITF 00-10 were impractical because there was no system in place to capture this information in the past.

Supplementary Cash Flow Information

	For the Years Ended September 30,

	2001	2000	1999

Cash paid for interest	$45,933	$31,890	$53,081
Cash paid for income taxes	9,530	3,520	4,369
Supplemental non-cash transactions:
Class C Preferred Stock dividends	13,986	6,624	2,261
Class B Redeemable Preferred Stock dividend	2,000	500	—
Additional capital contribution dividends	4,338	—	—

      Effective January 2001, Class C Preferred Stock and additional capital contribution accrue cash dividends at 10% per annum. The syndicated bank agreement, however, precludes the payment of cash dividends.

Income (Loss) Per Common Share

      Income (loss) per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Basic income (loss) per common share is computed by dividing income (loss) available to common stockholders by the average number of common shares outstanding during each period. Income (loss) available to common stockholders represents reported net income less preferred dividends, additional capital contribution dividends, and accretion of redemption value for redeemable common stock. Diluted income (loss) per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The following table provides a reconciliation of income from continuing operations before extraordinary items and sets forth the computation for basic and diluted income (loss) per share from continuing operations before extraordinary items:

	For the Years Ended September 30,

	2001	2000	1999

NUMERATOR FOR BASIC AND DILUTED:
Income (loss) from continuing operations before extraordinary items	$(134,455)	$(80,783)	$2,387
Preferred stock dividends	(13,986)	(8,624)	(4,261)
Additional capital contribution dividends	(4,338)	—	—
Accretion of Old Class B Redeemable Common Stock	—	—	(2,223)

Loss from continuing operations before extraordinary items available for common stockholders	$(152,779)	$(89,407)	$(4,097)

DENOMINATOR — SHARES:
Weighted average common shares outstanding (basic)	59,824	59,824	43,936
Add potential common shares:
Old Class B Redeemable Common Stock	—	—	4,909
Less antidilutive effect of potential common shares	—	—	(4,909)

Weighted average common shares outstanding (diluted)	59,824	59,824	43,936

LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEMS AVAILABLE FOR COMMON STOCKHOLDERS:
Basic and diluted	$(2.55)	$(1.49)	$(0.10)

      A total of 2.1 million, 1.1 million and 0.3 million stock options were excluded from the computation of diluted earnings per share for the years ended September 30, 2001, 2000 and 1999, respectively, due to their antidilutive effect.

Recent Accounting Pronouncements

      SFAS No. 141, “Business Combinations” is effective for the Company on July 1, 2001. SFAS No. 141 addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, “Business Combinations,” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method.

      SFAS No. 142, “Goodwill and Other Intangible Assets” is effective for the Company for fiscal years beginning after December 15, 2001, but may be adopted early as of the beginning of fiscal year 2002. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” It addresses how intangible assets that are acquired individually or with a group of other assets, (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company plans to adopt early this pronouncement in fiscal year 2002 and expects no impairment to its goodwill and other intangible assets, and to cease the amortization of goodwill that approximates $9.0 million.

Note 2 — Liquidity

      As of September 30, 2000, the Company was not in compliance with certain covenants of its syndicated credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants as of September 30, 2000, December 29, 2000, and March 31, 2001 that extended through April 30, 2001, at which time any defaults would once again arise. As the Company did not expect to be in compliance with its covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000.

      In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. The Company was obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the syndicated credit facility or recapitalization of the Company.

      In April 2001, the Company submitted its financial plan to its lenders, detailing operating initiatives that reduce existing infrastructure and working capital requirements. Additionally, the plan identified alternative sources of capital to repay the bank debt within newly defined terms, which may include the sale of non-strategic assets, debt refinancing and additional equity infusions.

      On May 31, 2001, the Company’s lenders agreed with the financial plan and the terms to restructure the Company’s $310.0 million credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings, and revised covenant obligations. Additionally, the amendment requires the Company to submit monthly reports comparing actual cash flows to projections as well as describing the progress and status of any asset-sales.

      Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001, and $19.0 million, $4.0 million, $31.0 million, and $9.0 million due in the first, second, third, and fourth quarters of fiscal year 2002, respectively. All remaining amounts will be due in the first quarter of fiscal year 2003.

      The Company met all required principal and interest payments during fiscal year 2001, and was in compliance with all of its financial covenants under the amended credit agreement at September 30, 2001. In October 2001, the Company completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. The Company used $19.5 million of the proceeds to pay the scheduled $19.0 million of its syndicated debt in October 2001. The Company also sold one of its noncore businesses during fiscal year 2002, which generated additional proceeds of approximately $17.6 million. The Company used $13.0 million of the proceeds to prepay its syndicated debt in January 2002. When combined with cash flows expected to be generated from ongoing operations, these additional proceeds will enable the Company to meet all obligations and covenants under the credit facility through September 30, 2002. Supporting this assertion is the fact that the Company has exceeded all cash flow projections on a cumulative basis since March 2001. The Company believes it can continue to improve its operating cash flows through aggressive cash collection efforts, disciplined inventory purchases, and lower operating expenses following the Global Restructuring and Optimization Plan.

      Whereas the Company expects to meet its obligations as well as covenant requirements under the amended credit facility through September 30, 2002, the Company must successfully execute a refinancing or recapitalization plan prior to December 31, 2002 in order to meet the final maturity of the facility. Based on current projections, the Company will be obligated to pay $229.7 million during the first quarter of fiscal year 2003. The Company intends to pursue various alternatives in order to complete the refinancing or recapitalization, however there can be no assurances that it will be able to do so. Failure to comply with existing covenants which would make the syndicated debt callable, or inability to obtain adequate financing with reasonable terms prior to December 31, 2002 could have a material adverse impact on the Company’s business, results of operations, or financial condition.

      As a result of the global restructuring and optimization plan the Company has made significant strides in the enhancement of its cash flow. During fiscal year 2001, operating activities of the Company utilized $55.0 million less cash as compared to fiscal year 2000. This improvement in cash flow was primarily due to positive impacts of a decrease in operating expenses related to a 21.2% reduction in global headcount since

August 2000 and an overall reduction in working capital arising from strong accounts receivable collections and improved production planning over the Company’s inventory levels. These working capital improvements were partially offset by severance related costs due to restructuring and other non-recurring expenses in connection with the Global Restructuring and Optimization Plan.

      Capital expenditures decreased to $14.3 million for the year ended September 30, 2001, from $41.5 million for the year ended September 30, 2000. The decrease was primarily due to a substantial portion of the investment in Seminis’ new headquarters and production facility being incurred in fiscal year 2000, resulting in a significant decrease in overall capital expenditures in the year ended September 30, 2001. During fiscal year 2001, the Company sold its properties in Saticoy, California; Filer, Idaho; and Vineland, New Jersey as part of its efforts to reduce and consolidate operation and production facilities. Other investing activities for the year ended September 30, 2001 included approximately $14.1 million in proceeds from the sale of non-operating assets.

      In October and November 2000, Seminis received $31.9 million and $14.0 million respectively, of additional capital contributions from Savia. The Company is obligated to pay dividends on these contributions at the rate of 10.0% per year. Through the year ended September 30, 2001, $4.3 million of accrued dividends pertaining to this transaction have been recorded of which $3.5 million are classified in accrued liabilities and $0.8 million were paid-in-kind in the form of additional shares and are classified in additional paid in capital.

      The Company had $2.5 million of accrued dividends relating to Class B Mandatorily Redeemable Preferred Stock at September 30, 2001. These accrued dividends are classified within mandatorily redeemable stock.

      Seminis’ total indebtedness as of September 30, 2001 was $336.1 million, of which $293.2 million were borrowings under the current credit agreement. Additionally, $16.9 million, $6.1 million, $8.0 million, $3.3 million, and $4.6 million were borrowings by the United States, Chilean, Italian, Spanish, and Korean subsidiaries, respectively, and $4.0 million were borrowings primarily by other foreign subsidiaries.

      Seminis’ exposure to foreign currency fluctuations is primarily due to foreign currency gains or losses that occur from intercompany loans between Seminis and its foreign subsidiaries and from the United States dollar denominated loan, originated by SVS Holland, B.V., a foreign subsidiary of Seminis. Seminis does not have any material outstanding hedging contracts as of September 30, 2001.

Note 3 — Global Restructuring and Optimization Plan

      In February 2000, the Company announced a global cost saving initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000, and focused on North American operations, was completed by the end of fiscal year 2001. In June 2000, the Company announced the second phase, which was targeted at its global operations. An expansion of phase two of the plan was launched in the third quarter of fiscal year 2001 and is expected to be completed by the end of fiscal year 2002. The key elements to Seminis’ global restructuring and optimization plan involve:

•	Reorganizing its ten legacy seed companies into four geographical regions;

•	Reducing operation and production facilities;

•	Reducing headcount that results from the reorganization and facility consolidation;

•	Rationalizing the product portfolio;

•	Implementing an advanced global logistics management information system; and

•	Divesting non-strategic assets.

      In connection with phase one of the Global Restructuring and Optimization Plan, the Company recorded nonrecurring pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining the products portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted primarily of severance costs. The total phase one and initial phase two severance charge related to a planned 600-employee reduction worldwide in both operational and administrative groups.

      As part of the implementation of the expanded second phase of the Global Restructuring and Optimization Plan, a pre-tax charge of $12.0 million was recorded in selling, general and administrative expenses by the Company in the third quarter of fiscal year 2001. This charge primarily related to severance and related costs, resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. Further employee reductions were identified in the fourth quarter of fiscal year 2001. Additionally, the Company recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize the Company’s product portfolio from 6,000 to 4,000 varieties. The Company also sold its properties in Saticoy, California; Filer, Idaho; Vineland, New Jersey and South Korea as part of its efforts to reduce and consolidate operation and production facilities.

      There were 758 and 144 employees severed in fiscal years 2001 and 2000, respectively, primarily as part of the Global Restructuring and Optimization Plan.

      Remaining components of the restructuring accruals are as follows:

		Amounts	Balance at	Additional	Amounts	Balance at
	Charges	Incurred	September 30,	Charges	Incurred	September 30,
	2000	2000	2000	2001	2001	2001

Severance and related expenses	$14.0	$(1.8)	$12.2	$12.0	$(12.3)	$11.9
Inventory write-down	18.4	(18.4)	—	58.2	(58.2)	—
Other	2.0	(2.0)	—	—	—	—

Total	$34.4	$(22.2)	$12.2	$70.2	$(70.5)	$11.9

      To date, there have been no material adjustments to amounts accrued under the plan.

Note 4 — Mergers and Acquisitions

Hungnong Seed Co., Ltd

      In July 1998, the Company acquired newly and previously issued common stock of Hungnong Seed Co., Ltd. (“Hungnong”), a South Korean vegetable seed company representing a 70% ownership interest, for $120,620. The acquisition was funded by capital contributions by the Company’s stockholders (Note 10) and borrowings under the Company’s long-term debt facility (Note 9). The results of Hungnong’s operations have been consolidated with those of the Company since the date of acquisition. The gross acquisition cost of $120,620 includes $86,687 of acquired cash.

      The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair market value of assets acquired and liabilities assumed was $196,176 and $144,513, respectively. The balance of the purchase price, $68,957, was recorded as excess of cost over net assets acquired (goodwill) and is being amortized over 15 years on a straight-line basis.

      In connection with the purchase of its 70% interest in Hungnong, Seminis loaned $35,612 to Young II Chemical Company which is owned by minority stockholders of Hungnong. In July 1999, the Young II Chemical Company repaid the entire outstanding balance of its loan due to Seminis.

      The Hungnong minority shareholders had the option to put their 30% interest in Hungnong to the Company at a price of 2 billion South Korean won for each 1% of outstanding shares plus accrued interest which accrued at 10% per annum from July 15, 1998. In fiscal year 1999, the Hungnong minority shareholders exercised their put option for the remaining 30% of the outstanding shares of Hungnong. As a result, the

Company paid $54,772 to increase its ownership in Hungnong from 70% to 100%. The Company also recorded additional goodwill of $34,359 in connection with the 30% put option purchase.

      The Hungnong 30% put option purchase was partially funded by Savia’s December 1998 equity investment in Seminis of $10,000 in exchange for 1.0 shares of Class C Preferred Stock (Note 10) and proceeds of $35,612 from the Young II Chemical Note which was collected in July 1999.

Choong Ang Seed Company

      In July 1998, the Company acquired all of the outstanding shares of Choong Ang Seed Company (“Choong Ang”), a South Korean vegetable seed company, for $20,500. The acquisition was funded by capital contributions by the Company’s stockholders (Note 10) and borrowings under long-term debt facilities (Note 9). The results of Choong Ang’s operations have been consolidated with those of the Company since the date of acquisition. The gross acquisition cost of $20,500 includes $1,112 of acquired cash.

      The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair market values. The fair market value of assets acquired and liabilities assumed was $35,272 and $21,589, respectively. The balance of the purchase price, $6,817, was recorded as excess of cost over net assets acquired (goodwill) and is being amortized over 15 years on a straight-line basis.

Unaudited Pro Forma Results

      Unaudited pro forma consolidated results of operations are presented in the table below for the year ended September 30, 1999. The pro forms results reflect the Hungnong and Choong Ang fiscal year 1998 acquisitions, as well as the fiscal year 1999 Hungnong put option purchase, as if they had occurred at the beginning of the fiscal year:

1999

Total revenues	$530,633
Income (loss) from continuing operations before extraordinary items	288
Loss from continuing operations before extraordinary items available for common stockholders	(6,446)
Loss from continuing operations before extraordinary items available for common stockholders per common share
Basic and diluted	$(0.15)
Weighted average common shares outstanding
Basic and diluted	43,936

      In management’s opinion, the unaudited pro forms consolidated results of operations may not necessarily be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal year 1999 or of future operations of the combined companies under the ownership and management of the Company.

Note 5 — Inventories

      Inventories consist of the following at September 30, 2001 and 2000:

	2001	2000

Seed	$246,250	$290,629
Unharvested crop growing costs	25,857	31,663
Supplies	7,576	10,995

Total net inventories	$279,683	$333,287

      Inventories are presented net of reserves of $114,316 and $94,640 at September 30, 2001 and 2000, respectively. Non-cash inventory write-downs of approximately $73,851 and $58,948 were taken in fiscal years 2001 and 2000, respectively. The write-downs in fiscal year 2001 included approximately $58.2 million of charges taken in conjunction with the Company’s Global Restructuring and Optimization Plan. During fiscal year 2001, the Company rationalized its product line from 6,000 to 4,000 varieties as well as imposed more stringent quality standards.

Note 6 — Property, Plant and Equipment

      Property, plant and equipment consist of the following at September 30, 2001 and 2000:

	2001	2000

Land	$42,383	$72,763
Buildings and improvements	123,893	137,063
Machinery and equipment	67,518	70,523
Construction in progress	7,073	606

	240,867	280,955
Less: accumulated depreciation	(58,606)	(54,450)

	$182,261	$226,505

Note 7 — Intangible Assets

      Intangible assets at September 30, 2001 and 2000 consist of the following and are net of accumulated amortization for the respective fiscal years as parenthetically noted:

	2001	2000

Goodwill (net of $28,017 and $21,654)	$93,082	$128,387
Software costs (net of $14,603 and $8,017)	17,747	23,491
Trademarks (net of $6,980 and $6,101)	7,920	8,799
Germplasm (net of $64,044 and $58,261)	35,087	48,662
Other intangible assets (net of $10,109 and $6,972)	15,828	18,500

	$169,664	$227,839

Note 8 — Accrued Liabilities

      Accrued liabilities consist of the following at September 30, 2001 and 2000:

	2001	2000

Employee salaries and related benefits	$34,504	$46,110
Seedmen’s errors and omissions	3,595	3,328
Interest	1,184	6,692
Other	49,886	40,323

	$89,169	$96,453

Note 9 — Long-term Debt

      Long-term debt consists of the following at September 30, 2001 and 2000:

	2001	2000

Syndicated credit agreement borrowings	$293,200	$322,300
South Korean borrowings due in annual installments through 2007	1,956	2,632
GE Capital borrowings	16,077	17,773
Other borrowings	5,192	6,421

	316,425	349,126
Less current portion	(67,527)	(325,658)

	$248,898	$23,468

      Other borrowing consist of various domestic and foreign, government and non-government loans of less than $2,000 each, bearing interest annually at average rates of 8.5% through 2007.

      As of September 30, 2001, long-term debt maturities are as follows:

Year ending September 30
2002	$67,527
2003	233,242
2004	2,703
2005	2,807
2006	2,801
Thereafter	7,345

$316,425

      In July 1999, the Company entered into a new credit agreement with Bank of Montreal and Harris Trust and Savings Bank providing for a $350,000 credit facility. The Company used a portion of the net proceeds of its initial public offering (Note 10) and funds available under the new credit facility to pay loan origination fees and repay indebtedness under its previous credit agreement. The Company’s $350,000 credit facility consists of a term loan in the amount of $200,000 and a revolving line of credit in the amount of $150,000. The term loan required semi-annual payments, with the remaining balance due and the revolving line of credit originally maturing on June 30, 2004.

      The July 1999 agreement contains a number of financial covenants, including net worth and indebtedness tests, and limitations on its ability to make acquisitions, transfer or sell assets, create liens, pay dividends, enter into transactions with its affiliates or enter into a merger, consolidation or sale of substantially all of its assets. The agreement is secured by the intellectual property of Seminis and 100% of the shares of Seminis Vegetable Seeds, Inc., a wholly owned subsidiary of Seminis, Inc., and shares of some other international subsidiaries. The credit agreement provides for events of default typical of facilities of its type, as well as an event of default if Pulsar Internacional, S.A. de C.V., together with its affiliates, which includes Savia, fails to hold a majority of the board of directors or direct management of the Company or control at least 51% of the voting rights of the Company.

      In June 2000, the Company amended its credit agreement to provide for more relaxed financial covenant ratios as well as to allow for the needed expenses related to the Global Restructuring and Optimization Plan. The Company also entered into a security agreement with the lenders that collateralized certain receivables, general intangibles and inventory. At September 30, 2000, December 29, 2000 and March 30, 2001, the Company was not in compliance with minimum interest coverage and maximum debt ratio covenants and therefore, outstanding borrowings under this facility were classified as a current liability as of September 30, 2000, December 29, 2000, and March 30, 2001.

      In April 2001, the Company submitted a financial plan to its lenders under its syndicated credit facility, detailing operating initiatives that reduce existing infrastructure and working capital requirements. Additionally, the plan identified alternative sources of capital to repay the bank debt within newly defined terms, which may include the sale of non-strategic assets, debt refinancing and additional equity infusions.

      On May 31, 2001, the Company’s lenders agreed with the financial plan and the terms to restructure the Company’s $310.0 million credit facility. Under the revised maturity schedule of the amended credit agreement, long-term portions of borrowings have been reclassified from current liabilities to long-term debt. The amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, with principal payments of $63.0 million due in fiscal year 2002. The Company expects to fund these principal payments through improved operating cash flows and the sale of non-strategic assets. The amended credit agreement bears interest according to a grid pricing formula based on the achievement of specified debt levels with current interest at the prime rate plus 2.25%. The effective interest rate at September 2001 was 8.5%. Under the terms of the amended credit agreement, the Company believes it will be able to satisfy all revised covenants ratios during the remaining term of the agreement. The Company is continuing to pursue its efforts of finding alternative sources of capital to improve its capital structure and repay the bank debt.

      At September 30, 2001, the Company was in compliance with all of its financial covenants and obligations under the amended credit agreement.

      Loan origination fees of $3,611 were capitalized in fiscal year 1999 in connection with the July 1999 credit agreement, $2,222 were capitalized in fiscal year 2000 in connection with the amended credit agreement, and $2,985 were capitalized in fiscal year 2001 in connection with the May 2001 amended credit agreement. The fees are being amortized to interest expense over the life of the agreement. Interest expense includes amortization of loan origination fees of $3,075, $843, and $1,560 in fiscal years 2001, 2000, and 1999, respectively.

      Upon extinguishment of the April 1999 credit agreement, the unamortized loan fees of $4,500 relating to the agreement were charged to results of operations as an extraordinary item of $2,790, net of tax.

      At September 30, 1998, the Company’s credit facility consisted of a $75,000 revolving line of credit and $300,000 in term loans. The Company used borrowings under its April 1999 credit agreement to repay borrowings outstanding under the old agreement existing at September 30, 1998. Upon extinguishment of the old agreement, unamortized loan fees of $6,408, relating to the old agreement were charged to operations as an extraordinary item of $3,973, net of tax.

      For the fiscal year ended September 30, 2001, the Company incurred interest at a weighted-average rate of 11.19% per annum.

Note 10 — Capital Stock and Mandatorily Redeemable Equity Securities

     Recapitalization

      In January 1999, the Board of Directors of Seminis, Inc., an Illinois corporation, authorized the reincorporation of the Company in Delaware. In conjunction with the reincorporation the holders of certain securities agreed to a plan for the recapitalization of the Company (the “Recapitalization”) to occur concurrently. The Recapitalization was effective June 18, 1999 and provided for the exchange of shares of the Illinois corporation for shares of the Delaware corporation as follows: (i) all preferred stock was exchanged for like preferred stock; (ii) all 6,772 shares of Class B Redeemable Common Stock (“Old Class B Redeemable Common Stock”) were converted into one-half the number of such shares of Class B Common Stock; (iii) all Class A Common Stock was exchanged for one-half the number of such shares of Class B Common Stock; and (iv) all options to purchase Class C Common Stock were exchanged for options to purchase Class A Common Stock. Immediately following the Recapitalization, the Company paid a 1-for-1 stock dividend to all holders of Class B Common Stock.

     Initial Public Offering

      In July 1999, the Company completed an initial public offering of 13,750 shares of Class A Common Stock at an initial offering price of $15.00 per share, raising net proceeds of $191,700. The Company used the net proceeds of the offering and funds available under the new July 1999 credit facility (Note 9) to pay loan origination fees, repay indebtedness under the April 1999 credit agreement and $7,700 of a $20,000 intercompany advance from Savia (Note 15). The remaining $12,300 of the intercompany advance was converted into 1.2 shares of Class C Preferred Stock.

     Class A and B Redeemable Preferred Stock

      On October 1, 1995, the Company acquired Petoseed Co., Inc. (“Petoseed”) through a tax-free merger (the “Merger”) with George J. Ball, Inc. (“Ball”). As part of the transaction, Seminis issued 25 shares of Class A Redeemable Preferred Stock to the stockholders of Ball. Upon the completion of the Company’s initial public offering in July 1999, each share of Class A Redeemable Preferred Stock automatically converted into one share of Class B Redeemable Preferred Stock.

      The Class B Redeemable Preferred Stock has no voting rights. The Company pays quarterly dividends on all issued shares of Class B Redeemable Preferred Stock at a rate of 8% per year. Dividends are cumulative if unpaid and are added to the redemption value of the shares. The liquidation value of the shares is equal to the redemption value at any point in time. Class B Redeemable Preferred Stock is not redeemable at the option of the holder. The Company shall redeem all outstanding shares of the Class B Redeemable Preferred Stock on October 1, 2005.

     Old Class B Redeemable Common Stock

      The Company also issued 18,091 shares of Old Class B Redeemable Common Stock to the Ball stockholders as part of the Ball Merger. In November 1997, Savia purchased 3,895 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $72,875 or $18.71 per share. In January 1998, the Company repurchased 11,319 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $211,824 or $18.71 per share. Such shares were canceled upon repurchase.

      Upon the Recapitalization in June 1999, each share of Old Class B Redeemable Common Stock automatically converted into one share of Class B Common Stock, however, upon the conversion, the Old Class B Redeemable Common Stock lost its redemption and accretion rights.

      The redemption price of the Old Class B Redeemable Common Stock accreted at an annual rate of approximately 6%. The redemption price was $7.48 per share on the June 18, 1999 conversion date, and $7.15 per share on October 1, 1998.

     Class A Common Stock

      The Company is authorized to issue up to 211,000 shares of Class A Common Stock. Upon completion of the Company’s initial public offering in July 1999, the Company issued 13,750 shares of Class A Common Stock. In addition, 3,677 shares were reserved for issuance of stock options. Class A Common Stock is entitled to one vote per share.

     Class B Common Stock

      Following the Ball Merger, Savia owned all 30,000 outstanding shares of the Company’s Class B Common Stock. During fiscal year 1998, the Company issued 7,386 shares of Class B Common Stock for cash in the amount of $138,200. The share price of $18.71 was based on the fair market value of the Company at the time of the transaction.

      In February 1999, the Company converted its convertible subordinated debt due Savia of $35,857 into 1,916 shares of Class B Common Stock at $18.71 per share. As part of the Company’s recapitalization in June 1999, 6,772 shares of Old Class B Redeemable Common Stock were effectively converted into the same number of shares of Class B Common Stock. Holders of the Class B Common Stock are entitled to three votes per share.

      In the fourth quarter of fiscal year 2001, 706 shares of Class B Common Stock were converted to Class A Common Stock and in the second quarter of fiscal year 2000, 226 shares of Class B Common Stock were converted to Class A Common Stock.

     Class C Preferred Stock

      The Company is authorized to issue up to 14 shares of its Class C Preferred Stock. In December 1998, Savia made an equity investment in Seminis of $10,000 in exchange for 1 shares of Class C Preferred Stock to finance the purchase of shares of Hungnong which Seminis was obligated to purchase from the minority shareholders. In March 1999, Savia made an additional equity investment in Seminis of $20,000 in exchange for 2 shares of Class C Preferred Stock to finance working capital requirements. In July 1999, the Company converted $12,300 of an intercompany advance from Savia into 1.2 shares of Class C Preferred Stock. In April, May and June 2000, the company converted $22,000, $14,000 and $6,000 respectively, of intercompany advances from Savia into 2.2 shares, 1.4 shares and .6 shares of Class C Preferred Stock. In August and September 2000, Savia made additional equity investments of $10,000 and $14,000, respectively, in exchange for 1.0 shares and 1.4 shares of Class C Preferred Stock.

      Shares of Class C Preferred Stock have no voting rights and are redeemable at the option of the Company. Dividends accrue cumulatively at the rate of 10% per year and are payable quarterly. Dividends payable through January 2001 are payable by issuing additional fully paid and non assessable shares of Class C Preferred Stock. Subsequently, the dividends are part of the accrued liabilities.

      The liquidation value of Class C Preferred Stock at September 30, 2001, included $8,989 of accrued cash dividends classified in accrued liabilities.

     Additional Capital Contributions

      In October and November 2000, the Company received additional capital contributions of $31.9 million and $14.0 million, respectively, from Savia to finance additional working capital requirements. The Company is obligated to pay dividends on these contributions at the rate of 10% per year.

Note 11 — Income Taxes

      Income (loss) from continuing operations before income taxes and extraordinary items consists of the following:

	2001	2000	1999

United States operations	$(98,826)	$(90,311)	$(10,936)
Foreign operations	4,346	(15,026)	15,819

	$(94,480)	$(105,337)	$4,883

      The expense (benefit) for income taxes consists of the following:

	2001	2000	1999

Current:
Federal	$—	$—	$(2,150)
State	125	806	(183)
Foreign	6,336	12,099	10,329

	6,461	12,905	7,996

	2001	2000	1999

Deferred:
Federal	23,355	(32,466)	(1,705)
State	2,702	(2,824)	(145)
Foreign	7,457	(2,169)	(3,650)

	33,514	(37,459)	(5,500)

	$39,975	$(24,554)	$2,496

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2001 and 2000 are as follows:

	2001	2000

Deferred tax assets:
Accounts Receivable	$2,626	$1,396
Inventories	23,411	20,353
Other accruals	12,338	10,636
Net operating loss carryforwards and other credits	59,135	42,732

Total deferred tax assets	97,510	75,117
Valuation allowances and reserves	(62,769)	(18,601)

Net deferred tax assets	34,741	56,516

Deferred tax assets (liabilities):
Fixed and Intangible Assets	(28,640)	(37,164)
Accrued taxes on undistributed foreign earnings	(21,837)	(13,653)

Total deferred tax assets (liabilities)	(50,477)	(50,817)

	$(15,736)	$5,699

      Based upon assessment of the net deferred tax assets in the United States and foreign jurisdictions, an increase in the valuation allowance on the remaining deferred tax assets in the United States and the Netherlands was considered necessary as of September 30, 2001.

      The valuation allowance for deferred tax assets as of September 30, 2001 and 2000 was $62,769 and $18,601, respectively. The net change in the total valuation allowance for the years ended September 30, 2001 and 2000 was an increase of $44,168 and an increase of $11,521, respectively.

      The Company’s tax asset for net operating loss carryforwards and other credits primarily consists of a Netherlands net operating loss carryforward of $45,655 which has an indefinite life, and a United States net operating loss carryforward of $94,456 which will expire in 2020 and 2021.

      To address current cash flow needs in the United States, the repatriation strategy during fiscal year 2001 for earnings in Korea was changed. Accordingly, tax was recorded for previously undistributed Korean earnings. The earnings for certain other foreign subsidiaries will only be repatriated to the United States to the extent the foreign taxes can be utilized as foreign tax credits against federal taxes.

      The expense (benefit) for income taxes varies from income taxes based on the federal statutory rate as follows:

	2001	2000	1999

Income tax (benefit) at statutory Federal rate	$(33,068)	$(36,868)	$1,709
State and local income tax (benefit), net of Federal income tax effect	(168)	(1,312)	(213)
Research and other tax credits	(1,064)	(1,358)	(1,034)
Repatriated foreign earnings	23,739	—	—
Foreign earnings taxed at different rates	4,385	(2,051)	(317)
Net increase (decrease) in valuation allowances and reserves	44,168	11,521	(134)
Goodwill amortization	3,194	3,558	2,672
Other	(1,211)	1,956	1187)

	$39,975	$(24,554)	$2,496

Note 12 — Employee Benefits

     Pension and Retirement Plans

      United States Plans. The Company maintains a Company-sponsored defined contribution savings plan covering eligible employees. Company contributions are based on a percentage of employee contributions and on employee salaries. Company contributions totaled $2,428, $2,499, and $2,208 in fiscal years 2001, 2000, and 1999, respectively. The Company also maintains a qualified profit sharing plan. Annual contributions are made at the discretion of the Company’s board of directors and totaled $566, $440, and $1,058 in fiscal years 2001, 2000, and 1999, respectively.

      Foreign Plans. In accordance with the local statutory requirements, the Company sponsors retirement and severance plans at several of its foreign locations. The Company has an accrual of $11,531 at September 30, 2001 and $12,932 at September 30, 2000 for anticipated payments to be made to foreign employees upon retirement or termination.

      The Company provides a defined-benefit pension plan in the Netherlands (the “Netherlands Plan”) as required by statute. The following provides a reconciliation of the benefit obligation, plan assets and funded status of the Netherlands Plan as of September 30, 2001 and 2000.

	2001	2000

CHANGE IN PROJECTED BENEFIT OBLIGATION:
Projected benefit obligation at beginning of year	$34,193	$32,597
Service cost	1,393	1,509
Interest cost	2,265	1,752
Actuarial loss	3,019	4,710
Benefits paid	(844)	—
Translation difference	1,653	(6,375)

Projected benefit obligation at end of year	41,679	34,193

	2001	2000

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year	31,978	36,564
Actual return on plan assets	671	884
Contributions	1,035	966
Benefits paid	(844)	—
Translation difference	1,303	(6,436)

Fair value of plan assets at end of year	34,143	31,978

Funded status of plan	(7,536)	(2,215)
Unrecognized net loss	10,981	7,032
Unrecognized prior service cost	(3,322)	(3,380)

Prepaid pension asset	$123	$1,437

      The components of net pension expense of the Netherlands Plan, based on the most recent valuation dates, are as follows:

	2001	2000	1999

Service cost	$1,393	$1,509	$1,236
Interest cost	2,265	1,752	1,928
Actual gain on plan assets	(649)	(960)	(3,992)
Net amortization and deferral	(1,294)	(1,256)	1,403

	$1,715	$1,045	$575

      Assumptions used in the above calculations are as follows:

	2001	2000	1999

Weighted-average discount rate	6.0%	6.3%	6.0%
Rate of future compensation increases	5.5	5.5	5.0
Long-term rate of return on plan assets	8.0	8.0	7.5

     Stock Option Plan

      In 1998, the Company adopted the Seminis 1998 Stock Option Plan (the “Stock Option Plan”) under which key employees and board of director members may be granted options to purchase shares of the Company’s authorized and issued Class A Common Stock. The board of directors reserved 3,677 shares for issuance under the plan, and, in July 1998, awarded options to acquire 267 shares by plan participants. During October 1999 and August 2000, 520 options and 432 options were issued at $7.63 and $1.56 per share, respectively. During October 2000 and August 2001, 513 options and 950 options were issued at $1.36 and $1.18 per share, respectively. Under the Stock Option Plan, the option exercise price is equal to fair market value at the date of grant.

      Options currently expire no later than ten years from the grant date and generally vest over four years. Proceeds received by the Company from exercises will be credited to common stock and additional paid-in capital.

      Stock option plan activity during the three years ended September 30, 2001 was as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

September 30, 1998	3,410	—
Grants	—	—
Exercises	—	—
Cancellations	—	—

September 30, 1999	3,410	—
Grants	(952)	$4.87
Exercises	—	—
Cancellations	135	13.02

September 30, 2000	2,593
Grants	(1,462)	1.24
Exercises	—	—
Cancellations	434	7.11

September 30, 2001	1,565

      The following table summarizes information concerning currently outstanding and exercisable stock options:

	Number		Number
	Outstanding	Remaining	Exercisable
	as of	Contractual	as of
Exercise Price	9/30/01	Life	9/30/01

$ 1.18	950	9.92 years	0
1.36	434	9.04 years	0
1.56	308	8.92 years	77
7.63	311	8.04 years	78
18.71	109	6.75 years	82

	2,112		237

      Pro forma information regarding net income is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted under the fair market value method of that statement. The weighted average fair value of options granted in fiscal year 2000 was $2.80 per share using the Black-Scholes option pricing model, assuming a weighted average risk-free interest rate of 6.03%, an expected life of five years and no projected dividend yields. Stock price volatility was 55% and 100% for the October 1999 and August 2000 grants, respectively. The weighted average fair value of options granted in fiscal year 2001 was $0.96 per share using the Black-Scholes options pricing model, assuming a weighted average risk-free interest rate of 5.04%, an expected life of five years and no projected dividend yields. Stock price volatility was 100% for both the October 2000 grants and August 2001 grants.

      For purposes of pro forma disclosures, the estimated fair market value of the options is amortized to expense over the options’ vesting periods. There is no material difference in net loss per share in applying the pro forms provisions of SFAS No. 123 for the years ended September 30, 2001, 2000 and 1999.

     Stock award plan

      During the quarter ended June 29, 2001, the Company adopted a stock award plan that is subject to shareholders’ approval. Certain key executives will be awarded with Company shares that vest after meeting certain quarterly performance criteria over 18 months. Upon meeting each quarterly goal, the shares awarded are immediately vested subject to shareholders’ approval. Total number of shares eligible to be awarded under this plan is 4.8 million. Performance targets were met for the first two quarters of the defined periods of the stock award plan, which resulted in an accrual of approximately $2.6 million recorded in selling, general and administrative expenses based on current market value of Common Stock at the date the award was earned.

Note 13 — Commitments and Contingencies

     Leases

      The Company leases land, buildings, machinery and equipment under operating leases. Rental expenses aggregated approximately $9,461, $11,973, and $12,420 in fiscal years 2001, 2000, and 1999, respectively.

      Minimum annual lease commitments under non-cancelable operating leases at September 30, 2001 are as follows:

Year ending September 30,
2002	$6,225
2003	4,321
2004	3,239
2005	1,915
2006	719
Thereafter	750

$17,169

     Contingencies

      The Company has been named as a defendant in various lawsuits arising out of alleged seedmen’s errors and omissions. The Company maintains third-party seedmen’s errors and omissions insurance covering these types of claims, thus policies are subject to annual renewal and revisions and house deductibles and coverage limits. An accrual for management’s estimate of exposure related to such claims has been recorded in the financial statements and is disclosed in Note 8. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

      Historically, resolution of asserted claims has been in line with management’s expectations.

Note 14 — Geographic Information

      The Company operates principally in one business segment consisting of the development, production and marketing of vegetable and fruit seeds. Revenues derived from sales to external customers attributed to the Company’s country of domicile, to individual countries representing more than 10% of the Company’s consolidated net sales and to all other foreign countries in total are summarized as follows:

	2001	2000	1999

Net sales:
United States	$140,016	$138,774	$151,271
Italy	37,933	41,789	50,928
South Korea	56,583	60,732	53,469
Spain	25,717	28,153	28,622
Mexico	27,809	22,578	34,426
Other foreign	50,111	182,419	211,917

Consolidated net sales	$449,895	$474,445	$530,633

      Long-lived assets other than financial instruments and deferred tax assets located in the Company’s country of domicile, located in individual foreign countries representing more than 10% of the Company’s consolidated long-lived assets and located in all other foreign countries in total in which the Company holds assets are summarized as follows:

	2001	2000

Long-lived assets:
United States	$159,169	$180,101
The Netherlands	32,724	33,804
South Korea	125,608	194,939
Other foreign	50,111	61,694

Consolidated long-lived assets	$367,612	$470,538

Note 15 — Related Parties

      Balances and transactions with related parties included in the consolidated financial statements are as follows:

(a) Research and development expenses included $2,255 in fiscal year 2001 and $2,500 in fiscal years 2000 and 1999 in biotechnology research fees incurred pursuant to an agreement between the Company and Bionova Holding Corporation, a publicly traded company. Savia is the majority stockholder in Bionova.

(b) On February 1, 1999, the subordinated debt of $35,857 payable to Savia was converted into 1,916 shares of Class B Common Stock at $18.71 per share.

(c) At September 30, 2000, Savia owned 11.70 shares of Class C Preferred Stock. The amount consists of an equity investment made by Savia of $10,000 in December 1998 in exchange for I shares of Class C Preferred Stock to finance the purchase of shares of Hungnong (Note 2) and an equity investment in March 1999 of $20,000 in exchange for 2 shares to finance working capital requirements. In addition, Seminis borrowed $20,000 in January 1999 from Savia. Seminis used net proceeds from its initial public offering to repay $7,700 of the intercompany advance and the remaining $12,300 was converted into 1.23 shares of Class C Preferred Stock. The remaining 0.23 shares were issued as payment in kind dividends during fiscal year 1999. In April, May and June 2000, Savia converted $22,000, $14,000 and $6,000 of intercompany advances, respectively, to 2.20, 1.40 and .60 shares of Class C Preferred Stock. In August and September 2000, Savia made additional equity investments of $10,000 and $14,000 in exchange for 1.00 and 1.40 shares of Class C Preferred Stock. The remaining .64 shares were issued as payment in kind dividends during fiscal year 2000.

(d) In October and November 2000, Savia made additional capital contributions of $31,850 and $14,000, respectively.

(e) In fiscal year 2001, the Company had sales of $944 to Agrobionova, an affiliate of Savia, and a receivable of $617 at September 30, 2001. The Company also had sales of $296 to Bionova, an affiliate of Savia, and a corresponding receivable of $296 at September 30, 2001.

Note 16 — Quarterly Financial Data (unaudited)

      The seed business is highly seasonal. Generally, net sales are highest in the second fiscal quarter due to increased demand from Northern Hemisphere growers who plant seed in the early spring. Seminis recorded 33.7% and 39.3% of its fiscal year 2001 and 2000 net sales, respectively, during its second fiscal quarter. Seminis’ results in any particular quarter should not be considered indicative of those to be expected for a full year.

      The following table sets forth results of operations data for the last eight fiscal quarters.

	Quarter Ended Fiscal Year 2001				Quarter Ended Fiscal Year 2000

	Dec. 31,	Mar. 31,	Jun. 30.	Sep. 30.	Dec. 31,	Mar. 31.	Jun. 30.	Sep. 30,

Net sales	$81,233	$151,514	$106,445	$110,703	$81,186	$186,604	$114,360	$92,295
Gross profit	48,271	92,155	10,238	67,164	50,336	111,863	54,724	20,417
Net income (loss)	(16,837)	4,879	(107.090)	(15,407)	(19,067)	19,408	(19,247)	(61,877)
Income (loss) from continuing operations before extraordinary items available for common stockholders	(21,086)	216	(111,750)	(20,159)	(20,706)	17,753	(21,613)	(64,841)
Income (loss) from continuing operations before extraordinary items available for common stockholders per common share, basic and diluted	(0.35)	—	(1.87)	(0.33)	(0.35)	0.30	(0.36)	(1.08)

      Results for the third quarter of fiscal year 2001 have been restated from those originally issued by the Company in order to reflect the establishment of a valuation allowance for certain deferred tax assets which should have been recognized following the losses incurred during the third quarter. The effect of the restatement was to increase tax expense and net loss by $42.6 million and increase net loss per share by $0.71.

Note 17 — Subsequent Event

      In January 2002, the Company completed the sale of one of its non-core subsidiary, Incotec. Proceeds from the sale totalled $17.6 million, of which $13.0 million was used to prepay future debt maturities under the Syndicated Debt Facilities. The Company expects to record a gain related to the transaction.

Valuation and Qualifying Accounts

							Foreign
	Balance at	Additions					Currency
	Beginning of	Charged to					Translation	Balance at
	Year	Operations	Deductions	Acquisitions	Reclassification		Adjustments	End of Year

Allowance For Doubtful Accounts
Year Ending September 30, 1999	12,451,000	5,199,000	(2,816,000)	—	—		4,000	14,838,000
Year Ending September 30, 2000	14,838,000	4,886,000	(5,152,000)	—	—		(394,000)	14,178,000
Year Ending September 30, 2001	14,178,000	5,482,000	(6,461,000)	—	(385,000)		(720,000)	12,094,000

Inventory Reserve
Year Ending September 30, 1999	44,263,000	11,496,000	(14,325,000)	—	—		727,000	42,161,000
Year Ending September 30, 2000	42,161,000	58,948,000	(16,085,000)	—	11,408,000	(a)	(1,792,000)	94,640,000
Year Ending September 30, 2001	94,640,000	73,851,000	(52,766,000)	—	—		(1,409,000)	114,316,000

(a)	Amount primarily related to reserve reclassification of non-valued (obsolete) seed from a net inventory presentation in fiscal years 1998 and 1999, to a gross inventory presentation in fiscal years 2000 and 2001.

Unaudited Quarterly Financial Statements

Item 1.     Financial Statements

SEMINIS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	As of	As of
	June 28,	September 30,
	2002	2001

	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$20,825	$22,323
Accounts receivable, net	160,567	141,691
Other receivable	—	20,612
Income tax receivable	5,899	—
Inventories	268,466	279,683
Prepaid expenses and other current assets	4,332	3,436

Total current assets	460,089	467,745
Property, plant and equipment, net	172,663	182,261
Intangible assets, net	167,117	169,664
Other assets	15,779	15,687

	$815,648	$835,357

Liabilities, Mandatorily Redeemable Stock and Stockholders’ Equity:
Current liabilities
Short-term borrowings	$36,891	$19,665
Current maturities of long-term debt	243,096	67,527
Accounts payable	20,164	45,423
Accrued liabilities	102,132	89,169

Total current liabilities	402,283	221,784
Long-term debt	17,756	248,898
Deferred income taxes	20,048	15,736
Minority interest in subsidiaries	1,752	1,721

Total liabilities	441,839	488,139

Commitments and contingencies
Mandatorily redeemable stock Class B Redeemable Preferred Stock, $0.01 par value; 25 shares authorized as of June 28, 2002 and September 30, 2001; 25 shares issued and outstanding as of June 28, 2002 and September 30, 2001	29,000	27,500

Total mandatorily redeemable stock	29,000	27,500

Stockholders’ equity
Class C Preferred Stock, $0.01 par value; 14 shares authorized as of June 28, 2002 and September 30, 2001; 12 shares issued and outstanding as of June 28, 2002 and September 30, 2001(Liquidation Value of $138.1 and $129.2 million at June 28, 2002 and September 30, 2001, respectively.)	1	1
Class A Common Stock, $0.01 par value; 211,000 shares authorized as of June 28, 2002 and September 30, 2001; 18,295 and 14,682 shares issued and outstanding as of June 28, 2002 and September 30, 2001, respectively	183	147
Class B Common Stock, $0.01 par value; 67,000 shares authorized as of June 28, 2002 and September 30, 2001; 45,142 shares issued and outstanding as of June 28, 2002 and September 30, 2001	452	452
Additional paid-in capital	768,744	764,657
Accumulated deficit	(400,768)	(397,485)
Accumulated other comprehensive loss	(23,803)	(48,054)

Total stockholders’ equity	344,809	319,718

	$815,648	$835,357

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended

	June 28,	June 29,	June 28,	June 29,
	2002	2001	2002	2001

	(Unaudited)		(Unaudited)
Net sales	$106,564	$106,445	$338,952	$339,192
Cost of goods sold	41,581	96,207	128,325	188,528

Gross profit	64,983	10,238	210,627	150,664

Operating expenses
Research and development expenses	10,973	13,258	32,483	39,890
Selling, general and administrative expenses	43,972	54,709	132,500	146,523
Amortization of intangible assets	4,236	6,803	12,538	21,105

Total operating expenses	59,181	74,770	177,521	207,518

Income (loss) from operations	5,802	(64,532)	33,106	(56,854)

Other income (expense)
Interest income	104	200	346	1,204
Interest expense	(7,186)	(11,181)	(21,530)	(31,801)
Foreign currency gain (loss)	2,838	(1,555)	(1,504)	(2,110)
Other, net	1,168	(481)	6,133	(319)

	(3,076)	(13,017)	(16,555)	(33,026)

Income (loss) before income taxes	2,726	(77,549)	16,551	(89,880)
Income tax benefit (expense)	1,538	(29,541)	(5,944)	(29,168)

Net income (loss)	4,264	(107,090)	10,607	(119,048)
Preferred stock dividends	(3,496)	(3,496)	(10,423)	(10,409)
Additional capital contribution dividends	(1,164)	(1,164)	(3,467)	(3,163)

Net loss available for common stockholders	$(396)	$(111,750)	$(3,283)	$(132,620)

Net loss available for common stockholders per common share, basic and diluted	$(0.01)	$(1.87)	$(0.05)	$(2.22)

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands)

	Class C		Class A		Class B				Accumulated
	Preferred Stock		Common Stock		Common Stock		Additional		Other	Total
							Paid-In	Accumulated	Comprehensive	Stockholders’
	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Loss	Equity

Balance, September 30, 2001	12	$1	14,682	$147	45,142	$452	$764,657	$(397,485)	$(48,054)	$319,718
Comprehensive income
Net income (Unaudited)	—	—	—	—	—	—	—	10,607	—	10,607
Translation adjustment (Unaudited)		—	—	—	—	—	—	—	24,251	24,251

										34,858
Restricted share issuance (Unaudited)	—	—	3,611	36	—	—	4,087	—	—	4,123
Options exercised (Unaudited)	—	—	2	—	—	—	—	—	—	—
Dividends on additional capital contribution (Unaudited)	—	—	—	—	—	—	—	(3,467)	—	(3,467)
Dividends on Redeemable Preferred Stock (Unaudited)	—	—	—	—	—	—	—	(1,500)	—	(1,500)
Dividends on Class C Preferred Stock (Unaudited)	—	—	—	—	—	—	—	(8,923)	—	(8,923)

Balance, June 28, 2002 (Unaudited)	12	$1	18,295	$183	45,142	$452	$768,744	$(400,768)	$(23,803)	$344,809

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the
	Nine Months Ended

	June 28,	June 29,
	2002	2001

	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$10,607	$(119,048)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	23,993	33,643
Deferred income taxes	3,752	21,557
Inventory write-down	12,309	69,835
Gain on sale of non-core business	(4,018)	—
Other	(796)	5,525
Changes in assets and liabilities:
Accounts receivable	(14,942)	(1,001)
Inventories	5,198	3,031
Prepaid expenses and other assets	(3,753)	151
Current income taxes	(3,953)	(19)
Accounts payable	(25,505)	(32,131)
Other liabilities	(448)	(11,289)

Net cash provided by (used in) operating activities	2,444	(29,746)

Cash flows from investing activities:
Purchases of fixed and intangible assets	(8,767)	(7,592)
Proceeds from disposition of assets	25,758	7,096
Proceeds from sale of non-core business	17,551	—
Other	(569)	(215)

Net cash provided by (used in) investing activities	33,973	(711)

Cash flows from financing activities:
Proceeds from long-term debt	1,636	1,395
Repayment of long-term debt	(56,902)	(17,352)
Net short-term borrowings	14,981	8,033
Additional capital contribution	—	45,850

Net cash provided by (used in) financing activities	(40,285)	37,926

Effect of exchange rate changes on cash and cash equivalents	2,370	(599)

Increase (decrease) in cash and cash equivalents	(1,498)	6,870

Cash and cash equivalents, beginning of period	22,323	22,479

Cash and cash equivalents, end of period	$20,825	$29,349

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Per Share Data)

NOTE 1 — Summary of Significant Accounting Policies

Description of Business

      Seminis, Inc. (“Seminis”, the “Company”, or “we”) is the largest developer, producer and marketer of vegetable and fruit seeds in the world. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. (“Savia”) and effectively began operations when it purchased the Asgrow Seed Company in December 1994.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20.0% and 50.0%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior periods to conform to the current quarter presentation.

      Seminis generally operates on a thirteen week calendar quarter closing on the Friday closest to the natural calendar quarter, except for the fiscal year end which closes on September 30.

      The unaudited consolidated financial statements included herein reflect all adjustments, (consisting only of normal recurring adjustments), that the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The Company’s business is subject to seasonal fluctuation and, therefore, the results of operations for periods less than one year are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

Supplementary Cash Flow Information

	Nine Months Ended

	June 28,	June 29,
	2002	2001

	(Unaudited)
Cash paid for interest	$18,993	$29,747
Cash paid for income taxes	6,145	7,630
Supplemental non-cash transactions:
Class C Preferred Stock dividends	8,923	8,909
Class B Redeemable Preferred Stock dividends	1,500	1,500
Additional capital contribution dividends	3,467	3,163
Compensation charge for restricted stock award	4,359	894

      On July 3, 2002, we received a $5,899 cash tax refund that resulted from the extension of the net operating loss carryback provisions as provided by the Job Creation and Worker Assistance Act of 2002.

      Effective January 2001, Class C Preferred Stock and additional capital contribution accrue cash dividends at 10% per annum. The syndicated bank agreement, however, precludes the payment of cash dividends.

     Net Income (Loss) Per Common Share

      Net income (loss) per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Basic income (loss) per common share is computed by dividing net income (loss) available for common stockholders by the average number of common shares outstanding during each period. Net income (loss) available for common stockholders represents net income (loss) less preferred stock and additional capital contribution dividends. Diluted net income (loss) per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The following table provides a reconciliation of net income (loss) and sets forth the computation for basic and diluted net income (loss) per share available for common stockholders.

	Three Months Ended		Nine Months Ended

	June 28,	June 29,	June 28,	June 29,
	2002	2001	2002	2001

	(Unaudited)		(Unaudited)
Numerator for basic and diluted:
Net income (loss)	$4,264	$(107,090)	$10,607	$(119,048)
Preferred stock dividends	(3,496)	(3,496)	(10,423)	(10,409)
Additional capital contribution dividends	(1,164)	(1,164)	(3,467)	(3,163)

Net income (loss) available for common stockholders	$(396)	$(111,750)	$(3,283)	$(132,620)

Denominator — shares:
Weighted average common shares outstanding (basic)	62,746	59,824	61,619	59,824
Add: potential common shares:	—	—	—	—
Less: antidilutive effect of potential common shares	—	—	—	—

Weighted average common shares outstanding (diluted)	62,746	59,824	61,619	59,824

Net income (loss) available for common stockholders per common share:
Basic and diluted	$(0.01)	$(1.87)	$(0.05)	$(2.22)

      A total of 1.9 million and 1.2 million stock options were excluded from the computation of diluted earnings per share for the three and nine months ended June 28, 2002 and the three and nine months ended June 29, 2001, respectively, due to their antidilutive effect.

     Recent Accounting Pronouncements

      SFAS No. 142, “Goodwill and Other Intangible Assets” was adopted by the Company as of the beginning of fiscal 2002. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets”. It addresses how intangible assets that are acquired individually or with a group of other assets, (but not those acquired in a business combination), should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company expects no impairment in its goodwill and other intangible assets, and ceased the amortization of goodwill that approximated $9.0 million per year.

      In August 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We will adopt SFAS No. 144 as of October 1, 2002; SFAS No. 144 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

      In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a

Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions” are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company believes this new standard will not have an impact on its business, consolidated financial position, results of operations or cash flow.

      In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring.)”

      SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan.

      The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

NOTE 2 — Liquidity

      As of September 30, 2000, we were not in compliance with certain covenants of our syndicated credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants as of September 30, 2000, December 29, 2000, and March 31, 2001 that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000.

      In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the syndicated credit facility or recapitalization of the Company.

      In April 2001, we submitted a financial plan to our lenders, detailing operating initiatives that reduced existing infrastructure and working capital requirements. Additionally, the plan identified alternative sources of capital to repay the bank debt within newly defined terms, which may include the sale of non-strategic assets, debt refinancing and additional equity infusions.

      On May 31, 2001, our lenders agreed with the financial plan and the terms to restructure our $310.0 million credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings, and revised covenant obligations. Additionally, the amendment requires us to submit monthly reports comparing actual cash flows to projections as well as describing the progress and status of any asset sales.

      Interim principal obligations under the amendment included $19.0 million, $4.0 million, $31.0 million, and $9.0 million due in the first, second, third, and fourth quarters of fiscal year 2002, respectively. As all remaining amounts under the credit facility are due within one year, the $238.7 million of outstanding borrowings under the credit facility have been classified as a current liability as of June 28, 2002.

      We met all required principal and interest payments during fiscal year 2001 and for the nine months ended June 28, 2002, and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2001, December 28, 2001, March 29, 2002 and June 28, 2002. In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to pay the scheduled $19.0 million of our syndicated debt in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our syndicated debt in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002. A total of $20.0 million in principal payment was made to the syndicated credit facility in the current quarter. When combined with cash flows expected to be generated from on-going operations and additional proceeds from the sale of non-core assets, we will be able to meet all obligations and covenants under the credit facility through September 30, 2002. We believe we can continue to improve our operating cash flows through aggressive cash collection efforts, disciplined inventory purchases, and lower operating expenses following the global restructuring and optimization plan.

      Whereas we expect to meet our obligations as well as covenant requirements under the amended credit facility through September 30, 2002, we must successfully execute a refinancing or recapitalization plan prior to December 31, 2002 in order to meet the final maturity of the facility. Based on current projections, we will be obligated to pay $229.7 million during the first quarter of fiscal year 2003. We are currently pursuing a refinancing and recapitalization plan which may include negotiation of a new credit facility, placement of new debt securities, and restructuring of our Class C Preferred Stock and additional capital contributions. The Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, Additional Paid-In Capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company’s Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company’s Class B common stock that also hold shares of the Company’s Class B Redeemable preferred stock). The exchange agreement was approved by the Company’s Board of Directors on July 3, 2002; but remains subject to stockholders’ approval. A copy of the opinion of UBS Warburg and a copy of the exchange agreement have been filed as exhibits to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2002. However, there can be no assurances that we will be able to successfully complete the refinancing and recapitalization plan. Failure to comply with existing covenants which would make the syndicated debt callable, or our inability to obtain adequate financing with reasonable terms prior to December 31, 2002 could have a material adverse impact on our business, results of operations, or financial condition.

NOTE 3 — Global Restructuring and Optimization Plan

      In February 2000, we announced a cost-saving initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000, and focused on North American operations, was completed by the end of fiscal year 2001. In June 2001, we commenced the second phase, which was targeted at our global operations and expanded the phase to cover additional headcount reductions and to consolidate our facilities in Holland. We expect the second phase to be completed by the end of our current fiscal year. The key elements to the global restructuring and optimization plan involve:

•	reorganizing our ten legacy seed companies into four geographical regions;

•	selling or consolidating certain operation and production facilities;

•	reducing headcount that results from the reorganization and from facility consolidation;

•	rationalizing our product portfolio;

•	implementing an advanced logistics management information system; and

•	divesting non-strategic assets.

      In connection with phase one of the global restructuring and optimization plan, we recorded nonrecurring pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining our products portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted primarily of severance costs. The total phase one and initial phase two severance charges related to a planned 600-employee reduction worldwide in both operational and administrative groups.

      As part of the implementation of the expanded second phase of our global optimization plan, we recorded a pre-tax charge of $12.0 million in selling, general and administrative expenses in the third quarter of fiscal year 2001. This charge primarily related to severance and related costs resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. Primarily as a result of the global restructuring and optimization plan, we severed 144 and 758 employees in 2000 and 2001, respectively, and an additional 272 employees in the first nine months of fiscal year 2002. We also recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize our product portfolio from 6,000 to 4,000 varieties. We believe we have established adequate reserves for all of the remaining costs and expenses related to our global restructuring and optimization plan.

      The remaining components of the restructuring accruals are as follows:

Balance at
	Sept. 30,	Amounts	Additional	Balance at
	2001	Charges	Incurred	June 28, 2002

		(Unaudited)	(Unaudited)	(Unaudited)
Severance and related expenses	$11,936	$—	$7,288	$4,648

      To date, there have been no material adjustments to amounts accrued under the plan.

NOTE 4 — Inventories

      Inventories consist of the following:

	June 28,	September 30,
	2002	2001

	(Unaudited)
Seed	$226,873	$246,250
Unharvested crop growing costs	34,395	25,857
Supplies	7,198	7,576

	$268,466	$279,683

NOTE 5 — Seminis, Inc. Stock Award Plan

      During the quarter ended June 29, 2001, we adopted a stock award plan that is subject to stockholder approval. Certain key executives are awarded shares that vest if certain quarterly performance criteria are achieved over an 18-month period. Upon meeting each quarterly goal, the shares awarded become vested. The number of shares of Class A Common Stock eligible to be awarded under this plan is 4.8 million shares. During the first, second and third quarters of fiscal year 2002, we met our performance goals, which resulted in quarterly compensation charges of approximately $1.3 million per quarter for the first and second quarters, and approximately $2.9 million in the third quarter, recorded in selling, general and administrative expenses. As the quarterly goals related to the stock award plan were met in each of the last five quarters, 0.8 million, 0.7 million, 0.7 million, 0.7 million and 0.7 million shares were earned in the third and fourth quarters of fiscal year 2001, and the first, second and third quarters of fiscal year 2002, respectively.

      On December 19, 2001, we received confirmation from NASDAQ that the Company could implement the stock award plan in accordance with NASDAQ rules provided that the stock awards will be forfeited back to the Company if stockholder approval is not obtained. As such, the earned share amounts have been shown as issued shares of Class A Common Stock during the first, second and third quarter of fiscal year 2002. The Company believes that at its stockholders meeting to be held in 2002, its stockholders will approve the stock award plan.

NOTE 6 — Contingencies

      In January 2002, melon growers in Costa Rica notified us that our Dorado melon seeds were infected with Watermelon Fruit Blotch. Growers who purchased the infected Seminis seeds and growers whose crops were infected by the bacteria that spread from crops grown with the infected Seminis seeds have claimed damages against us. The claims related to those growers who purchased Seminis seeds have been settled for approximately $5.8 million, of which, approximately $2.6 million was recovered under our errors and omissions insurance policy and the remainder of the settlement was paid by the Company by July 2002. The claims related to the growers with the infected crops total approximately $5.2 million and we believe these claims are covered under our general liability insurance policy. We have tentatively settled all of these claims and we have advanced approximately $2.1 million to the growers; however, we are unable to finalize the settlement because our general liability insurance carrier has tentatively denied coverage. We are continuing to negotiate with our general liability insurance carrier on this matter. In the event we cannot finalize the settlement, claims could increase above $5.2 million.

NOTE 7 — Subsequent Event

      The Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, Additional Paid-In Capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company’s Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company’s Class B common stock that also hold shares of the Company’s Class B Redeemable preferred stock). The exchange agreement was approved by the Company’s Board of Directors on July 3, 2002; but remains subject to stockholders’ approval. A copy of the opinion of UBS Warburg and a copy of the exchange agreement have been filed as exhibits to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2002.

APPENDIX E

SEMINIS, INC.

1998 STOCK OPTION PLAN

(As Amended and Restated, Effective June 29, 1999)

      1.     Purpose. The purpose of the Seminis, Inc. 1998 Stock Option Plan (the “Plan”) is to further and promote the interests of Seminis, Inc. (the “Company”), its Subsidiaries and its shareholders by enabling the Company and its Subsidiaries to attract, retain and motivate key employees, consultants, advisors and members of the Board, or those who will become key employees, consultants, advisors and members of the Board, and to align the interests of those individuals and the Company’s shareholders.

      2.     Certain Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means any person or entity of any kind effectively controlling, effectively controlled by or under common control with Empresas La Moderna S.A. de C.V., a corporation organized under the laws of Mexico (“ELM”).

2.2 “Award Agreement” means the agreement executed by a Participant pursuant to Sections 3.2 and 11.5 of the Plan in connection with the granting of a Stock Option (as defined in Section 6.1 below).

2.3 “Board” means the Board of Directors of the Company, as constituted from time to time.

2.4 “Cause” means (a) the commission of an act of fraud or embezzlement, or the commission of any other crime by a Participant; (b) serious misconduct by a Participant that brings the Company, or any Subsidiary, or any officer, director, employee or owner of the Company or any Subsidiary, into disrepute; (c) a Participant’s breach of any confidentiality agreement or any other contractual agreement with the Company or any Subsidiary, or the unauthorized disclosure or use of confidential or proprietary information of the Company or any Subsidiary; (d) a Participant’s abandonment or neglect in respect of any assigned duties or responsibilities; or (e) a Participant’s failure to comply with or carry out the instructions or expressed expectations of his or her supervisors or the Board.

2.5 “Code” means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.6 “Committee” means the committee of the Board established to administer the Plan, as described in Section 3 of the Plan.

2.7 “Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

2.8 “Company” means Seminis, Inc., an Illinois corporation, or any successor corporation to Seminis, Inc.

2.9 “Disability” means any physical or mental disability which is reasonably likely to prevent the Participant from performing the Participant’s assigned duties or responsibilities for the Company or any Subsidiary for more than six months, as determined by the Board or the Committee in good faith.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.11 “Fair Market Value” means on, or with respect to, any given date(s), the closing price of the Common Stock, as reported on the consolidated reporting system for the New York Stock Exchange for such date(s), or if the Common Stock was not traded on such date(s), on any of the next preceding day or days on which the Common Stock was traded. If at any time the Common Stock is not traded on such exchange, the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board.

2.12 “Incentive Stock Option” means any stock option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is intended to be (and is specifically designated as) an “incentive stock option” within the meaning of Section 422 of the Code.

2.13 “Non-Qualified Stock Option” means any stock option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is not (and is specifically designated as not being) an Incentive Stock Option.

2.14 “Participant” means any individual who is selected from time to time under Sections 5 and 6 to receive an award under the Plan.

2.15 “Plan” means the Seminis, Inc. 1998 Stock Option Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

2.16 “Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

      3.     Administration.

      3.1     General. The Plan shall be administered by the Committee. The Committee shall be appointed from time to time by the Board and shall be comprised of not less than two of the then members of the Board who are Non-Employee Directors (within the meaning of SEC Rule 16b-3(b)(3)) of the Company and Outside Directors (within the meaning of Section 162(m) of the Code). Consistent with the Bylaws of the Company, members of the Committee shall serve at the pleasure of the Board and the Board, subject to the immediately preceding sentence, may at any time and from time to time remove members from, or add members to, the Committee.

      3.2     Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation and administration of the Plan including, without limitation, (a) selecting the Plan’s Participants, (b) making awards in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such awards as the Committee shall deem appropriate, and (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and/or any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to the selection for participation in the Plan and/or the granting of any awards to Participants. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

      3.3     Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award Agreement), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by

2

law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

      4.     Term of Plan/ Common Stock Subject to Plan.

      4.1     Term. The Plan shall terminate on April 15, 2008, except with respect to awards then outstanding. After such date no further awards shall be granted under the Plan.

      4.2     Common Stock. The maximum number of shares of Common Stock in respect of which awards may be granted under the Plan, subject to adjustment as provided in Section 9.2 of the Plan, shall not exceed 3,677,150. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of the Plan. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan.

      4.3     Computation of Available Shares. For the purpose of computing the total number of shares of Common Stock available for awards under the Plan, there shall be counted against the limitations set forth in Section 4.2 of the Plan the maximum number of shares of Common Stock potentially subject to issuance upon exercise or settlement of awards of Stock Options granted under Section 6 of the Plan, determined as of the date on which such awards are granted. If any awards expire unexercised or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock which were theretofore subject (or potentially subject) to such awards shall again be available for awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such awards.

      5.     Eligibility. Individuals eligible for awards under the Plan shall consist of key employees, consultants, advisors and members of the Board, or those who will become such key employees, consultants, advisors and members of the Board, of the Company or any Subsidiary whose performance or contribution, in the sole discretion of the Board or the Committee benefits or will benefit the Company or any Subsidiary.

      6.     Stock Options.

      6.1     Terms and Conditions. Stock options granted under the Plan shall be in respect of Common Stock and may be in the form of Incentive Stock Options or Non-Qualified Stock Options (sometimes referred to collectively herein as the “Stock Option(s)”). Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Board or the Committee shall set forth in the relevant Award Agreement.

      6.2     Grant. Stock Options may be granted under the Plan in such form as the Board or the Committee may from time to time approve. Special provisions shall apply to Incentive Stock Options granted to any employee who owns (within the meaning of Section 422(b)(6) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or its parent corporation or any Subsidiary of the Company, within the meaning of Sections 424(e) and (f) of the Code (a “10% Shareholder”).

      6.3     Exercise Price. The exercise price per share of Common Stock subject to an Incentive Stock Option or a Non-Qualified Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option; provided, however, that, in the case of a 10% Shareholder, the exercise price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date of grant.

      6.4     Term. The term of each Stock Option shall expire ten years (five years, in the case of a 10% Shareholder) after the date immediately preceding the date on which the Stock Option is granted.

      6.5     Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased. Such

3

notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft or money order payable to the order of the Company. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again. The Committee may also permit Participants (either on a selective or group basis) to simultaneously exercise Stock Options and sell the Shares of Common Stock thereby acquired, pursuant to a brokerage “cashless exercise” arrangement, selected by and approved of in all respects in advance by the Committee.

      6.6     Exercisability. In respect of any Stock Option granted under the Plan, unless otherwise (a) determined by the Committee (in its sole discretion) at any time and from time to time in respect of any such Stock Option, or (b) provided in the Participant’s Award Agreement or in the Participant’s employment agreement in respect of any such Stock Option, such Stock Option shall become exercisable as to the aggregate number of shares of Common Stock underlying such Stock Option, as determined on the date of grant, as follows:

•	25%, on the first anniversary of the date of grant of the Stock Option, provided the Participant is then employed by the Company and/or one of its Subsidiaries;

•	50%, on the second anniversary of the date of grant of the Stock Option, provided the Participant is then employed by the Company and/or one of its Subsidiaries;

•	75%, on the third anniversary of the date of grant of the Stock Option, provided the Participant is then employed by the Company and/or one of its Subsidiaries; and

•	100% on the fourth anniversary of the date of grant of the Stock Option, provided the Participant is then employed by the Company and/or one of its Subsidiaries.

Notwithstanding anything to the contrary contained in this Section 6.6, any such Stock Option shall become one hundred percent (100%) exercisable as to the aggregate number of shares of Common Stock underlying such Stock Option upon the occurrence of a Change in Control of the Company. For purposes of this Section 6.6, “Change in Control” means, and shall be deemed to have occurred on the date that ELM and/or its Affiliates own less than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors.

      6.7     Maximum Yearly Awards. All Participants in the aggregate may not receive in any calendar year awards of Stock Options exceeding 1,800,000 underlying shares of Common Stock. Each individual Participant may not receive in any calendar year awards of Stock Options exceeding 1,800,000 underlying shares of Common Stock. The maximum annual Common Stock amounts indicated above are subject to adjustment under the terms of the Plan and are subject to the maximum number of shares of Common Stock available for grant under Section 4.2 of the Plan.

      7.     Termination of Employment.

      7.1     General. If a Participant’s employment with the Company or any Subsidiary terminates for any reason any then unexercisable Stock Options shall be forfeited and canceled by the Company, except as otherwise provided in the Participant’s Award Agreement or in the Participant’s Employment Agreement.

      7.2     For Cause. If a Participant’s employment with the Company or any Subsidiary is terminated for Cause, such Participant’s rights, if any, to exercise any then exercisable Stock Options shall terminate on the date of such termination for Cause and such Stock Options shall be forfeited and canceled by the Company, except as otherwise provided in the Participant’s Award Agreement or in the Participant’s Employment Agreement.

      7.3     Voluntary Termination. If a Participant voluntarily terminates employment with the Company or any Subsidiary (other than a termination due to death or Disability), such Participant’s rights, if any, to exercise any then exercisable Stock Options shall terminate thirty days after the date of such voluntary termination (but not beyond the stated term of any such Stock Option as determined under Section 6.4) and

4

thereafter such Stock Options shall be forfeited and canceled by the Company, except as otherwise provided in the Participant’s Award Agreement or in the Participant’s Employment Agreement.

      7.4     Death/Disability. If a Participant’s employment is terminated due to death or Disability, such Participant (and such Participant’s estate, designated beneficiary or other legal representative, as the case may be and as determined by the Board or the Committee) shall have the right to exercise any then exercisable Stock Options at any time within the six month period following such termination due to death or Disability (but not beyond the term of any such Stock Option as determined under Section 6.4) and thereafter such Stock Options shall be forfeited and canceled by the Company, except as otherwise provided in the Participant’s Award Agreement or in the Participant’s Employment Agreement.

      7.5     Without Cause. If a Participant’s employment with the Company or any Subsidiary is terminated without Cause, such Participant’s rights, if any, to exercise any then exercisable Stock Options shall terminate ninety days after the date of such termination (but not beyond the stated term of any such Stock Options as determined under Section 6.4) and thereafter such Stock Options shall be forfeited and canceled by the Company, except as otherwise provided in the Participant’s Award Agreement or in the Participant’s Employment Agreement.

      7.6     Board or Committee Discretion. The Committee, in their sole discretion, may determine that any Participant’s Stock Options, to the extent exercisable immediately prior to any termination of employment or as a result thereof, may remain exercisable for an additional specified time period after the period specified above in this Section 7 expires (subject to any other applicable terms and provisions of the Plan and the relevant Award Agreement), but not beyond the stated term of any such Stock Option.

      8.     Non-transferability of Awards. Unless otherwise provided in the Participant’s Award Agreement, no award under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by the Participant or pursuant to the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Participant’s debts, judgements, alimony, or separate maintenance. Except in the case of a transferable Non-Qualified Stock Option, during the lifetime of a Participant, Stock Options are exercisable only by the Participant.

      9.     Changes in Capitalization and Other Matters.

      9.1     No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers or agents of the Company or any subsidiary, as a result of any such action.

      9.2     Recapitalization Adjustments. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Common Stock, the Board or the Committee shall authorize and make such proportionate adjustments, if any, as the Board or the Committee deems appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of the Common Stock for which awards in respect thereof may be granted under the Plan, the number of shares of the Common Stock covered by each outstanding award, the maximum

5

number of shares of Common Stock which may be granted or awarded to any Participant, and the exercise price per share of Common Stock in respect of outstanding awards.

      9.3     Mergers.

      9.3.1 If the Company enters into or is involved in any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination to be referred to herein as a “Merger Event”), a Participant, if so determined by the Board or the Committee, shall be entitled, with respect to both exercisable and unexercisable Stock Options (but only to the extent not previously exercised), to receive substitute stock options in respect of the shares of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in the Plan, if any Merger Event or Change in Control (as defined in Section 6.6 of the Plan) occurs, the Company shall have the right, but not the obligation, to pay to each affected Participant an amount in cash or certified check equal to the excess of the Fair Market Value of the Common Stock as of the date of the Merger Event underlying any unexercised Stock Options (whether then exercisable or not) over the aggregate exercise price of such unexercised Stock Options. However, the Company shall not make any such payments where the consummation of the Merger Event is pursuant to a written agreement between the Company and another party conditioned upon the availability of “pooling of interests” accounting treatment (within the meaning of A.P.B. No. 16 or any successor thereto).

      9.3.2 If, in the case of a Merger Event in which the Company will not be, or is not, the surviving corporation, and the Company determines not to make the cash or certified check payment described in Section 9.3.1 of the Plan, the Company shall compel and obligate, as a condition of the consummation of the Merger Event, the surviving or resulting corporation and/or the other party to the Merger Event, as necessary, or any parent, subsidiary or acquiring corporation thereof, to grant, with respect to both exercisable and unexercisable Stock Options (but only to the extent not previously exercised), substitute stock options in respect of the shares of common or other capital stock of such surviving or resulting corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options previously granted hereunder as of the date of the consummation of the Merger Event.

      9.3.3 Upon receipt by any affected Participant of any such substitute stock options as a result of any such Merger Event, such Participant’s affected Stock Options for which such substitute options were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

      9.3.4 The foregoing adjustments and the manner of application of the foregoing provisions, including, without limitation, the issuance of any substitute stock options, shall be determined in good faith by the Board or the Committee in its sole discretion. Any such adjustment may provide for the elimination of fractional shares.

      10.     Amendment, Suspension and Termination.

      10.1     In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all awards conform to or otherwise reflect any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall (a) materially adversely affect the rights of any Participant under any outstanding Stock Options, without the consent of such Participant, or (b) make any change that would disqualify the Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from the benefits provided under Section 422 of the Code, or any successor provisions thereto.

      10.2     Award Agreement Modifications. The Board or the Committee may (in their sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Stock Options in any manner to the extent that the Board or the Committee under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Stock Options, including, without

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limitation, changing or accelerating the date or dates as of which such Stock Options shall become exercisable. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such award without the consent of such Participant.

      11.     Miscellaneous.

      11.1     Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option, any federal, state, local, foreign or other taxes of any kind which the Board or the Committee, in their sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation.

      11.2     No Right to Employment. Neither the adoption of the Plan, the granting of any award, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

      11.3     Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any awards under the Plan. Any liability of the Company to any person with respect to any award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.

      11.4     Listing, Registration and Other Legal Compliance. No awards or shares of the Common Stock shall be required to be issued or granted under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Board or the Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Board or the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of Common Stock delivered under the Plan may bear appropriate legends and may be subject to such stock-transfer orders and such other restrictions as the Board or the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed, and any applicable securities law. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any award, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or through a Participant with respect to any award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of SEC Rule 16b-3. To the extent any provision of the Plan or any action by the administrators of the Plan fails to so comply with such rule, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

      11.5     Award Agreements. Each Participant receiving an award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Board or the Committee. Each such Participant shall agree to the restrictions, terms and conditions of the award set forth therein and in the Plan.

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      11.6     Designation of Beneficiary. Each Participant to whom an award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any option or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Board or the Committee and shall not be effective until received by the Board or the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

      11.7     Leaves of Absence/ Transfers. The Board or the Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Board or the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

      11.8     Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

      11.9     Effective Dates. The Plan, as amended and restated, shall be effective in respect of awards or grants made hereunder on or after its approval by the Board and adoption by the Company (the “1999 Amended and Restated Date”), subject to the closing of the Company’s initial public offering and the approval of the Plan by the Company’s shareholders in accordance with Section 422 of the Code. If the Amendment and Restated Plan becomes and stays effective, any awards or grants made prior to the 1999 Amended and Restated Date shall be governed by the terms of the Plan in effect prior to that date (other than Sections 3.2 and 9.4 of the Plan, as in effect prior to the 1999 Amended and Restated Date, which Sections shall not apply to any future or currently outstanding Stock Option awards).

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FIRST AMENDMENT TO

THE SEMINIS, INC. 1998 STOCK OPTION PLAN,

AS AMENDED AND RESTATED EFFECTIVE JUNE 29, 1999

      WHEREAS, the Seminis, Inc. 1998 Stock Option Plan was adopted by the Board of Directors (the “Board”) of Seminis, Inc. (the “Company”) in early 1998, and amended and restated effective June 29, 1999 (as amended and restated the “Plan”);

      WHEREAS, at a meeting of the Board on April 8, 2002, the Board authorized an amendment to the Plan to increase the number of shares available for grants under the Plan to from 3,677,150 shares to 4,677,150 shares, subject to the approval of the Company’s stockholders;

      WHEREAS, Section 10.1 of the Plan provides that the Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any subsidiary of the Company;

      NOW, THEREFORE, the Plan is, contingent upon the approval of the Company’s stockholders, amended in the following respects:

1. Section 4.2 of the Plan is amended by replacing the first sentence and with the following:

“The maximum number of shares of common stock in respect of which awards may be granted under the Plan, subject to adjustment as provided in Section 9.2 of the Plan, shall not exceed 4,677,150.”

2. Section 6.7 is amended by deleting the first sentence thereof. The remainder of Section 6.7 shall not be affected.

3. This amendment shall not be effective unless and until it is approved by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal by the holders of the shares of common stock entitled to vote thereat.

APPENDIX F

SEMINIS, INC.

RESTRICTED STOCK PLAN OF 2001

      1.     Purpose. The purpose of the Seminis, Inc. Restricted Stock Plan of 2002 (the “Plan”) is to further and promote the interests of Seminis, Inc. (the “Company”), its Subsidiaries (as defined below) and its stockholders by enabling the Company and its Subsidiaries to attract, retain and motivate employees and to align the interests of those individuals and the Company’s stockholders.

      2.     Certain Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1 “Award” shall mean an award or grant made to a Participant under Section 6 of the Plan.

2.2 “Award Agreement” shall mean the agreement executed by a Participant pursuant to Sections 3.2 and 10.4 of the Plan in connection with the granting of an Award.

2.3 “Board” shall mean the Board of Directors of Seminis, Inc.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.5 “Committee” shall have the meaning ascribed to it in Section 3.1.

2.6 “Common Stock” shall mean the Class A common stock, par value $0.01 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of the Plan.

2.7 “Company” shall mean Seminis, Inc., a Delaware corporation, or any successor corporation to Seminis, Inc.

2.8 “Participant” shall mean any individual who is selected from time to time under Section 5 to receive an Award under the Plan.

2.9 “Plan” shall mean the Seminis, Inc. Restricted Stock Plan of 2001, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

2.10 “Restricted Shares” shall mean the restricted shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan and the relevant Award Agreement.

2.11 “Subsidiary(ies)” shall mean any corporation (other than the Company), partnership or limited liability company in an unbroken chain of entities, including and beginning with the Company, if each of such entities, other than the last entity in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock, partnership or membership interests in one of the other entities in such chain.

      3.     Administration.

      3.1     General. The Plan shall be administered by a committee (the “Committee”) established from time to time in the sole discretion of the Board to administer the Plan consisting of two or more non-employee directors (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended). Members of the Committee shall serve at the pleasure of the Board and the Board may at any time and from time to time remove members from, or add members to, the Committee.

      3.2      Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation and administration of the Plan including, without limitation, (a) selecting the Plan’s Participants, (b) making Awards in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Committee shall deem appropriate, and (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to the selection for participation in the Plan and/or the granting of any Awards to Participants. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee by execution of written agreements and/or other instruments in such form as is approved by the Committee.

      4.     Term of Plan/ Common Stock Subject to Plan.

      4.1     Term. The Plan shall terminate on December 31, 2002, except with respect to Awards then outstanding. After such date no further Awards shall be granted under the Plan.

      4.2     Common Stock. The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan, subject to adjustment as provided in Section 9.2 of the Plan, shall not exceed 5,200,000 shares of Common Stock. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No participant may receive more than [2.5 million] Restricted Shares during any calendar year. No fractional shares of Common Stock shall be issued under the Plan.

      5.     Eligibility. Individuals eligible for Awards under the Plan shall be determined by the Committee in its sole discretion and shall be limited to the employees of the Company and its Subsidiaries.

      6.     Restricted Shares.

      6.1     Terms and Conditions. Awards of Restricted Shares shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Shares to be granted to a Participant and the Committee may provide or impose different terms and conditions on any particular Restricted Share grant made to any Participant. With respect to each Participant receiving an Award of Restricted Shares, there shall be issued a stock certificate (or certificates) in respect of such Restricted Shares. Such stock certificate(s) shall be registered in the name of such Participant, and shall bear, among other required legends, the following legend:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING, WITHOUT LIMITATION, FORFEITURE EVENTS) CONTAINED IN THE SEMINIS, INC. RESTRICTED STOCK PLAN OF 2002 AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER HEREOF AND SEMINIS, INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF SEMINIS, INC., 2700 CAMINO DEL SOL, OXNARD, CA 93030. SEMINIS, INC. WILL FURNISH TO THE RECORDHOLDER OF THE CERTIFICATE, WITHOUT CHARGE AND UPON WRITTEN REQUEST AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH

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PLAN AND AWARD AGREEMENT. SEMINIS, INC. RESERVES THE RIGHT TO REFUSE TO RECORD THE TRANSFER OF THIS CERTIFICATE UNTIL ALL SUCH RESTRICTIONS ARE SATISFIED, ALL SUCH TERMS ARE COMPLIED WITH AND ALL SUCH CONDITIONS ARE SATISFIED.”

Such stock certificate evidencing such shares shall, in the sole discretion of the Committee, be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied.

      6.2     Restricted Share Grants. A grant of Restricted Shares is an Award of shares of Common Stock granted to a Participant, subject to such restrictions, terms and conditions, if any, as the Committee deems appropriate, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited upon termination of employment or service for any reason or for specified reasons within a specified period of time (including, without limitation, the failure to achieve designated performance goals). Certain grants (or portions of grants) of Restricted Shares may be intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (the “Performance-Based Restricted Shares”). In the case of Performance-Based Restricted Shares, the satisfaction and/or lapse of restrictions on such Restricted Shares shall be based upon the satisfaction of performance goals for a calendar quarter or fiscal year, which performance goals shall be based upon earnings before interest, taxes, depreciation and amortization or inventory levels.

      6.3     Restriction Period. In accordance with Sections 6.1 and 6.2 of the Plan and unless otherwise determined by the Committee (in its sole discretion) at any time and from time to time, Restricted Shares shall only become unrestricted and vested in the Participant in accordance with such vesting schedule and any other applicable restrictions, terms and conditions relating to such Restricted Shares, if any, as the Committee may establish in the relevant Award Agreement (the “Restriction Period”). During the Restriction Period, such stock shall be and remain unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Participant shall be entitled to receive the Restricted Shares or a portion thereof, as the case may be, as provided in Section 6.4 of the Plan.

      6.4     Payment of Restricted Share Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions established by the Committee in respect of a grant of Restricted Shares and stockholder approval of the Plan pursuant to Section 10.8 of the Plan, a new certificate, without the legend set forth in Section 6.1 of the Plan, for the number of shares of Common Stock which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant.

      6.5     Stockholder Rights. A Participant shall have, with respect to the shares of Common Stock underlying a grant of Restricted Shares, all of the rights of a stockholder of such stock (except as such rights are limited or restricted under the Plan or in the relevant Award Agreement). Any stock dividends paid in respect of unvested Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply to the unvested Restricted Shares in respect of which such stock dividends are issued.

      7.     Non-transferability of Awards. No voluntary or involuntary sale, transfer, pledge, encumbrance or other disposition or hypothecation of Common Stock after issuance thereof to the Participant (or of any shares subsequently issued in respect of such shares, whether as a stock dividend or otherwise), shall or may, prior to stockholder approval of the Plan, as described in Section 10.8 of the Plan, be made or suffered by the Participant or such Participant’s estate, designated beneficiary or other legal representative. Subject to Section 6.3, following stockholder approval of the Plan, the Common Stock may be transferred or sold; provided, however, that any such transfer or sale must be made in accordance with all applicable federal and state securities laws, the rules and regulations thereunder, and the provisions of this Plan and the Award Agreement.

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      8.     Changes in Capitalization and Other Matters.

      8.1     No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board, the Company or any Subsidiary, or any employees, officers, stockholders or agents of the Company or any subsidiary, as a result of any such action.

      8.2     Changes in Capital Structure. Awards granted under the Plan and any agreements evidencing such Awards and the maximum number of shares of Common Stock subject to all Awards stated in Section 4.2 shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number or kind of a share of stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Any adjustment pursuant to the provisions of this Section 8.2 shall not constitute an amendment of the Plan, any Award, or any Award Agreement for purposes of Section 9 hereof. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

      9.     Amendment, Suspension and Termination.

      9.1     In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary except that the Board may not amend the plan to increase the maximum number of shares in respect of which Awards may be granted under the Plan in Section 4.2 without stockholder approval. No such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant.

      9.2     Award Agreement Modifications. The Committee may, in its sole discretion, amend or modify at any time and from time to time the terms and provisions of any outstanding Award in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Award. No such amendment or modification shall, however, materially and adversely affect the rights of any Participant under any such Award without the consent of such Participant.

      10.     Miscellaneous.

      10.1     Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the delivery, transfer or vesting of Restricted Shares, any federal, state, local, foreign or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the Plan.

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      10.2     No Right to Employment. Neither the adoption of the Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason, even if such termination adversely affects such Participant’s Awards.

      10.3     Listing, Registration and Other Legal Compliance. No Awards or shares of the Common Stock shall be required to be issued or granted under the Plan or any Award Agreement unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of Common Stock delivered under the Plan may bear appropriate legends and may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed, and any applicable securities law. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken.

      10.4     Award Agreements. Each Participant receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee.

      Each such Participant shall agree to the restrictions, terms and conditions of the award set forth therein and in the Plan.

      10.5     Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

      10.6     Leaves of Absence/ Transfers. The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

      10.7     Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

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      10.8     Effective Date. The Plan shall be effective upon its adoption by the Board, subject to the approval of the Plan by the Company’s stockholders. In the event that the Plan is not approved by the Company’s stockholders within 12 months following the date it is adopted by the Board, then this Plan shall be null and void and all Awards granted under the Plan shall be null and void and of no force and effect.

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SEMINIS, INC.

Notice of Annual Meeting of Stockholders
to be held September 26, 2002

     The undersigned hereby constitutes and appoints Alfonso Romo Garza, Eugenio Najera Solorzano and Gaspar Alvarez Martinez, either jointly or individually, to represent the undersigned at the Annual Meeting of Stockholders of Seminis, Inc. (“Seminis”) to be held at The Los Angeles Marriot Downtown, 333 S. Figueroa Street, Los Angeles, CA 90071, on September 26, 2002 at 11:00 a.m., Pacific Standard Time, for the following purposes:

SPECIFY DESIRED ACTION BY MARKING YOUR VOTE IN THE APPROPRIATE SPACES. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFIC DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN THE ITEM 1 and FOR ITEMS 2, 3, 4, 5 and 6. THE PERSONS NAMED AS PROXIES HAVE DISCRETIONARY AUTHORITY THAT THEY INTEND TO EXERCISE IN FAVOR OF THE PROPOSALS REFERRED TO AND ACCORDING TO THEIR BEST JUDGMENT AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued and to be signed on the reverse side.)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
SEMINIS, INC.

September 26, 2002

Please Detach and Mail in the Envelope Provided

A ☒	Please mark your votes as in this example

		FOR all nominees	WITHHOLD
		listed at right (except	AUTHORITY
		as marked to the	to vote for all nominees
		contrary below)	listed at right
1.	To elect a class of five (5) directors	☐	☐	Nominees:
	to the Board of Seminis with terms expiring at the annual meeting in 2005 and INSTRUCTION: To withhold authority to vote for any individual nominee, write that person’s name here:			Alfonso Romo Garza Jose Manuel Garcia Garcia Eugenio Najera Solorzano Eugenio Garza Herrera William F. Kirk

		FOR	AGAINST	ABSTAIN
2.	To approve the Exchange.	☐	☐	☐

3.	To approve the First Amendment to the Seminis, Inc. 1998 Stock Option Plan, as Amended and Restated.	☐	☐	☐

4.	To approve the Seminis, Inc. Restricted Stock Plan of 2001.	☐	☐	☐

5.	To approve the appointment of independent accountants for fiscal year 2002, and	☐	☐	☐

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.	☐	☐	☐

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

“I wish to attend the annual meeting of Seminis, Inc., scheduled for September 26, 2002 at 11:00 a.m. in Los Angeles, California. Please provide me an admittance card. PROVIDE ME AN ADMITTANCE CARD.”	☐

Please sign here:	Dated:

NOTE:	The signature on this Proxy should correspond exactly with the Stockholder’s name as printed above. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.